PROSPECTUS

EXCHANGE OFFER FOR
EURO150,000,000                                                 [TOWER AUTOMATIVE LOGO]
R.J. TOWER CORPORATION
9.25% SENIOR NOTES DUE 2010
GUARANTEED BY TOWER AUTOMOTIVE, INC.

--------------------------------------------------------------------------------

                          We are offering to exchange:

          up to Euro150,000,000 of our new 9.25% senior notes due 2010 for
         a like amount of our outstanding 9.25% senior notes due 2010.
--------------------------------------------------------------------------------

                       Material Terms of Exchange Offer:

- The terms of the notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.
- The outstanding notes are listed on the Luxembourg Stock Exchange and we expect that the exchange notes will also be listed on that exchange. We do not intend to list the exchange notes on any other securities exchange or seek approval for quotation through any automated trading system.

- The exchange offer expires at 5:00 p.m., London time, February 6, 2001, unless extended.

- We believe that the exchange of notes will not be a taxable event for U.S. federal income tax purposes.
- You may withdraw your tender of notes at any time before the expiration of the exchange offer. We will exchange all of the outstanding notes that are validly tendered and not withdrawn.
- We will not receive any proceeds from the exchange offer.

--------------------------------------------------------------------------------

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."
--------------------------------------------------------------------------------

     FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS.
--------------------------------------------------------------------------------

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------


               The date of this prospectus is December 22, 2000.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary...................     1
Risk Factors.........................    12
Disclosure Regarding Forward-Looking
  Statements.........................    17
Use of Proceeds......................    18
Currencies and Exchange Rate Data....    19
Capitalization.......................    20
Unaudited Pro Forma Financial
  Statements.........................    21
Selected Consolidated Financial
  Data...............................    26
Management's Discussion and Analysis
  of Results of Operations and
  Financial Condition................    28
Business.............................    39
Management...........................    51
Security Ownership of Certain
  Beneficial Owners and
  Management.........................    57
Certain Relationships and Related
  Transactions.......................    58

                                        PAGE
                                        ----
Description of Other Indebtedness....    59
The Exchange Offer...................    63
Description of the Notes.............    72
U.S. Federal Income Tax
  Consequences.......................    86
Book Entry; Delivery and Form........    87
Plan of Distribution.................    94
Legal Matters........................    95
Experts..............................    95
Where You Can Find More
  Information........................    95
Incorporation of Documents By
  Reference..........................    95
General Listing Information..........    96
Information About the Issuer and the
  Guarantors.........................    97
Index to Financial Statements........   F-1

                      ------------------------------------

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus. Unless the context indicates otherwise, as used in this prospectus, the terms "us," "we," "our" and "Tower Automotive" refer to Tower Automotive, Inc., its consolidated subsidiaries and their respective predecessors; "Parent" refers to Tower Automotive, Inc., exclusive of its consolidated subsidiaries; and "Issuer" refers to R.J. Tower Corporation, a direct, wholly owned subsidiary of Parent.

                                TOWER AUTOMOTIVE

GENERAL

     We are a leading global designer and producer of structural components and assemblies used by every major automotive original equipment manufacturer, or "OEM," in the world. Our customers include Ford, DaimlerChrysler, General Motors, Saturn, Honda, Toyota, Nissan, Auto Alliance, Fiat, BMW and Volkswagen, as well as a number of heavy truck OEMs. We currently employ more than 13,000 colleagues in 52 locations worldwide.

     Since our inception in April 1993, our revenues and EBITDA have grown rapidly through a focused strategy of internal growth and a highly disciplined acquisition program. We have successfully completed 13 acquisitions and established joint ventures in China, Mexico, Korea and the United States. As a result of these acquisitions and internal growth, our revenues and EBITDA have increased from approximately $165.5 million and $18.4 million in 1994 to approximately $2.2 billion and $336.7 million in 1999, representing compound annual growth rates of approximately 67% and 79%, respectively. Our North American content per vehicle has increased from $10.83 in 1994 to $123.13 in 1999.

     Based on revenues, we believe we are the largest independent global supplier of structural components and assemblies to the automotive market. Our principal products include:

     - Lower vehicle structures -- full frames, engine cradles, floor pan components, cross members and other large stampings;

     - Body structures and assemblies -- body pillars, roof rails, side sills, parcel shelves, intrusion beams and fuel filler assemblies;

     - Suspension components, modules and systems -- chassis and suspension modules, control arms, suspension links, track bars, spring and shock towers and trailing axles; and

     - Class A surfaces and modules -- body sides, pick-up box sides, door panels and fenders.

Many of our products are critical to the structural integrity of the vehicle. Increasingly, we are using our products in combination with products manufactured by other suppliers to produce assemblies and modules consisting of multiple component parts. As a result of our design, engineering and program management capabilities, we are able to offer our customers fully integrated modules and assemblies for substantial portions of a vehicle. We have strengthened our relationships with OEMs as the ability to deliver complete assemblies and modules reduces our customers' production and inventory management costs.

     We have both a diversified base of OEM customers as well as a broad array of structural products. The following charts set forth our revenues by major customer and principal product category for 1999:

                              REVENUE BY CUSTOMER

[REVENUE BY CUSTOMER PIE CHART]

Ford                                                                              38
DaimlerChrysler                                                                   29
GM                                                                                10
Heavy Truck OEMs                                                                   7
Fiat                                                                               5
Honda                                                                              3
Toyota                                                                             2
Nissan                                                                             1
Other                                                                              5

                          REVENUE BY PRODUCT CATEGORY
[REVENUE BY PRODUCT CATEGORY PIE CHART]

Lower Vehicle Structures                                                          50
Other                                                                              1
Suspension Components, Modules and Systems                                        20
Body Structures and Assembles                                                     24
Class A Surfaces and Modules                                                       5

INDUSTRY OVERVIEW

     We operate in the large and highly fragmented structural segment of the automotive supply industry, which continues to undergo significant consolidation. In order to lower costs and improve quality, OEMs are reducing their supplier base by awarding sole-source contracts to full-service suppliers who are able to supply larger portions of a vehicle on a global basis. OEMs' criteria for supplier selection include not only cost, quality and responsiveness, but also full-service design, engineering and program management capabilities. OEMs are increasingly seeking suppliers capable of providing complete systems or modules rather than suppliers who only provide separate component parts. In addition, OEMs are increasingly requiring their suppliers to have the capability to design and manufacture their products in multiple geographic markets. As a full-service supplier with strong OEM relationships, we expect to continue to benefit from these trends within the structural segment of the automotive supply industry.

COMPETITIVE STRENGTHS

     We have developed key competitive strengths that allow us to capitalize on industry trends and provide us the opportunity to successfully execute our operating and growth strategies. These key strengths include:

     Comprehensive Technical Design and Engineering Support. We operate eight technical design and engineering support facilities worldwide, have over 400 full time engineers and employ the latest advanced engineering simulation technology.

     Strong OEM Partnerships. We have formed strong relationships with our major OEM customers due to our high level of product quality, engineering capabilities, product design and customer service.

     Broad Product Offering and Program Management Capability. We believe that we produce the largest array of structural products in the automotive supply industry and are the only supplier able to deliver a full range of structural components and assemblies on a global basis.

     Proven Management Team. Our management team, led by President and CEO Dugald Campbell, who has over 27 years of experience in the automotive industry, has successfully executed a targeted growth and acquisition program that has increased our revenues from approximately $165.5 million in 1994 to approximately $2.2 billion in 1999.

BUSINESS STRATEGY

     Our business objective is to continue to capitalize on the consolidation, globalization and system/modular sourcing trends in the automotive supply industry. Where appropriate, we outsource the production of commodity components to Tier II and Tier III manufacturers, as well as seek to provide program management and administrative services to these manufacturers to maximize supply chain efficiency. This also allows us to optimize the use and return on capital employed in our operations. In addition, we have implemented an economic value added management system to aid in guiding our investment decisions, rewarding our colleagues and measuring our performance.

     Key elements of our operating and growth strategies are as follows:

  Operating Strategy

     - Offer full-service technical design, engineering and program management capabilities;

     - Utilize efficient manufacturing/continuous improvement programs;

     - Expand our global presence; and

     - Promote a decentralized, participative culture.

  Growth Strategy

     - Pursue strategic acquisitions;

     - Continue to expand modular product opportunities;

     - Increase vehicle penetration; and

     - Pursue "world car" opportunities.

                              RECENT DEVELOPMENTS

     On December 7, 2000, we sold our Roanoke, Virginia heavy truck rail manufacturing business to our existing joint venture, Metalsa S. de R.L. for $55 million, which approximates its book value as of September 30, 2000, plus an earnout of up to $30 million based on achieving specified profit levels over the next three years. We acquired our 40% equity interest in Metalsa in October 1997. Metalsa is the largest supplier of vehicle frames and structures in Mexico. The remaining 60% of Metalsa is owned by Promotora de Empresas Zano, S.A. de C.V., known as "Proeza." In connection with that joint venture, we entered into a technology sharing arrangement with Proeza with respect to the sharing of product and process technology.

     Additionally, on October 2, 2000, our board of directors approved a comprehensive operational realignment plan, which is intended to improve our long-term competitive position and lower our cost structure. The plan currently includes phasing out the heavy truck rail manufacturing in Milwaukee, Wisconsin; reducing stamping capacity by closing the Kalamazoo, Michigan facility; and consolidating related support activities across the enterprise. We plan to record a charge to operations of approximately $140 million in the fourth quarter of 2000, which reflects the estimated qualifying "exit costs" to be incurred over the next 12 months under the plan. Certain of the estimates used for the severance and outplacement costs are subject to collective bargaining discussions and thus these costs will qualify as "exit costs" only upon completion of these negotiations.

     The charge will include costs associated with asset impairments, severance and outplacement costs related to employee terminations, and loss contract provisions. These activities are anticipated to result in a reduction of more than 800 employees. The estimated realignment charge does not cover certain aspects of the plan, including movement of equipment and employee relocation and training. These costs will be recognized in future periods as incurred.

     The asset impairments consist of long-lived assets, including fixed assets, manufacturing equipment and land, from the facilities we intend to dispose of or discontinue. For assets that will be disposed of currently, we measured impairment based on estimated proceeds on the sale of the facilities and equipment. For assets that will be held and used in the future, we prepared a forecast of expected undiscounted cash flows to determine whether asset impairment existed, and we used fair values to measure the required write-downs.

     Based on the current plan, we anticipate this charge will require cash payments of approximately $38 million over the next 12 months combined with the write-off of assets having a book value of approximately $102 million. These assets include Milwaukee heavy truck rail manufacturing machinery and equipment of approximately $47 million, Milwaukee and corporate campus support operating assets of approximately $52 million, and the Kalamazoo stamping operation's land, buildings and equipment of approximately $3 million.

     Based upon the historical financial results of the discontinued and transferred operations, as well as certain assumptions relating to the future performance of the transferred business, the costs of implementing the restructuring, and other factors over which we have no control, we could realize annual savings of between 15 and 25 cents per share from this restructuring.

     In addition to the gross proceeds of $55 million realized on the sale of Roanoke, we expect working capital savings of approximately $20 million relating to the exiting businesses. We also expect to realize approximately $10 million in cash tax savings as a result of the above actions. These cash proceeds will more than offset the approximately $38 million of cash payments expected to be incurred due to the restructuring activities.

                         SUMMARY OF THE EXCHANGE OFFER

The Initial Offering of
  Outstanding Notes........  We sold the outstanding notes on July 25, 2000 in a private placement to Chase Manhattan International Limited, Bank of America International Limited, ABN AMRO Incorporated, Donaldson, Lufkin & Jenrette International, First Chicago Limited and Scotia Capital (USA) Inc. We collectively refer to the parties in this prospectus as the "initial purchasers." The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to qualified buyers outside the United States in reliance upon Regulation S under the Securities Act.

Exchange and Registration
  Rights Agreement.........  Simultaneously with the initial sale of the outstanding notes, we entered into an exchange and registration rights agreement. In the registration rights agreement, we agreed, among other things, to use our reasonable best efforts to file a registration statement with the SEC and to complete an exchange offer by January 21, 2001. Under certain circumstances outlined in the registration rights agreement, we may be required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act with respect to the outstanding notes. This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. After the exchange offer is complete, you may no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

The Exchange Offer.........  We are offering to exchange E1,000 principal amount of exchange notes, which have been registered under the Securities Act, for each E1,000 principal amount of outstanding notes, which were issued on July 25, 2000 in the initial offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales of the Exchange
  Notes....................  We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                             - you acquire the exchange notes in the ordinary
                               course of your business;

                             - you are not participating, do not intend to
                               participate, and have no arrangement or
                               understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

                             - you are not an affiliate of ours within the
                               meaning of Rule 405 under the Securities Act.

                             If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

                             Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

                             A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer. We have agreed that, for a period of 180 days after the date this exchange offer is completed, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

Accrued Interest on the
  Exchange Notes and the
  Outstanding Notes........  Each exchange note will bear interest from its issuance date. The holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest on those notes to, but not including, the issuance date of the exchange notes. This interest will be paid with the first interest payment on the exchange notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

                             Consequently, if you exchange your outstanding notes for exchange notes you will receive the same interest payment that you would have received if you had not accepted this exchange offer.


Record Date................  We mailed this prospectus and the related exchange offer documents to the registered holders of outstanding notes as of January 8, 2001.



Expiration Date............  The exchange offer will expire at 5:00 p.m., London time, February 6, 2001, unless we decide to extend the expiration date.


Conditions to the Exchange
  Offer....................  The exchange offer is subject to certain customary conditions, including the condition that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of the outstanding notes being tendered.

Procedures for Tendering
  Outstanding Notes........  We issued the outstanding notes as global securities. When the outstanding notes were issued, we deposited the global notes with Deutsche Bank Luxembourg S.A., as book-entry depositary. Deutsche Bank Luxembourg S.A. issued a certificateless depositary interest in each global note, which represents a 100% interest in the notes, to Deutsche Bank AG London, as depositary for Euroclear and Clearstream, Luxembourg. Beneficial interests in the outstanding notes, which are held by direct or indirect participants in Euroclear and Clearstream, Luxembourg through the certificateless depositary interest, are shown on records maintained in book-entry form by Euroclear and Clearstream, Luxembourg.

                             You may tender your outstanding notes through the book-entry transfer systems of Euroclear and/or Clearstream, Luxembourg. To tender your outstanding notes by a means other than book-entry transfer, a letter of transmittal must be completed and signed according to the instructions contained in the letter. The letter of transmittal and any other documents required by the letter of transmittal must be delivered to the exchange agent by mail, facsimile, hand delivery or overnight carrier. In addition, you must deliver the outstanding notes to the exchange agent. See "The Exchange
                             Offer -- Procedures for Tendering Outstanding Notes" for more information.

                             Do not send letters of transmittal and certificates representing outstanding notes to us. Send these documents only to the exchange agent. See "The Exchange Offer -- Exchange Agent" for more information.

Special Procedures for
  Beneficial Owners........  If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of Euroclear and/or Clearstream, Luxembourg as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.


Withdrawal Rights..........  You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., London time, on February 6, 2001.


Federal Income Tax
  Considerations...........  Based upon advice of counsel, we believe that the exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.

Use of Proceeds............  We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.


Exchange Agent.............  Deutsche Bank AG London is serving as principal exchange agent in connection with the exchange offer. Deutsche Bank Luxembourg S.A. is serving as Luxembourg exchange agent in connection with exchange offer.

                         SUMMARY OF THE EXCHANGE NOTES

     The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. We use the term notes in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer.....................  R.J. Tower Corporation, a Michigan corporation.

Notes Offered..............  E150,000,000 aggregate principal amount of 9.25%
                             senior notes due 2010.

Maturity...................  August 1, 2010.

Interest Payment Dates.....  February 1 and August 1 of each year, commencing
                             February 1, 2001.

Sinking Fund...............  None.

Optional Redemption........  The exchange notes will be redeemable, at the option of the Issuer, at any time, in whole or in part, at a redemption price equal to the greater of
                             (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments on the notes to be redeemed, discounted to the date of redemption, on a semiannual basis, at the Reference Dealer Rate plus 50 basis points, plus, in either case, accrued interest to the date of redemption. See "Description of the Notes -- Optional Redemption."

Ranking....................  The exchange notes will be senior unsecured obligations of the Issuer and will rank:

                             - equally with all of the Issuer's unsecured
                               indebtedness

                             - senior to all of the Issuer's subordinated
                               indebtedness and

                             - effectively subordinated to the Issuer's secured
                               indebtedness to the extent of the value of the assets securing such indebtedness.

                             See "Description of the Notes -- Ranking."

Guarantees.................  The exchange notes will be guaranteed on a senior unsecured basis (collectively, the "Guarantees") by Parent and by each existing and future U.S. subsidiary of the Issuer (collectively, the "Guarantors") on a joint and several basis under the circumstances set forth herein. Each Guarantee will rank:

                             - equally with all of the Guarantor's unsecured
                               indebtedness

                             - senior to all of the Guarantor's subordinated
                               indebtedness and

                             - effectively subordinated to the Guarantor's
                               secured indebtedness to the extent of the value of the assets securing such indebtedness.

Change of Control..........  Upon the occurrence of a "Change of Control," the
                             Issuer will be required to make an offer to repurchase each holder's exchange notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Notes -- Change of Control."

Certain Covenants..........  The exchange notes will be issued under the same indenture under which the outstanding notes were issued. This indenture contains covenants, which impose, among other things:

                             - limitations on the creation of liens,

                             - limitations on sale and lease-back transactions
                               and

                             - restrictions on consolidations, mergers and the
                               sale or lease of substantially all of our assets.

                             These covenants are subject to a number of important exceptions. See "Description of the Notes -- Certain Covenants."

Absence of a Public Market
  for the Notes............  The exchange notes generally will be freely transferable, but they will be new securities for which there will be no established market. Accordingly, there can be no assurance as to the development or liquidity of any market for any of the exchange notes. Application has been made to list the exchange notes on the Luxembourg Stock Exchange. The initial purchasers have advised us that they intend to make a market in the exchange notes. However, they are not obligated to do so, and may discontinue any market making with respect to the exchange notes, at any time in their sole discretion. We do not intend to apply for listing of the exchange notes on any other securities exchange or to arrange for any quotation system to quote them.

                                  RISK FACTORS

     You should carefully consider the discussion of risks beginning on page 12 and the other information included in this prospectus before making a decision to participate in the exchange offer.

                             ADDITIONAL INFORMATION

     The Issuer, R.J. Tower Corporation, was incorporated under the laws of the State of Michigan in August 1955. Our principal executive offices are located at 5211 Cascade Road, Suite 300, Grand Rapids, Michigan 49546, and our telephone number is (616) 802-1600.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following information is qualified in its entirety by our consolidated financial statements. The following summary consolidated financial data as of the dates and for the periods indicated were derived from the audited and unaudited consolidated financial statements of Tower Automotive contained elsewhere in this prospectus. The unaudited consolidated financial data at September 30, 2000 and for the nine months ended September 30, 1999 and September 30, 2000 include all adjustments (consisting only of normal recurring adjustments) that management considers necessary for a fair presentation of the financial information for these unaudited periods. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results of operations that may be expected for the full year. The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the consolidated financial statements of Tower Automotive and the related notes thereto.

                                                                                    NINE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                          ------------------------------------   -----------------------
                                             1997         1998         1999         1999         2000
                                          ----------   ----------   ----------   ----------   ----------
                                           (IN MILLIONS, EXCEPT RATIOS AND CONTENT PER VEHICLE AMOUNTS)
INCOME STATEMENT DATA:
  Revenues..............................   $1,235.8     $1,836.5     $2,170.0     $1,565.4     $1,902.6
  Gross profit..........................      177.1        274.3        346.9        248.8        290.8
  Operating income......................      109.7        175.7        225.1        160.7        175.4
  Interest expense......................       36.7         42.5         39.5         25.2         43.1
  Net income............................   $   46.2     $   88.0     $  117.1     $   84.4     $   83.4
OTHER DATA:
  Capital expenditures, net.............   $  117.4     $  185.1     $  197.3     $  160.3     $  157.5
  Depreciation and amortization.........       48.0         87.4        111.6         80.7        112.8
  EBITDA(1).............................      157.7        263.1        336.7        241.4        288.2
  North American content per
    vehicle(2)..........................       71.3        112.6        123.1        123.0        140.5
  Ratio of earnings to fixed
    charges(3)..........................       2.6x         2.9x         3.3x         3.3x         2.5x

                                                              SEPTEMBER 30,
                                                                  2000
                                                              -------------
                                                                 ACTUAL
                                                              -------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................    $    1.4
  Working capital...........................................       187.4
  Total assets..............................................     2,909.6
  Total debt................................................     1,472.4
  Stockholders' investment..................................       825.0

---------------

(1) "EBITDA" is operating income plus depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by generally accepted accounting principles, and our calculation thereof may not be comparable to that reported by other companies. We believe that it is widely accepted that EBITDA provides useful information regarding a company's ability to service and/or incur indebtedness. This belief is based on our negotiations with our lenders who have indicated that the amount of indebtedness we will be permitted to incur will be based, in part, on our EBITDA. EBITDA does not take into account our working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

(2) "North American content per vehicle" is our North American revenues divided by total North American vehicle production, which is comprised of car and light truck production in the United States, Canada and Mexico, as estimated by us from industry sources.

(3) Calculated by dividing earnings by total fixed charges. Earnings consist of net income plus income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, whether expensed or capitalized, amortization of debt expense and a portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case.

                                  RISK FACTORS

     You should read and consider carefully each of the following factors, as well as the other information contained in or incorporated by reference into this prospectus, before making a decision to participate in the exchange offer.

RISKS ASSOCIATED WITH THE EXCHANGE OFFER

  WE CANNOT GUARANTEE THAT A PUBLIC MARKET FOR THE EXCHANGE NOTES WILL DEVELOP AND, AS A RESULT, YOU MAY NOT BE ABLE TO RESELL YOUR EXCHANGE NOTES

     The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

     - the liquidity of any trading market that may develop;

     - the ability of holders to sell their exchange notes; or

     - the price at which the holders would be able to sell their exchange notes.

We expect to list the exchange notes on the Luxembourg Stock Exchange, but the liquidity of the market, if any, achieved through this listing may be limited. If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance.

     We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

     In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

  YOU OUTSTANDING NOTES WILL NOT BE ACCEPTED FOR EXCHANGE IF YOU FAIL TO FOLLOW THE EXCHANGE OFFER PROCEDURES

     We will issue exchange notes pursuant to this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

  IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES, YOUR OUTSTANDING NOTES WILL CONTINUE TO BE SUBJECT TO THE EXISTING TRANSFER RESTRICTIONS AND YOU MAY BE UNABLE TO SEE YOUR OUTSTANDING NOTES

     We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the U.S. federal securities laws. If you do not exchange your outstanding notes, you may lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may be unable to sell your outstanding notes.

RISKS RELATED TO THE NOTES

  OUR BUSINESS MAY BE ADVERSELY IMPACTED AS A RESULT OF OUR LEVERAGE

     We have a significant amount of indebtedness. As of September 30, 2000, our ratio of total debt to total capitalization was approximately 55%. We may also incur substantial debt in the future. As of September 30, 2000, we were able to incur approximately $390 million of additional borrowings under the terms of our new senior credit facility.

     Our indebtedness could have several important consequences to you, including but not limited to the following:

     - it may be difficult for us to satisfy our obligations with respect to the notes;

     - our ability to obtain additional financing in the future for working capital, capital expenditures, potential acquisition opportunities, general corporate purposes or other purposes may be impaired;

     - a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness;

     - we may be more vulnerable to economic downturns, may be limited in our ability to withstand competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions; and

     - fluctuations in market interest rates will affect the cost of our borrowings to the extent not covered by interest rate hedge agreements because a portion of our indebtedness is payable at variable rates.

     In the future, our business may not continue to generate sufficient cash flow from operations to service our debt and make necessary capital expenditures. If this occurs, we may be required to adopt one or more alternatives, such as reducing or delaying planned expansion, selling assets, restructuring debt or obtaining additional equity capital. There is no certainty that any of these strategies could be implemented on satisfactory terms or without substantial additional expenses for us. These and other factors could have a material adverse effect on our results of operations, liquidity and financial condition and on the marketability, price and future value of the notes.

  WE ARE SUBJECT TO SUBSTANTIAL RESTRICTIONS AND COVENANTS UNDER THE NEW SENIOR CREDIT FACILITY

     Our new senior credit facility limits our ability to incur additional debt and to dispose of assets. The new senior credit facility also requires us to make interest and principal payments and payments from material dispositions, from "excess cash flow" and from the proceeds of certain issuances of capital stock or debt. We are also required to comply with certain financial ratios and minimum net worth tests. There is no certainty that these requirements will be met in the future. If we do not comply with these requirements, the resulting default under the new senior credit facility could lead to acceleration of other debt that contains cross-acceleration or cross-default provisions. In such a case, we might not be able to refinance or otherwise repay such indebtedness. See "Description of Other Indebtedness -- New Senior Credit Facility."

  THE NOTES AND THE GUARANTEES ARE UNSECURED OBLIGATIONS OF THE ISSUER AND THE GUARANTORS

     The notes are unsecured obligations of the Issuer, and the Guarantees are unsecured obligations of the Guarantors. The payment of principal of, and premium (if any) and interest on the notes is effectively subordinated in right of payment to all secured indebtedness of the Issuer, and the payment of the Guarantees is effectively subordinated in right of payment to all secured indebtedness of the Guarantors, in each case to the extent of the value of the assets securing such indebtedness. As of September 30, 2000, the Issuer had no secured indebtedness and the Guarantors had approximately $66 million of secured indebtedness.

  THE ISSUER CONDUCTS SUBSTANTIALLY ALL OF ITS OPERATIONS THROUGH SUBSIDIARIES AND NOT ALL OF THE ISSUER'S SUBSIDIARIES ARE GUARANTORS OR RESTRICTED UNDER THE INDENTURE

     The Issuer conducts substantially all of its operations through subsidiaries. Distributions and intercompany transfers from the Issuer's subsidiaries to the Issuer may be restricted by covenants contained in debt agreements and other agreements to which such subsidiaries may be subject and may be restricted by other agreements entered into in the future and by applicable law. We cannot assure you that the operating results of the Issuer's subsidiaries at any given time will be sufficient to make distributions to the Issuer. In addition, the Issuer does not own all of the equity interests of certain of its foreign subsidiaries, and consequently must share profits with certain minority shareholders.

     The Guarantors will include Parent and the Issuer's existing or future U.S. subsidiaries. As a result, the notes are effectively subordinated to all existing and future liabilities (including trade payables) of the Issuer's foreign subsidiaries. In addition, all of the Issuer's existing and future foreign subsidiaries who do not have manufacturing facilities in the United States will not be subject to the covenants contained in the indenture.

  THERE IS NO ASSURANCE THAT THE ISSUER WILL BE ABLE TO PURCHASE THE NOTES UPON A CHANGE OF CONTROL

     If the Issuer undergoes a Change of Control (as defined in the indenture), we may need to refinance large amounts of our debt, including the notes and the debt under our new senior credit facility. If a Change of Control occurs, we must offer to buy back the notes for a price equal to 101% of the notes' principal amount, plus any interest that has accrued and remains unpaid as of the repurchase date. We would fund any repurchase obligation with our available cash, borrowings, sales of equity, or funds provided by a new controlling person. However, we cannot assure you that there will be sufficient funds available for any required repurchases of the notes if a Change of Control occurs. If we fail to repurchase the notes in that circumstance, we will go into default under both the notes and the new senior credit facility. Any future debt that we incur may also contain restrictions on repayment which come into effect upon a Change of Control. If a Change of Control occurs, we cannot assure you that we will have sufficient funds to satisfy all of our debt obligations. These buyback requirements may also delay or make it harder for others to obtain control of our company. In addition, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a Change of Control under the Indenture. See "Description of the Notes -- Change of Control."

  A COURT MAY VOID THE GUARANTEES OF THE NOTES OR SUBORDINATE THE GUARANTEES TO OTHER OBLIGATIONS OF THE GUARANTORS

     Although standards may vary depending on the applicable body of law, generally under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if a court were to find that, at the time any Guarantor of the notes incurred the debt evidenced by its Guarantee of the notes, such Guarantor:

     either:

     - was insolvent or rendered insolvent by reason of such incurrence;

     - was engaged or about to engage in a business or transaction for which that Guarantor's remaining assets constituted unreasonably small capital;

     - was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if in either case, after a final judgment, the judgment were unsatisfied, or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature;

     and

     - that Guarantor received less than reasonably equivalent value or fair consideration for the incurrence of such debt; or

     - that Guarantor incurred such debt or made related distributions or payments with the intent of hindering, delaying or defrauding creditors,

the court could void the Guarantee of that Guarantor, or claims by holders of the notes under that Guarantee could be subordinated to other debts of that Guarantor. In addition, any payment by that Guarantor pursuant to its Guarantee could be required to be returned to that Guarantor or to a fund for the benefit of the creditors of that Guarantor.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding. Generally, however, a Guarantor of the notes would be considered insolvent if: (1) the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets at a fair valuation; or (2) the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or (3) it could not pay its debts as they become due.

RISKS RELATING TO TOWER AUTOMOTIVE AND THE AUTOMOTIVE SUPPLY INDUSTRY

  WE ARE DEPENDENT ON FORD, DAIMLERCHRYSLER AND GM AS OUR LARGEST CUSTOMERS

     Our revenues from Ford, DaimlerChrysler and GM represented approximately 38%, 29%, and 10%, respectively, of our revenues in 1999. The loss of Ford, DaimlerChrysler or GM or any other significant customer could have a material adverse effect on us. The contracts we have entered into with many of our customers provide for supplying the customers' requirements for a particular model, rather than for manufacturing a specific quantity of products. These contracts range from one year to the life of the model, usually three to seven years, and do not require the purchase by the customer of any minimum number of parts. Therefore, the loss of any one of such customers or a significant decrease in demand for certain key models or a group of related models sold by any of our major customers could have a material adverse effect on us.

     There is substantial and continuing pressure from the major OEMs to reduce costs, including the cost of products purchased from outside suppliers such as us. If we are unable to generate sufficient production cost savings in the future to offset price reductions, our gross margin could be adversely affected.

  WE ARE SUBJECT TO CERTAIN RISKS ASSOCIATED WITH OUR FOREIGN OPERATIONS

     We have significant international operations, specifically in Europe and South America. Certain risks are inherent in international operations, including:

     - we may have difficulty enforcing agreements and collecting receivables through certain foreign legal systems;

     - foreign customers may have longer payment cycles than customers in the United States;

     - tax rates in certain foreign countries may exceed those in the United States, and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

     - general economic and political conditions in countries where we operate may have an adverse effect on our operations in those countries;

     - we may find it difficult to manage a large organization spread throughout various countries; and

     - we may find it difficult to comply with foreign laws and regulations.

     As we continue to expand our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these and other risks. We cannot assure you that these and other factors will not have a material adverse effect on our international operations or our business as a whole. In addition, we generate a significant portion of our revenues and incur a significant portion of our expenses in currencies other than U.S. dollars. To the extent that we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on our financial results.

  WE MAY BE ADVERSELY IMPACTED BY WORK STOPPAGES AND OTHER LABOR MATTERS

     Many OEMs and their suppliers have unionized work forces. Work stoppages or slow-downs experienced by OEMs or their suppliers could result in slow-downs or closures of assembly plants where our products are included in assembled vehicles. For example, strikes by the United Auto Workers led to the shutdown of most of GM's North American assembly plants in June and July 1998. We estimate that this work stoppage at GM's facilities had an unfavorable impact of approximately $24.7 million on our 1998 revenues. In the event that one or more of our customers experiences a material work stoppage, such work stoppage could have a material adverse effect on our business.

     In addition, approximately 6,500 of our employees are unionized (representing approximately 50% of our employees at September 30, 2000). No assurance can be given that we will not encounter strikes, further unionization efforts or other types of conflicts with labor unions or our employees. Any of these factors may have an adverse effect on us or may limit our flexibility in dealing with our workforce.

  WE MAY BE ADVERSELY AFFECTED BY THE IMPACT OF ENVIRONMENTAL AND SAFETY REGULATIONS TO WHICH WE ARE SUBJECT

     We are subject to the requirements of federal, state, local and foreign environmental and occupational health and safety laws and regulations. There can be no assurance that we are at all times in complete compliance with all such requirements. We have made and will continue to make capital and other expenditures to comply with environmental regulations. If a release of hazardous substances occurs on or from one of our properties or any associated offsite disposal location, or if contamination is discovered at any of our current or former properties, we may be held liable, and the amount of such liability could be material. See
"Business -- Environmental Matters."

  CYCLICALITY AND SEASONALITY COULD ADVERSELY AFFECT US

     The automotive market is highly cyclical and is dependent on consumer spending. The automotive industry is currently experiencing a downturn in production levels as compared to 1999 levels. Economic factors adversely affecting automotive production and consumer spending could adversely impact us. In addition, our business is somewhat seasonal. We typically experience decreased revenues and operating income during the third calendar quarter of each year due to the impact of scheduled OEM plant shutdowns in July and August for vacations and new model changeovers.

  WE OPERATE IN THE HIGHLY COMPETITIVE AUTOMOTIVE SUPPLY INDUSTRY

     The automotive component supply industry is highly competitive. Some of our competitors are companies, or divisions or subsidiaries of companies, that are larger and have greater financial and other resources than we do. In addition, with respect to certain of our products, we compete with divisions of our OEM customers. There can be no assurance that our products will be able to compete successfully with the products of these other companies. Our competitive position in the automotive component supply industry could be adversely affected in the event that we are unsuccessful in making strategic acquisitions or establishing joint ventures that will enable us to expand our global presence.

     We principally compete for new business both at the beginning of the development of new models and upon the redesign of existing models by our major customers. New model development generally begins two to five years prior to the marketing of such models to the public. The failure to obtain new business on new models or to retain or increase business on redesigned existing models could adversely affect our business. In addition, as a result of the relatively long lead times required for many of our complex structural components, it may be difficult in the short term for us to obtain new sales to replace any unexpected decline in the sale of existing products. We may incur significant expense in preparing to meet anticipated customer requirements which may not be recovered.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that are subject to risks and uncertainties. You should not place undue reliance on those statements because they only speak as of the date of this prospectus. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include:

     - general economic or business conditions affecting the automotive industry (which is dependent on consumer spending), either nationally or regionally, being less favorable than expected;

     - our failure to develop or successfully introduce new products;

     - increased competition in the automotive components supply market;

     - unforeseen problems associated with international sales, including gains and losses from foreign currency exchange;

     - implementation of or changes in the laws, regulations or policies governing the automotive industry that could negatively affect the automotive components supply industry;

     - changes in general economic conditions in the United States and Europe;
       and

     - various other factors beyond our control.

     All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events. YOU SHOULD ALSO READ CAREFULLY THE FACTORS DESCRIBED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS.

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

     Our net proceeds from the sale of the outstanding notes (after deducting the initial purchasers' discounts and commissions and offering expenses payable by Tower Automotive) were approximately $134.7 million. We used the net proceeds to reduce our revolving credit borrowings under our then-existing senior credit facility.

     Our then-existing senior credit facility had a scheduled final maturity in April 2003 with respect to the revolving credit facility and June 2004 with respect to the term loan. The revolving credit facility bore interest at a rate per annum equal to, at our option, the prime rate or LIBOR plus a margin ranging from 17 to 50 basis points depending upon the ratio of our consolidated indebtedness to our total capitalization. The weighted average interest rate for such borrowings was 6.95% at September 30, 2000. Borrowings under our existing senior credit facility were used to finance the acquisitions of Caterina, Algoods and Dr. Meleghy and our investments in Seojin and J. L. French (each as defined herein).

     On July 25, 2000, we entered into a new unsecured senior credit facility that provides for revolving credit borrowings of up to $825.0 million and a term loan of $325.0 million. Our new senior credit facility matures in July 2006. See "Description of Other Indebtedness -- New Senior Credit Facility."

     We continually evaluate possible acquisitions and engage in discussions with acquisition candidates from time to time. Except as otherwise discussed herein, we currently do not have any acquisitions that are probable.

     Affiliates of certain of the initial purchasers were lenders under our former senior credit facility and are be lenders under our new senior credit facility.

                       CURRENCIES AND EXCHANGE RATE DATA

     References in this prospectus to "U.S. dollars," "dollars" or "$" are to the currency of the United States of America and references to "euro" or "E" are to the currency that was introduced at the start of the third stage of economic and monetary union pursuant to the treaty establishing the European Economic Community, as amended by the Treaty on European Union, signed at Maastricht, the Netherlands on February 7, 1992.

     The following table sets forth, for the periods indicated, certain exchange rates set forth as U.S. dollars per euro based on the noon buying rates in New York City for cable transfers in euro as certified for customs Federal Reserve Bank of New York. On November 24, 2000, the noon buying rate was $0.8436 = E1.00. These exchange rates are provided solely for your convenience and you should not construe them as a representation that amounts of euro actually represent such dollar amounts or that euro could be converted into dollars at these or any other rates.

                                                                   U.S. DOLLARS PER EURO
                                                           --------------------------------------
                                                               AS OF AND           AS OF AND
                                                                FOR THE           FOR THE NINE
                                                              YEAR ENDED          MONTHS ENDED
                                                           DECEMBER 31, 1999   SEPTEMBER 30, 2000
                                                           -----------------   ------------------
Exchange rate at end of period...........................       $1.0062             $0.8830
Average exchange rate during period(a)...................        1.0597              0.9417
Highest exchange rate during period......................        1.1837              1.0336
Lowest exchange rate during period.......................        1.0013              0.8480

-------------------------

(a) The average of the noon buying rates as of the last day of each month of the respective periods.

                                 CAPITALIZATION

     The following table sets forth our actual capitalization as of September 30, 2000. This table should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                               SEPTEMBER 30, 2000
                                                              --------------------
                                                              (IN MILLIONS, EXCEPT
                                                                 SHARE AMOUNTS)
Cash and cash equivalents...................................        $    1.4
                                                                    ========
Long-term debt, including current maturities:
  Senior credit facility(1).................................        $  752.9
  Industrial development revenue bonds and other(2).........           127.2
  9.25% senior notes (3)....................................           132.6
                                                                    --------
          Total senior debt.................................         1,012.7
  5.0% convertible subordinated notes.......................           200.0
  Edgewood notes............................................             0.9
                                                                    --------
          Total debt........................................         1,213.6
Trust Preferred Securities(4)...............................           258.8
Stockholders' investment:
  Preferred stock, par value $1.00; 5,000,000 shares
     authorized; no shares issued or outstanding............              --
  Common stock, par value $.01; 200,000,000 shares
     authorized; 47,445,675 shares outstanding on an actual
     and pro forma basis....................................             0.5
  Additional paid-in capital................................           452.4
  Retained earnings.........................................           377.9
  Deferred income stock plan................................            (8.9)
  Accumulated other comprehensive income....................             3.1
                                                                    --------
          Total stockholders' investment....................           825.0
                                                                    --------
          Total capitalization..............................        $2,297.4
                                                                    ========

---------------

(1) The weighted average interest rate for such borrowings was 6.95% at September 30, 2000. Our new senior credit facility provides for revolving credit borrowings of up to $825.0 million and a term loan of $325.0 million.

(2) Includes: (i) an aggregate of $43.8 million of indebtedness from the issuance of industrial development revenue bonds to finance the construction of our Bardstown facility and the purchase of related equipment, (ii) capitalized lease obligations of $22.4 million and (iii) other indebtedness of $61.0 million.

(3) In consideration for issuing the exchange notes contemplated by this prospectus, we will receive outstanding notes in like principal amount. As a result, the exchange offer will not have any effect on our capitalization.

(4) Represents the 6 3/4% Trust Convertible Preferred Securities (the "Trust Preferred Securities") issued by the Tower Automotive Capital Trust in June 1998. The sole assets of the Trust are approximately $266.8 million in principal amount of Parent's 6 3/4% Convertible Subordinated Debentures due June 30, 2018, such amount being the sum of the stated liquidation preference of the Trust Preferred Securities and the capital contributed by Parent in exchange for the common securities of the Trust.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Statements of Operations for the year ended December 31, 1999, the nine months ended September 30, 1999 and 2000, give effect to the following transactions as if these transactions had occurred at the beginning of the period:

     - the acquisitions of Dr. Meleghy and Active (each as defined herein),

     - the refinancing of our existing bank indebtedness under our new senior credit facility, and

     - the completion of the sale of the notes and the application of the net proceeds therefrom.

     The unaudited pro forma financial data presented in this prospectus are based on the assumptions and adjustments described in the accompanying notes. The Unaudited Pro Forma Statements of Operations do not purport to represent what our results of operations actually would have been if the events described above had occurred as of the dates indicated or what our results will be for any future periods. The Unaudited Pro Forma Financial Statements are based upon assumptions and adjustments that we believe are reasonable. You should read the Unaudited Pro Forma Financial Statements and the accompanying notes in conjunction with the historical financial statements, including the related notes, included elsewhere in this prospectus.

     The acquisitions of Dr. Meleghy and Active have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of their respective acquisitions. These amounts have been recorded based upon preliminary estimates as of such dates. Further adjustments to the acquired assets and assumed liabilities will be reflected as a change in goodwill.

                             TOWER AUTOMOTIVE, INC.

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                 (IN MILLIONS)

                                       TOWER                                     PRO FORMA
                                   AUTOMOTIVE(1)   ACTIVE(2)   DR. MELEGHY(3)   ADJUSTMENTS    PRO FORMA
                                   -------------   ---------   --------------   -----------    ---------
Revenues.........................    $1,565.4       $193.9         $89.3          $   --       $1,848.6
Cost of sales....................     1,316.6        167.7          71.1              --        1,555.4
                                     --------       ------         -----          ------       --------
          Gross profit...........       248.8         26.2          18.2              --          293.2
Selling, general and
  administrative expenses........        76.4         20.6           7.1              --          104.1
Amortization expense.............        11.7           --            --             4.6(4)        16.3
                                     --------       ------         -----          ------       --------
          Operating income
            (loss)...............       160.7          5.6          11.1            (4.6)         172.8
Interest expense.................        25.9          3.2            --            27.7(5)        56.8
Interest income..................        (0.7)          --            --              --           (0.7)
                                     --------       ------         -----          ------       --------
          Income (loss) before
            provision for income
            taxes, equity in
            earnings of joint
            ventures and minority
            interest.............       135.5          2.4          11.1           (32.3)         116.7
Provision for income taxes.......        54.2           --            --            (7.5)(6)       46.7
                                     --------       ------         -----          ------       --------
          Income (loss) before
            equity in earnings of
            joint ventures and
            minority interest....        81.3          2.4          11.1           (24.8)          70.0
Equity in earnings of joint
  ventures.......................        11.0           --            --              --           11.0
Minority interest -- dividends on
  trust preferred securities,
  net............................        (7.9)          --            --              --           (7.9)
                                     --------       ------         -----          ------       --------
          Income before
            extraordinary loss...    $   84.4       $  2.4         $11.1          $(24.8)      $   73.1
                                     ========       ======         =====          ======       ========

                             TOWER AUTOMOTIVE, INC.

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                 (IN MILLIONS)

                                                           TOWER        PRO FORMA
                                                       AUTOMOTIVE(1)   ADJUSTMENTS    PRO FORMA
                                                       -------------   -----------   -----------
Revenues.............................................    $1,902.6         $  --       $1,902.6
Cost of sales........................................     1,611.8            --        1,611.8
                                                         --------         -----       --------
          Gross profit...............................       290.8            --          290.8
Selling, general and administrative expenses.........        99.6            --           99.6
Amortization expense.................................        15.8            --           15.8
                                                         --------         -----       --------
          Operating income...........................       175.4            --          175.4
Interest expense.....................................        48.3           6.1(5)        54.4
Interest income......................................        (5.2)           --           (5.2)
                                                         --------         -----       --------
          Income (loss) before provision for income
            taxes, equity in earnings of joint
            ventures and minority interest...........       132.3          (6.1)         126.2
Provision for income taxes...........................        52.9          (2.4)(6)       50.5
                                                         --------         -----       --------
          Income (loss) before equity in earnings of
            joint ventures and minority interest.....        79.4          (3.7)          75.7
Equity in earnings of joint ventures.................        14.9            --           14.9
Minority interest -- dividends on trust preferred
  securities, net....................................        (7.9)           --           (7.9)
                                                         --------         -----       --------
          Income before extraordinary loss...........    $   86.4         $(3.7)      $   82.7
                                                         ========         =====       ========

                             TOWER AUTOMOTIVE, INC.

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN MILLIONS)

                                       TOWER                                     PRO FORMA
                                   AUTOMOTIVE(1)   ACTIVE(2)   DR. MELEGHY(3)   ADJUSTMENTS    PRO FORMA
                                   -------------   ---------   --------------   -----------    ---------
Revenues.........................    $2,170.0       $193.9         $117.1         $   --       $2,481.0
Cost of sales....................     1,823.1        167.7           93.2             --        2,084.0
                                     --------       ------         ------         ------       --------
          Gross profit...........       346.9         26.2           23.9             --          397.0
Selling, general and
  administrative expenses........       106.0         20.6            9.4             --          136.0
Amortization expense.............        15.8           --             --            4.2(4)        20.0
                                     --------       ------         ------         ------       --------
          Operating income.......       225.1          5.6           14.5           (4.2)         241.0
Interest expense.................        39.5          3.2             --           30.2(5)        72.9
Interest income..................        (1.5)          --             --             --           (1.5)
                                     --------       ------         ------         ------       --------
          Income before provision
            for income taxes,
            equity in earnings of
            joint ventures and
            minority interest....       187.1          2.4           14.5          (34.4)         169.6
Provision for income taxes.......        74.9           --             --           (7.1)(6)       67.8
                                     --------       ------         ------         ------       --------
          Income before equity in
            earnings of joint
            ventures and minority
            interest.............       112.2          2.4           14.5          (27.3)         101.8
Equity in earnings of joint
  ventures.......................        15.3           --             --             --           15.3
Minority interest -- dividends on
  trust preferred securities,
  net............................       (10.4)          --             --             --          (10.4)
                                     --------       ------         ------         ------       --------
          Net income.............    $  117.1       $  2.4         $ 14.5         $(27.3)      $  106.7
                                     ========       ======         ======         ======       ========

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

(1) Represents the results of operations of Tower Automotive for the year ended December 31, 1999 and the results of operations of Active and Dr. Meleghy from their respective dates of acquisition.

(2) Represents the results of operations for Active from January 1, 1999 through the date of acquisition, July 29, 1999.

(3) Represents the results of operations for Dr. Meleghy from January 1, 1999 through the effective date of the acquisition, January 1, 2000.

(4) Represents the additional amortization of goodwill arising from the acquisitions of Active and Dr. Meleghy (in millions):

                         NINE MONTHS ENDED    NINE MONTHS ENDED       YEAR ENDED
                         SEPTEMBER 30, 1999   SEPTEMBER 30, 2000   DECEMBER 31, 1999
                         ------------------   ------------------   -----------------
Active.................         $3.3                  --                 $2.5
Dr. Meleghy............          1.3                  --                  1.7
                                ----                 ---                 ----
                                $4.6                 $--                 $4.2
                                ====                 ===                 ====

     Goodwill is amortized on a straight-line basis over a forty-year period.

(5) Represents the change in interest expense arising from (in millions):

                         NINE MONTHS ENDED    NINE MONTHS ENDED       YEAR ENDED
                         SEPTEMBER 30, 1999   SEPTEMBER 30, 2000   DECEMBER 31, 1999
                         ------------------   ------------------   -----------------
Interest expense on
  senior credit
  facility.............        $ 11.0               $ 36.0              $ 20.9
Interest expense on
  Notes offered
  hereby...............          11.2                  9.8                14.7
Interest expense
  related to Active
  acquisition..........          17.8                   --                13.8
Interest expense
  related to Dr.
  Meleghy
  acquisition..........           6.9                   --                 9.2
                               ------               ------              ------
                                 46.9                 45.8                58.6
Less: interest expense
  previously recorded..         (19.2)               (39.7)              (28.4)
                               ------               ------              ------
Net increase...........        $ 27.7               $  6.1              $ 30.2
                               ======               ======              ======

(6) Adjusts the provision for income taxes on a pro forma basis to reflect our estimated annual tax rate of 40%.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data for Tower Automotive presented below for and as of the end of each of the years in the five-year period ended December 31, 1999, is derived from Tower Automotive's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants. The consolidated financial statements at December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 and the report of independent public accountants thereon are included elsewhere in this prospectus. The consolidated financial statements at and for the years ended December 31, 1994, 1995 and 1996 are not included herein. The consolidated financial data for the nine months ended September 30, 1999 and 2000 have been derived from the unaudited consolidated financial statements of Tower Automotive, which, in the opinion of management, reflect all adjustments (consisting of only normal recurring adjustments) necessary for fair presentation. Results for the nine months ended September 30, 2000 are not necessarily indicative of results for the full year. The selected consolidated financial data below should be read in conjunction with the consolidated financial statements and the notes thereto of Tower Automotive included elsewhere in this prospectus and "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                                                                          NINE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,                      SEPTEMBER 30,
                               ------------------------------------------------------   ---------------------
                                1995      1996        1997        1998        1999        1999        2000
                               -------   -------   ----------   ---------   ---------   ---------   ---------
                                 (IN MILLIONS, EXCEPT RATIOS AND PER SHARE AND CONTENT PER VEHICLE AMOUNTS)
INCOME STATEMENT DATA:
Revenues.....................  $222.8    $399.9    $ 1,235.8    $1,836.5    $2,170.0    $1,565.4    $1,902.6
Cost of sales................   185.4     338.3      1,058.7     1,562.2     1,823.1     1,317.6     1,611.8
Gross profit.................    37.4      61.6        177.1       274.3       346.9       248.8       290.8
Selling, general and
  administrative expenses....    14.3      20.0         57.9        85.2       106.0        76.4        99.6
Amortization expense.........     1.2       2.2          9.5        13.5        15.8        11.6        15.8
Operating income.............    21.9      39.4        109.7       175.7       225.1       160.7       175.4
Interest expense, net........     1.8       5.1         29.0        40.3        38.0        25.2        43.1
Provision for income taxes...     8.1      13.7         32.3        54.1        74.9        54.2        52.9
Net income...................    12.1      20.6         46.2        88.0       117.1        84.4        83.4
Basic earnings per share.....  $ 0.56    $ 0.81    $    1.14    $   1.91    $   2.50    $   1.80    $   1.75
Diluted earnings per share...    0.52      0.77         1.09        1.68        2.10        1.52        1.49
OTHER DATA:
Capital expenditures, net....  $ 26.1    $ 16.3    $   117.4    $  185.1    $  197.3    $  160.3    $  157.5
Depreciation and
  amortization...............     6.5      12.8         48.0        87.4       111.6        80.7       112.8
EBITDA(1)....................    28.5      52.2        157.7       263.1       336.7       241.4       288.2
Cash provided by (used in):
  Operating activities.......    13.9      30.0        100.9       221.1       227.3        99.7       137.2
  Investing activities.......   (34.1)    (88.9)    (1,006.9)     (267.4)     (599.2)     (489.4)     (390.2)
  Financing activities.......    21.1      97.5        866.4        49.7       372.1       387.3       250.8
Ratio of earnings to fixed
  charges(2).................    6.2x      5.0x         2.6x        2.9x        3.3x        3.3x        2.5x
North American content per
  vehicle(3).................    14.9      26.7         71.3       112.6       123.1       123.0       140.5
BALANCE SHEET DATA (AT END OF
  PERIOD):
Cash and cash equivalents....  $  1.0    $ 39.6    $      --    $    3.4    $    3.6    $    3.6    $    1.4
Working capital..............    32.2      85.5        140.6       106.9       126.9       126.9       187.4
Total assets.................   209.5     402.6      1,680.1     1,936.2     2,552.6     2,552.6     2,909.6
Total debt...................    71.1     114.2        748.9       560.5       935.1     1,198.3     1,472.4
Stockholders' investment.....    85.6     181.9        515.3       606.8       727.1       727.1       825.0

------------------------
Footnotes to table appear on the following page.

Footnotes to table on the previous page:

(1) "EBITDA" is operating income plus depreciation and amortization. EBITDA does not represent and should not be considered an alternative to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. We believe that it is widely accepted that EBITDA provides useful information regarding a company's ability to service and/or incur indebtedness. This belief is based on our negotiations with our lenders who have indicated that the amount of indebtedness we will be permitted to incur will be based, in part, on our EBITDA. EBITDA does not take into account our working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

(2) Calculated by dividing earnings by total fixed charges. Earnings consist of net income plus income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, whether expensed or capitalized, amortization of debt expense and a portion of rental expense that can be demonstrated to be representative of the interest factor in the particular case.

(3) "North American content per vehicle" is our North American revenues divided by total North American vehicle production, which is comprised of car and light truck production in the United States, Canada and Mexico, as estimated by us from industry sources.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     This discussion should be read in conjunction with our consolidated financial statements and notes to consolidated financial statements included elsewhere in this prospectus.

HISTORY

     Parent was formed to acquire R.J. Tower Corporation, the acquisition of which was completed in April 1993 for an aggregate cost of approximately $26 million. During the last five years, we have successfully completed ten strategic acquisitions and established four joint ventures. A summary of certain of these transactions is set forth below:

     Yorozu. On September 21, 2000, we acquired a 17 percent equity interest in Yorozu Corporation or "Yorozu", a supplier of suspension modules and structural parts to the Asian and North American automotive markets, from Nissan Motor Co. Ltd. or "Nissan". Yorozu is based in Japan and is publicly traded on the first tier of the Tokyo Stock Exchange. Its principal customers include Nissan, Auto Alliance, General Motors, Ford, and Honda. We will pay Nissan approximately $38 million over the next two and a half years to acquire the 17 percent interest. In addition, we will have the opportunity to increase our holdings in Yorozu through the purchase of additional Yorozu shares.

     Algoods. On May 3, 2000, we announced the acquisition of Algoods Inc., or "Algoods," a manufacturer of aluminum heat shields and impact discs for the North American automotive industry. We paid approximately $33 million for the acquisition. Algoods had 1999 revenues of approximately $55 million, and its principal customer is DaimlerChrysler. Algoods operates a mini-mill and manufacturing facility located in Toronto, Ontario. This acquisition benefits our existing business by adding patent rights to processing technology for lightweight materials. This acquisition also complements our existing heat shield capabilities and provides a leadership team that has extensive experience in providing technical solutions for lightweight structural products.

     DTA Development. On March 23, 2000, we announced the formation of a product technology and development joint venture with Defiance Testing & Engineering Services, Inc., a subsidiary of GenTek Inc. The joint venture, DTA Development, located in Westland, Michigan, is expected to be fully operational in the third quarter of 2000 and will provide us with product-testing services. Traditionally, we utilize both internal and external product testing extensively to validate complex systems during the development stage of a program. This joint venture will allow us to have access to a broader and more cost efficient range of testing capabilities. DTA Development will blend the benefits of chassis product technology and development activities with leading edge commercial testing services.

     Dr. Meleghy. Effective January 1, 2000, we acquired all of the outstanding shares of Dr. Meleghy GmbH & Co. KG Werkzeugbau und Presswerk, Bergisch Gladbach, or "Dr. Meleghy," for approximately $86 million, plus the assumption of $22 million of indebtedness. Dr. Meleghy designs and produces structural stampings, exposed surface panels and modules for the European automotive industry. Dr. Meleghy had 1999 revenues of approximately $100 million. Dr. Meleghy also designs and manufactures tools and dies for use in its production and for the external market. Dr. Meleghy operates three facilities in Germany and one facility in each of Hungary and Poland. Dr. Meleghy's principal customers include DaimlerChrysler, Audi, Volkswagen, Ford, Opel and BMW. Products offered by Dr. Meleghy include body side panels, floor pan assemblies, and miscellaneous structural stampings. We may pay an additional $38 million for this acquisition if it achieves certain operating targets in 2000. The acquisition was financed under our existing senior credit facility.

     Seojin. In October 1999, we invested $21 million for new shares representing a 49% equity interest in Seojin Industrial Company Limited, or "Seojin." Seojin is a supplier of frames, modules and structural components to the Korean automotive industry. Total consideration for the equity interest was financed under our senior credit facility. In addition, we advanced $19 million to Seojin in exchange for variable rate convertible bonds due October 30, 2009. The convertible bonds are unsecured and rank equally with all other present and future obligations of Seojin. Interest on the convertible bonds is payable annually beginning October 30, 2000 and each October 30 thereafter until maturity. We have the right to convert the bonds into common stock of Seojin any time on or after October 30, 2000. The conversion rate is based upon a predetermined formula that would increase our equity interest to approximately 66%. On October 31, 2000, we exercised our right to convert the bonds into 17% of the common stock of Seojin. Based upon the formula for conversion of the Seojin variable rate bonds, we paid $1.2 million for the additional equity interest.

     Active. On July 29, 1999, we acquired all of the outstanding stock of Active Tool & Manufacturing Co., Inc., and Active Products Corporation, or collectively, "Active" for approximately $315 million. Active, which has five facilities, designs and produces a variety of large unexposed structural stampings, exposed surface panels, and modules for the North American automotive industry. Active had 1998 revenue of approximately $311 million. Active's principal customers include DaimlerChrysler, Ford, General Motors and Saturn. Active's products include body sides, pick-up box sides, fenders, floor pan assemblies, door panels, pillars and heat shields. Our acquisition of Active enhances our ability to manufacture large and complex structures, as well as exposed surface panels. The acquisition was financed under our existing senior credit facility.

     IMAR and OSLAMT. In July 1998, we acquired IMAR s.r.l., or "IMAR," and OSLAMT S.p.A., or "OSLAMT." IMAR designs and manufactures structural parts and assemblies from two facilities in Italy, primarily for Fiat. OSLAMT designs and manufactures tools and assemblies for the automotive market from its facility in Turin, Italy. The purchase price consisted of approximately $32.5 million cash plus the assumption of approximately $17 million of indebtedness, and an additional amount of $15 million as a result of IMAR achieving certain operating targets subsequent to the acquisition.

     Caterina. In March 1998, we acquired a 40% equity interest in Caterina, a supplier of structural stampings and assemblies to the Brazilian automotive market. This investment provided us with a substantial manufacturing presence in one of the fastest growing automotive markets in the world and added Volkswagen and Mercedes as new customers. In July 2000, we acquired the remaining 60% of the equity of Caterina for approximately $42 million in cash. We paid approximately $44 million for our initial equity interest.

     Metalsa. In October 1997, we acquired a 40% equity interest in Metalsa S. de R.L., or "Metalsa." In addition, we have entered into a technology sharing arrangement that will allow us to utilize the latest available product and process technology. Metalsa is the largest supplier of vehicle frames and structures in Mexico. We paid approximately $120 million for our equity interest with an additional amount of up to $45 million payable based upon Metalsa's future net earnings. Based upon Metalsa's earnings to date, we have paid approximately $17 million of additional consideration.

     SIMES. In May 1997, we acquired Societa Industria Meccanica e Stampaggio S.p.A., or "SIMES," an Italian automotive parts manufacturer, for approximately $50.7 million in cash, plus an additional $3.0 million as a result of SIMES achieving certain operating targets following the acquisition. SIMES generated revenues of approximately $70.0 million in 1996, with Fiat representing substantially all of these revenues. The acquisition of SIMES:

     - significantly expanded our global capabilities by providing us with a manufacturing presence in Europe;

     - added Fiat as a new customer; and

     - enhanced our design and engineering capabilities.

     APC. In April 1997, we acquired Automotive Products Company, or "APC," from A.O. Smith Corporation for approximately $700 million. APC is a leading designer and producer of structural and suspension components for the automotive, light truck and heavy truck markets. APC had revenues of $863.0 million in 1996. We believe that the acquisition of APC provided us with several strategic benefits, including:

     - expanded product offerings and modular product opportunities;

     - increased customer penetration within each of the three major North American OEMs and within certain foreign OEMs with manufacturing operations in North America;

     - increased penetration in the light truck segment and other key models;

     - complementary new technology;

     - opportunities to reduce costs and improve operational efficiency; and

     - an expanded presence in China (through a joint venture known as Tower Golden Ring), Japan and South America, which complemented our existing European initiatives.

     MSTI. In May 1996, we acquired MascoTech Stamping Technologies, Inc., or "MSTI," from MascoTech, Inc. for approximately $75 million, plus additional earn-out payments of approximately $30 million as a result of MSTI achieving certain operating targets in the first three years following the acquisition. MSTI had revenues of $152.9 million in 1995. The acquisition of MSTI:

     - expanded our product capabilities into chassis and suspension components;

     - provided chassis and suspension technology as well as value-added processing technologies including assembling, painting and welding; and

     - increased our content per vehicle on key light truck and sport utility vehicles such as the Ford F-Series, Explorer and Windstar and the DaimlerChrysler Ram and Dakota as well as on high volume passenger cars such as the Ford Taurus/Sable.

     Trylon. In January 1996, we acquired Trylon Corporation, or "Trylon," from MascoTech, Inc. for approximately $25 million in cash. Trylon generated $47.9 million in revenues in 1995. The acquisition of Trylon:

     - broadened our product offerings to include small, precision metal stampings and assemblies, which were previously outsourced to third parties;

     - established a relationship with General Motors; and

     - increased our content on Ford models, primarily the Villager.

OTHER TRANSACTIONS

     J.L. French. In October 1999, we invested $30.0 million in J.L. French Automotive Castings, Inc., or "J.L. French." This investment was originally evidenced by a convertible subordinated promissory note due October 15, 2009. On November 30, 2000, we converted this subordinated promissory note into 7,124 shares of J.L. French's Class A-1 common stock, which has a 7.5% pay-in-kind dividend right. In May 2000, we invested an additional $11.0 million in J.L. French through the purchase of Class A common stock.

     Hinge Business. In August 1998, we sold our hinge business to Dura Automotive Systems, Inc. for net proceeds of approximately $36.9 million, which approximated the book value of the net assets sold. The net proceeds were used to repay outstanding indebtedness under our existing senior credit facility.

RESULTS OF OPERATIONS

     The following table sets forth the percentage relationship of certain items to revenues for the periods indicated:

                                                                         NINE MONTHS
                                                                            ENDED
                                           YEARS ENDED DECEMBER 31,     SEPTEMBER 30,
                                          --------------------------    --------------
                                           1997      1998      1999     1999     2000
                                          ------    ------    ------    -----    -----
Revenues................................  100.0%    100.0%    100.0%    100.0%   100.0%
Cost of sales...........................   85.7      85.1      84.0      84.1     84.7
                                          -----     -----     -----     -----    -----
          Gross profit..................   14.3      14.9      16.0      15.9     15.3
Selling, general and administrative
  expenses..............................    4.7       4.6       4.9       4.9      5.2
Amortization expense....................    0.8       0.7       0.7       0.7      0.8
                                          -----     -----     -----     -----    -----
  Operating income......................    8.8       9.6      10.4      10.3      9.3
Interest expense, net...................    2.3       2.2       1.8       1.6      2.3
                                          -----     -----     -----     -----    -----
  Income before provision for income
     taxes, equity earnings of joint
     ventures and minority interest.....    6.5       7.4       8.6       8.7      7.0
Provision for income taxes..............    2.6       3.0       3.4       3.5      2.8
                                          -----     -----     -----     -----    -----
  Income before equity earnings of joint
     ventures and minority interest.....    3.9       4.4       5.2       5.2      4.2
Equity in earnings of joint ventures....     --       0.7       0.7       0.7      0.8
Minority interest -- dividends on trust
  preferred securities..................     --      (0.3)     (0.5)     (0.5)    (0.4)
                                          -----     -----     -----     -----    -----
Income before extraordinary item........    3.9%      4.8%      5.4%      5.4%     4.6%
                                          =====     =====     =====     =====    =====

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 2000 TO THE NINE MONTHS ENDED SEPTEMBER 30, 1999

     Revenues. Revenues for the nine months ended September 30, 2000 were $1,902.6 million, compared to $1,565.4 million for the nine months ended September 30, 1999. The increase in revenue of $337.2 million was composed primarily of net new business on the Lincoln LS/Jaguar S-Type, Ford Explorer, Ford Focus, and Ford Excursion of $111.2 million. These increases were offset by decreases of $92.3 million on the General Motors truck programs, which ended during the 1999 period. Additionally, the acquisitions of Active, Dr. Meleghy, Algoods, and Caterina contributed approximately $370 million of our new sales. These new sales related predominately to our customer DaimlerChrysler, both in North America and in Europe. Heavy Truck rail manufacturing sales declines totaled $36.1 million in 2000 compared to the 1999 period. Overall net declines on all other platforms of $15.6 million composed the balance of the revenue change.

     Cost of Sales. Cost of sales as a percentage of revenues for the nine months ended September 30, 2000 was 84.7% compared to 84.1% for the nine months ended September 30, 1999. The increase in cost of sales during the 2000 period was primarily due to the accelerated softening of Heavy Truck rail sales of approximately $9.1 million and the impact of costs incurred to support launch and pre-launch activity on new programs, including the next generation Ford Explorer, of approximately $3 million. Additional impacts on cost of sales due to softening volumes during the third quarter of 2000 were effectively offset by increased volumes during the first and second quarters.

     S, G & A Expenses. Selling, general and administrative expenses increased to $99.6 million, or 5.2% of revenues, for the nine months ended September 30, 2000 compared to $76.4 million, or 4.9% of revenues, for the nine months ended September 30, 1999. The increased expense was due to incremental costs associated with our acquisitions of Active, Dr. Meleghy, Algoods, and Caterina of $19.7 million and increased engineering, program development, and launch costs related to new business of approximately $5.4 million. The realization of gains on the cash settlement of amounts due under the interest rate swap and lock agreements during the first nine months of 1999 had the effect of reducing the 1999 expense by $1.9 million.

     Amortization Expense. Amortization expense for the nine months ended September 30, 2000 was $15.8 million compared to $11.6 million for the nine months ended September 30, 1999. The increase was due to amortization related to incremental goodwill amortization related to the acquisitions of Active in July 1999, Dr. Meleghy in January 2000, Algoods in May 2000, and Caterina in July 2000.

     Interest Expense. Interest expense for the nine months ended September 30, 2000 was $43.1 million compared to $25.2 million for the nine months ended September 30, 1999. The increase in interest expense was primarily due to increased borrowings to fund our acquisitions of Active, Dr. Meleghy, Algoods, Caterina, and investments in J.L. French and Seojin of approximately $17.9 million. Additionally, the effects of a general increase in rates, the increased spreads on the new credit facility and the rate increase with the new Euro bonds of $7.9 million was offset by increases in interest income and capitalized interest of $7.8 million.

     Income Taxes. The effective income tax rate was 40% for the nine months ended September 30, 2000 and 1999. The effective rates differed from the statutory rates primarily as a result of state taxes and non-deductible goodwill amortization.

     Equity in Earnings of Joint Ventures. Equity in earnings of joint ventures for the first nine months of 2000 and 1999 represents our share of the earnings from our joint venture interests in Metalsa, Caterina and Tower Golden Ring, and Seojin.

     Minority Interest. Minority interest for the first nine months of 2000 and 1999 represents dividends, net of income tax benefits, on the Preferred Securities.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1999 TO THE YEAR ENDED DECEMBER 31,
1998

     Revenues. Revenues for the year ended December 31, 1999 were $2.2 billion, an 18.2% increase, compared to $1.8 billion for the year ended December 31, 1998. The increase was partially due to net new business of approximately $157.3 million. The new business related primarily to the Ford Explorer, F-Series pick-up, Ranger, Excursion and Lincoln LS/Jaguar S Type, Dodge Durango and Dakota, Chrysler LH, and Fiat. Additional increases of $190.5 million related to the acquisitions of IMAR and OSLAMT in July 1998, and Active in July 1999 were offset by $39.0 million related to the sale of Tower Automotive's hinge business in August 1998. The General Motors strike reduced our revenues in the 1998 period by approximately $24.7 million.

     Cost of Sales. Cost of sales as a percent of revenues for the year ended December 31, 1999 was 84.0% compared to 85.1% for the year ended December 31, 1998. Improvement in gross profit was due to increased production volumes and product mix on light truck, sport utility and other models served by us. The improvement from increased production was partially offset by inefficiencies caused by customer demand exceeding planned capacity at certain locations, resulting in weekend overtime to meet production, and inefficiencies due to significant launch activity.

     S, G & A Expenses. Selling, general and administrative expenses increased to $106.0 million, or 4.9% of revenues, for the year ended December 31, 1999 compared to $85.2 million, or 4.6% of revenues, for the year ended December 31, 1998. The increased expense was due to incremental costs associated with our acquisitions of IMAR, OSLAMT, and Active of $11.9 million and increased engineering, program development, and launch costs related to new business of approximately $9.1 million. Additionally, we wrote off certain expenses of approximately $1.7 million relating to unsuccessful acquisition efforts. This increase was offset partially by the realization of gains totaling $1.9 million on the cash settlement of amounts due under the interest rate swap and lock agreements during 1999.

     Amortization Expense. Amortization expense for the year ended December 31, 1999 was $15.8 million compared to $13.5 million for the year ended December 31, 1998. The increase was due to amortization related to the costs associated with the June 1998 offering of the Trust Preferred Securities, incremental goodwill amortization related to the acquisitions of IMAR and OSLAMT including performance payments, and the goodwill amortization associated with the Active acquisition.

     Interest Expense. Interest expense for the year ended December 31, 1999 was $38.0 million compared to $40.3 million for the year ended December 31, 1998. Interest expense was affected by:

     - increased borrowings incurred to fund our joint venture interest in Caterina in March 1998,
     - increased borrowings to fund our acquisition of IMAR and OSLAMT in July 1998,
     - increased borrowings to fund our acquisition of Active in July 1999,
     - the proceeds from the June 1998 offering of the Trust Preferred Securities, which were used to reduce borrowings under our senior credit facility, and
     - increased capitalized interest on construction projects.

     Income Taxes. The effective income tax rate was 40% for the years ended December 31, 1999 and 1998. The effective rates differed from the statutory rates primarily as a result of state taxes and non-deductible goodwill amortization.

     Equity in Earnings of Joint Ventures. Equity in earnings of joint ventures net of tax was $15.3 million and $12.7 million for the years ended December 31, 1999 and 1998, respectively. These amounts represent our share of the earnings from our joint venture interests in Metalsa, Caterina, Tower Golden Ring and Seojin.

     Minority Interest. Minority interest for the years ended December 31, 1999 and 1998 represents dividends, net of income tax benefits, on the Trust Preferred Securities.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1998 TO THE YEAR ENDED DECEMBER 31,
1997

     Revenues. Revenues for the year ended December 31, 1998 were $1.8 billion, a 48.6% increase, compared to $1.2 billion for the year ended December 31, 1997. The increase is due to the acquisitions of APC in April 1997, SIMES in May 1997 and IMAR and OSLAMT in July 1998, which totaled approximately $352.9 million, and new business awards, which totaled approximately $310.5 million, including business relating to the Ford Ranger, Explorer, F-Series and Econoline, Dodge Durango, Dakota and Ram Club Cab pick-ups, Honda Accord and the Chrysler LH line. These increases were offset by a decline in production of certain models served by us of approximately $38.7 million. In addition, the General Motors strike reduced our revenues by approximately $24.7 million during 1998.

     Cost of Sales. Cost of sales as a percent of revenues for the year ended December 31, 1998 was 85.1% compared to 85.7% for the year ended December 31, 1997. The increase in gross margin was due to operating efficiencies and productivity initiatives of approximately $12.6 million implemented particularly at certain of our business units acquired from A.O. Smith Corporation in 1997 as well as increased production volumes on models served by us. These increases were partially offset by a higher proportion of components purchased from outside suppliers as a result of the APC acquisition and launch costs associated with new business totaling approximately $1.8 million.

     S, G & A Expenses. Selling, general and administrative expenses increased to $85.2 million, or 4.6% of revenues, for the year ended December 31, 1998 compared to $57.9 million, or 4.7% of revenues, for the year ended December 31, 1997. Approximately $4.8 million of the increase relates to a charge taken to mark to market an interest rate agreement. The remaining increase was due primarily to incremental costs associated with our acquisitions of APC, SIMES, IMAR and OSLAMT as well as increased engineering and program development costs related to new business.

     Amortization Expense. Amortization expense for the year ended December 31, 1998 was $13.5 million compared to $9.5 million for the year ended December 31, 1997. The increase was due to amortization related to the costs associated with:

     - the July 1997 sale of $200 million of 5% convertible subordinated notes,

     - the June 1998 offering of the Trust Preferred Securities, and

     - incremental goodwill amortization related to the acquisitions of APC, SIMES, IMAR and OSLAMT.

     Interest Expense. Interest expense for the year ended December 31, 1998 was $40.3 million compared to $29.0 million for the year ended December 31, 1997. Interest expense was affected by:

     - increased borrowings incurred to fund the acquisitions of APC, SIMES, IMAR and OSLAMT,

     - increased borrowings incurred to fund our investments in our joint venture interests in Metalsa in October 1997 and Caterina in March 1998,

     - more favorable terms related to our borrowings under the credit agreement entered into in April 1997,

     - the proceeds from the April 1997 offering of 17,000,000 shares of common stock at $17.50 per share,

     - the proceeds from the July 1997 sale of the 5.0% convertible subordinated notes, and

     - the proceeds from the June 1998 offering of the Trust Preferred
       Securities.

     Income Taxes. The effective income tax rate was 40% for the year ended December 31, 1998 and 39.9% for the year ended December 31, 1997. The effective rates differed from the statutory rates primarily as a result of state taxes and non-deductible goodwill amortization.

     Equity in Earnings of Joint Ventures. Equity in earnings of joint ventures, net of tax, was $12.7 million and $0.2 million for the years ended December 31, 1998 and 1997, respectively. These amounts represent our share of the earnings from our joint venture interests in Metalsa, Caterina, and Tower Golden Ring.

     Minority Interest. Minority interest for the year ended December 31, 1998 represents dividends, net of income tax benefits, on the Trust Preferred Securities.

LIQUIDITY AND CAPITAL RESOURCES

     During the first nine months of 2000, we generated $137.2 million of cash from operations compared with $99.7 million in the comparable 1999 period. Cash provided by net income, depreciation and amortization, deferred income tax provision and the extraordinary loss of $213.8 million in 2000 and $165.1 million in 1999, was partially offset by cyclical increases in working capital requirements of $76.5 million and $65.3 million, respectively. During the year ended December 31, 1999, we generated $227.3 million of cash from operations. This compares with $221.1 million provided during the same period in 1998. Cash provided by net income before depreciation and amortization was $228.7 million and $175.4 million for 1999 and 1998, respectively. Other operating items and working capital requirements relating to customer tooling development and related receivables during the pre-launch phase decreased operating cash flow by approximately $1.4 million during 1999 and increased operating cash flow $45.7 million during the 1998 period.

     Net cash used in investing activities was $390.2 million during the first nine months of 2000 as compared to $489.4 million in the prior comparable 1999 period. For the first nine months of 2000, acquisitions and investments in joint ventures were approximately $232.9 million and $329.1 million, respectively. Net capital expenditures totaled $157.5 million in the first nine months of 2000 for equipment and dedicated tooling purchases related to new or replacement programs. This compares with net capital expenditures of $160.3 million for the prior period. Net cash used in investing activities was $599.2 million during the year ended December 31, 1999 as compared to $267.4 million in the prior period. Net capital expenditures totaled $197.3 million and $185.1 million for the comparable 1999 and 1998 periods, respectively. Acquisitions and investments in joint ventures were approximately $401.9 million and $119.2 million for the 1999 and 1998 periods, respectively. The sale of our hinge business contributed $36.9 million during the 1998 period.

     Net cash provided by financing activities totaled $250.8 million for the first nine months of 2000 compared with $387.3 million in prior comparable 1999 period. Net cash provided by financing activities totaled $372.1 million for the year ended December 31, 1999 compared with $49.7 million in the prior period. Net proceeds from borrowings were $367.5 million in 1999, and net repayments of borrowings were $203.3 million in 1998. The issuance of stock contributed $4.6 million and $253.0 million to cash flow for 1999 and 1998, respectively.

     On July 25, 2000, we replaced our existing $675 million revolving credit agreement and our $325 million term loan with a new six-year $1.15 billion senior unsecured credit agreement. The new credit agreement includes a non-amortizing revolving facility of $825 million along with an amortizing term loan of $325 million. The new facility also includes a multi-currency borrowing feature that allows us to borrow up to $500 million in certain freely tradeable offshore currencies, and letter of credit sublimits of $100 million. As of September 30, 2000, approximately $8.7 million of the outstanding borrowings are denominated in Japanese yen and $52.1 million of the outstanding borrowings are denominated in Euro. Interest on the new credit facility is at the financial institution's reference rate, LIBOR, or the Eurodollar rate plus a margin ranging from 0 to 200 basis points depending on the ratio of the consolidated funded debt for our restricted subsidiaries to our total EBITDA. The weighted average interest rate for such borrowings was 6.95% for the nine months ended September 30, 2000. The new credit agreement has a final maturity of 2006. As a result of the debt replacement, we recorded an extraordinary loss, net of tax, of $3.0 million during the third quarter of 2000.

     On July 25, 2000, we issued Euro-denominated senior unsecured notes in the amount of E150 million. The notes bear interest at a rate of 9.25%, payable semi-annually. The notes rank equally with all of our other unsecured and unsubordinated debt. The net proceeds after issuance costs were used to repay a portion of our existing Euro-denominated indebtedness under our existing credit facility. The notes mature on August 1, 2010.

     For the periods presented through July 24, 2000, our former credit agreement included a revolving credit facility that provided for borrowings of up to $750 million on an unsecured basis with a letter of credit sublimit of $75 million. In addition, under the terms of this revolving credit facility, the equivalent of up to $85 million in borrowings could be denominated in Italian lira. The amount available under the revolving credit facility reduced to $675 million in April 2000, $600 million in April 2001 and $500 million in April 2002. The credit agreement had a final maturity of April 2003. Interest on the credit facility was at the prime rate or LIBOR plus a margin ranging from 17 to 50 basis points depending upon the ratio of our consolidated indebtedness to our total capitalization.

     During September 2000, we entered into an interest rate swap contract to hedge against interest rate exposure on approximately $160 million of our floating rate indebtedness. The contracts have the effect of converting the floating rate interest to a fixed rate of approximately 6.9%, plus any applicable margin required under the revolving credit facility. The interest rate swap contract was executed to balance our fixed-rate and floating-rate debt portfolios.

     During 1997, we entered into interest rate swap contracts to hedge against interest rate exposures on certain floating-rate indebtedness. These contracts, which were to expire in November 2002, had the effect of converting the floating-rate interest related to a notional amount of $300 million of borrowings outstanding under the revolving credit facility into a fixed rate of approximately 6.75%. The interest rate swap contract was executed to balance our fixed rate and floating-rate debt portfolios. During June 1999, we terminated our position in the interest rate swap contracts resulting in a gain of $0.5 million.

     During 1997, we entered into an interest rate contract in a notional amount of $75 million in anticipation of financing that did not materialize. Accordingly, we adjusted the interest rate contract to market as of December 31, 1998 and 1997. The write-down to fair value of approximately $6.4 million and $2.0 million, respectively, was recorded as an expense in the consolidated statements of operations. During the first quarter of 1999, we settled the $75 million contract with a cash payment of approximately $7.0 million.

     In certain instances, we are committed under existing agreements to supply products to our customers at selling prices that are not sufficient to cover our direct costs to produce those parts. We are obligated to supply these products to our customers for the life of the related vehicles, three to ten years. Accordingly, we recognize losses at the time these losses are probable and reasonably estimable at an amount equal to the minimum amount necessary to fulfill our obligations to our customers. The reserves established in connection with these recognized losses are reversed as the product is shipped to the customers. Such amounts reversed during the years ended December 31, 1999, 1998 and 1997 were $16.8 million, $9.7 million, and $4.6 million, respectively.

     In June 1998, Tower Automotive Capital Trust, a statutory business trust created at our direction, completed the offering of $258.8 million of the Trust Preferred Securities, resulting in net proceeds of approximately $249.7 million. The Trust Preferred Securities are redeemable, in whole or in part, on or after June 30, 2001 and all Trust Preferred Securities must be redeemed no later than June 30, 2018. The Trust Preferred Securities are convertible, at the option of the holder, into our common stock at a rate of 1.6280 shares of common stock for each Trust Preferred Security, which is equivalent to a conversion price of $30.713 per share. The net proceeds of the offering were used to repay outstanding indebtedness.

     In July 1997, we completed the sale of our 5.0% convertible subordinated notes in a private placement. The convertible notes are due on August 1, 2004 and are convertible into our common stock at a conversion price of $25.88 per share. The convertible notes are unsecured and may not be redeemed until August 1, 2000, except in the event of a change of control. Proceeds from the notes were used to repay outstanding indebtedness under the revolving credit facility.

     In conjunction with our acquisitions, we have established reserves for certain costs associated with facility shutdown and consolidation activities and for general and payroll related costs primarily for planned employee termination activities. As of December 31, 1998, approximately $21.1 million and $3.6 million were recorded for facility shutdown and payroll related costs, respectively. Additional reserves of $5.4 million related to facility shutdown costs and $8.7 million for payroll related costs were recorded for the year ended December 31, 1999. Costs incurred and charged to such reserves amounted to $2.5 million for facility shutdown costs and $5.2 million for payroll related termination costs during the year ended December 31, 1999. Additionally, as a result of revisions to these restructuring plans, $10.2 million of facility related costs and $0.7 million of payroll related costs were reversed against goodwill in 1999. At December 31, 1999, liabilities for approximately $13.8 million for costs associated with facility shutdown and consolidation and $6.4 million of costs for planned employee termination activities remained. The timing of facility shutdown and consolidation activities has been adjusted to reflect customer concerns with supply interruption. These reserves have been utilized as originally intended and management believes the liabilities recorded for shutdown and consolidation activities are adequate but not excessive as of December 31, 1999.

     At September 30, 2000, we had unused borrowing capacity of approximately $390 million under the most restrictive debt covenant of our then existing senior credit facility. We believe the borrowing availability under our new senior credit facility, together with funds generated by operations, should provide liquidity and capital resources to pursue our business strategy for the foreseeable future, with respect to working capital, capital expenditures, and other operating needs. We estimate our 2000 capital expenditures will approximate $225 million. Under present conditions, management does not believe access to funds will restrict our ability to pursue our acquisition strategy.

EFFECTS OF INFLATION

     Inflation generally affects us by increasing the interest expense of floating-rate indebtedness and by increasing the cost of labor, equipment and raw materials. We believe that inflation has not significantly affected our business over the past 12 months. However, because selling prices generally cannot be increased until a model changeover, the effects of inflation must be offset by productivity improvements and volume from new business awards.

MARKET RISK

     We are exposed to various market risks, including changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. Our policy is to not enter into derivatives or other financial instruments for trading or speculative purposes. We periodically enter into financial instruments to manage and reduce the impact of changes in interest rates.

     Interest rate swaps are entered into as a hedge of underlying debt instruments to effectively change the characteristics of the interest rate without actually changing the debt instrument. Therefore, these interest rate swap agreements convert outstanding floating rate debt to fixed rate debt for a period of time. For fixed rate debt, interest rate changes affect the fair market value but do not impact earnings or cash flows. Conversely for floating rate debt, interest rate changes generally do not affect the fair market value but do impact future earnings and cash flows, assuming other factors are held constant.

     At September 30, 2000, we had total debt and obligations under capital leases of $1.2 billion. The debt is comprised of fixed rate debt of $493 million and floating rate debt of $721 million. The pre-tax earnings and cash flows impact for the next year resulting from a one percentage point increase in interest rates on variable rate debt would be approximately $7.2 million, holding other variables constant. A one percentage point increase in interest rates would not materially affect the fair value of the fixed rate debt.

     During September 2000, we entered into an interest rate swap contract to hedge against interest rate exposure on approximately $160 million of our floating rate indebtedness. The contracts have the effect of converting the floating rate interest to a fixed rate of approximately 6.9%, plus any applicable margin required under the revolving credit facility. The interest rate swap contract was executed to balance our fixed-rate and floating-rate debt portfolios.

     During June 1999, we terminated our position in interest rate swaps in the notional amount of $300 million, resulting in a gain of $0.5 million. The swaps were held as a hedge to convert floating rate indebtedness to fixed rate indebtedness without changing the underlying debt instrument. We believe that over the life of the revolving credit facility, interest rates will continue to remain stable, decreasing the effectiveness of the interest swap, and therefore, we terminated the hedge.

     A portion of our revenues were derived from manufacturing operations in Europe. The results of operations and financial position of our operations in Europe are principally measured in the respective currency and translated into U.S. dollars. The effects of foreign currency fluctuations in Europe are somewhat mitigated by the fact that expenses are generally incurred in the same currency in which revenues are generated. The reported income of these subsidiaries will be higher or lower depending on a weakening or strengthening of the U.S. dollar against the respective foreign currency.

     A portion of our assets is based in our foreign operations and translated into U.S. dollars at foreign currency exchange rates in effect as of the end of each period, with the effect of such translation reflected as a separate component of stockholders' investment. Accordingly, our consolidated stockholders' investment will fluctuate depending upon the weakening or strengthening of the U.S. dollar against the respective foreign currency.

     Our strategy for management of currency risk relies primarily upon conducting our operations in a country's respective currency and we may, from time to time, engage in hedging programs intended to reduce our exposure to currency fluctuations. As of September 30, 2000, we held no foreign currency hedge positions. Management believes the effect of a one percent change in foreign currency rates would not materially affect our financial position or results of operations for the nine months ended September 30, 2000 or the years ended December 31, 1999 and 1998.

YEAR 2000

     We have completed our effort in resolving the impact of the year 2000 on the processing of date-sensitive information by our computerized and embedded systems. We experienced no significant business interruption as a result of the year 2000; either internally or externally from suppliers. We do not anticipate any further impact relating to date-sensitive information processing capabilities. We spent approximately $2.0 million on year 2000 readiness activities.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No.'s 137 and 138, becomes effective for the years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allows a derivative's gains or losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. We are currently analyzing and quantifying the impact of adopting SFAS No. 133, 137 and 138, and believe the impact will not be material to the financial statements.

     In April 1998, the Financial Accounting Standards Board issued Statement of Position (SOP) No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires the expensing of start-up activities as incurred, versus capitalizing and expensing them over a period of time. Our adoption of SOP 98-5 during the first quarter of 1999 did not materially affect our consolidated results of operations or our financial position.

                                    BUSINESS

GENERAL

     We are a leading global designer and producer of structural components and assemblies used by every major automotive OEM in the world. Our customers include Ford, DaimlerChrysler, General Motors, Saturn, Honda, Toyota, Nissan, Auto Alliance, Fiat, BMW and Volkswagen, as well as a number of heavy truck OEMs. We currently employ more than 13,000 colleagues in 52 locations worldwide.

     Since our inception in April 1993, our revenues and EBITDA have grown rapidly through a focused strategy of internal growth and a highly disciplined acquisition program. We have successfully completed 13 acquisitions and established joint ventures in China, Mexico, Korea and the United States. As a result of these acquisitions and internal growth, our revenues and EBITDA have increased from approximately $165.5 million and $18.4 million in 1994 to approximately $2.2 billion and $336.7 million in 1999, representing compound annual growth rates of approximately 67% and 79%, respectively. Our North American content per vehicle has increased from $10.83 in 1994 to $123.13 in 1999.

     Based on revenues, we believe we are the largest independent global supplier of structural components and assemblies to the automotive market. Our principal products include:

     - Lower vehicle structures -- full frames, engine cradles, floor pan components, cross members and other large stampings;

     - Body structures and assemblies -- body pillars, roof rails, side sills, parcel shelves, intrusion beams and fuel filler assemblies;

     - Suspension components, modules and systems -- chassis and suspension modules, control arms, suspension links, track bars, spring and shock towers and trailing axles; and

     - Class A surfaces and modules -- body sides, pick-up box sides, door panels and fenders.

Many of our products are critical to the structural integrity of the vehicle. Increasingly, we are using our products in combination with products manufactured by other suppliers to produce assemblies and modules consisting of multiple component parts. As a result of our design, engineering and program management capabilities, we are able to offer our customers fully integrated modules and assemblies for substantial portions of a vehicle. We have strengthened our relationships with OEMs as the ability to deliver complete assemblies and modules reduces our customers' production and inventory management costs.

INDUSTRY TRENDS

     We operate in the large and highly fragmented structural segment of the automotive supply industry, which continues to undergo significant consolidation. Our performance and growth are directly related to certain trends within the automotive market, including the consolidation of the component supply industry, the increase in global sourcing and the growth of system/modular sourcing.

     Supplier Consolidation. The automotive supply industry has been undergoing significant consolidation. In order to lower costs and improve quality, OEMs are reducing their supplier base by awarding sole-source contracts to full-service suppliers who are able to supply larger segments of a vehicle. OEMs' criteria for supplier selection include not only cost, quality and responsiveness, but also full-service design, engineering and program management capabilities. For full-service suppliers like us, this environment provides an opportunity to grow by obtaining business previously provided by other non-full service suppliers and by acquiring suppliers that further enhance product, manufacturing and service capabilities. OEMs rigorously evaluate suppliers on the basis of product quality, cost control, reliability of delivery, product design capability, financial strength, new technology implementation, quality and condition of facilities and overall management. Suppliers that obtain superior ratings are considered for sourcing new business. Although these new supplier policies have already resulted in significant consolidation of component suppliers in certain segments, we believe that consolidation within the structural and suspension component segments of the automotive industry will continue to provide attractive opportunities to acquire high-quality companies that complement our existing business.

     Global Sourcing. Regions such as Asia, Latin America, Mexico and Eastern Europe are expected to experience significant growth in vehicle demand over the next ten years. OEMs are positioning themselves to reach these emerging markets in a cost-effective manner by seeking to design and produce "world cars" which can be designed in one vehicle center to a single global standard but produced and sold in different geographic markets, thereby allowing OEMs to reduce design costs, take advantage of low-cost manufacturing locations and improve product quality and consistency. OEMs increasingly are requiring their suppliers to have the capability to design and manufacture their products in multiple geographic markets.

     System/Modular Sourcing. OEMs are increasingly seeking suppliers capable of providing complete systems or modules rather than suppliers who only provide separate component parts. A system is a group of component parts that operate together to provide a specific engineering driven functionality, whereas a module is a group of systems and/or component parts that are assembled and shipped to the OEM for installation in a vehicle as a unit. By outsourcing complete systems or modules, OEMs are able to reduce their costs associated with the design and integration of different components and improve quality by enabling their suppliers to assemble and test major portions of the vehicle prior to beginning production.

COMPETITIVE STRENGTHS

     We have developed key competitive strengths that allow us to capitalize on industry trends and provide us the opportunity to successfully execute our operating and growth strategies. These key strengths include:

     Comprehensive Technical Design and Engineering Support. We operate eight technical design and engineering support facilities worldwide, have over 400 full time engineers and employ the latest simulation technology. We have internally developed predictive software enhancements to perform ride and handling analysis, weld distortion simulation, hydroform simulation, and predictive crash and virtual proving ground analysis. By utilizing our proprietary predictive analysis, we can avoid costly prototype construction and provide cost savings and higher quality products to our customers. We also use our advanced technology to continuously develop alternative products and processes to deliver the same functional requirements at a lower price and lighter weight. In order to integrate our product design efforts with those of OEMs, we frequently place design engineers at customer facilities. The technologically advanced capabilities that we possess enable us to successfully bid product and platform contracts with OEM customers.

     Strong OEM Partnerships. We have formed strong relationships with our major OEM customers due to our high level of product quality, engineering capabilities, product design and customer service. We currently supply products on each of the 1999 top ten selling vehicles in North America and four of the top ten selling vehicles in Europe. We believe that we are the largest supplier of frames, engine cradles, body structures and suspension components to Ford and the largest supplier of frames and body structures to DaimlerChrysler. Our strong focus on meeting our customers' requirements has been recognized through various quality awards, including Ford's "Q1" and DaimlerChrysler's "Pentastar," as well as consistently receiving Ford's highest commercial ratings for suppliers in the stamping segment. These strong relationships and our focus on meeting customer expectations have resulted in winning new business including increased content on the redesigned 2001 Ford Explorer and new programs such as the GM Sigma platform, BMW x5, Ford Escape and Dodge Dakota Quad Cab.

     Broad Product Offering and Program Management Capability. We believe that we produce the largest array of structural products in the automotive supply industry and are the only supplier able to deliver a full range of structural components and assemblies on a global basis. For example, we supply 146 distinct components in various assemblies for the Lincoln LS model. In addition, our program management skills enable us to efficiently coordinate the sourcing of components produced by Tier II and Tier III suppliers and assemble these into complete modules. By delivering these modules to our OEM customers, we allow the OEMs to reduce their production and inventory management costs.

     Proven Management Team. Our management team, led by President and CEO Dugald Campbell, who has over 27 years of experience in the automotive industry, has successfully executed a targeted growth and acquisition program that has increased our revenues and EBITDA from approximately $165.5 million and $18.4 million in 1994 to approximately $2.2 billion and $336.7 million in 1999, respectively. We possess a strong track record of accretive acquisitions and have proven our consolidation abilities by successfully integrating multiple acquisitions and extracting significant cost savings and synergies. In 1997, we successfully integrated the acquisition of Automotive Products Company, which at that time more than doubled our size in terms of revenues.

BUSINESS STRATEGY

     Our business objective is to continue to capitalize on the consolidation, globalization and system/modular sourcing trends in the automotive supply industry. Where appropriate, we outsource the production of commodity components to Tier II and Tier III manufacturers, as well as seek to provide program management and administrative services to these manufacturers to maximize supply chain efficiency. This also allows us to optimize the use and return on capital employed in our operations. In addition, we have implemented an economic value added management system to aid in guiding our investment decisions, rewarding our colleagues and measuring our performance.

     Key elements of our operating and growth strategies are outlined below:

OPERATING STRATEGY

     Offer Full-Service Technical Design, Engineering and Program Management Capabilities. We strive to maintain a competitive advantage through investment in research and product development, advanced engineering and program management. We work with OEMs throughout the product development process from concept vehicle and prototype development through the design and implementation of manufacturing process to provide full-service capabilities to our customers. In some cases, we place design engineers at customer facilities to coordinate our product design efforts with those of our OEM customers. During 1999, we added a technical and customer service center in Hyderabad, India to enable around-the-clock product development across several time zones.

     Utilize Efficient Manufacturing/Continuous Improvement Programs. We utilize manufacturing practices designed to maximize product quality, timeliness of delivery and eliminate waste and inefficiency. We continue to upgrade our manufacturing equipment and processes through substantial investment in new equipment, maintenance of existing equipment and utilization of our manufacturing engineering capabilities. We employ flexible manufacturing processes that allow us to maximize equipment utilization in meeting our customers' expectations for product quality and timely delivery.

     Expand Our Global Presence. We offer manufacturing and support services to our customers on a global basis through a combination of international wholly owned facilities and by entering into joint ventures and partnerships with foreign suppliers. We have technical/customer service centers in Yokohama, Japan; Turin, Italy; Hyderabad, India; and with the acquisition of Dr. Meleghy, Bergisch-Gladbach, Germany. The acquisition of Dr. Meleghy complements our existing European operations and provides a strong base for continued expansion. Furthermore, we have relocated certain technical personnel resources to locations where OEMs are developing "world cars."

     Promote Decentralized, Participative Culture. Our decentralized approach to managing our manufacturing facilities encourages decision making and employee participation in areas such as manufacturing processes and customer service. Our leadership team meets frequently at various company locations in order to maintain a unified company culture. To increase employee productivity, we utilize incentive programs for all salaried and hourly employees and provide incentives for employees who take advantage of our continuous improvement programs and who provide cost savings ideas.

GROWTH STRATEGY

     Pursue Strategic Acquisitions. We continue to believe that consolidation in the automotive supply industry will provide further attractive opportunities to acquire high-quality companies that complement our existing business. We seek to make acquisitions that:

        - provide additional product, manufacturing and technical capabilities;

        - broaden our geographic coverage to strengthen our ability to supply products on a global basis;

        - increase the number of models for which we supply products and the content supplied for existing models; and

        - add new customers.

     Continue to Expand Modular Product Opportunities. We have capitalized on the system/modular sourcing needs of OEMs by offering higher value-added module production capabilities through an increasing focus on the production of engineered assemblies consisting of multiple components. We have the ability to supply OEMs with modular assemblies on a global basis.

     Increase Vehicle Penetration. We have developed strong relationships with certain OEM engineering and purchasing personnel that allow us to identify business opportunities and to react to customer needs in the early stages of vehicle design. We believe that these relationships give us a competitive advantage over smaller and less capable suppliers in marketing our broad range of products and in developing new product concepts that complement our existing product lines, including the expanded use of modules.

     Pursue "World Car" Opportunities. We have been working closely with certain customers on the development of "world cars," which are designed by OEMs in one vehicle center to a single global standard but produced and sold in different geographic markets. Suppliers for a specific "world car" are often required to provide their products on a worldwide basis. We believe that we have a competitive advantage in supplying certain "world cars" given our international presence, full-service capabilities and existing position as a leading supplier on the Ford Focus and Lincoln LS luxury car, as well as on other existing vehicle platforms that may eventually evolve into "world cars."

PRODUCTS

     We produce a broad range of structural components and assemblies, many of which are critical to the structural integrity of a vehicle. Many of our stamped, formed and welded components and assemblies are attached directly to the frame of an automobile at the OEM assembly plant and comprise the major structure of a vehicle. Our products generally can be classified into the following categories: lower vehicle structures; body structures and assemblies; suspension components, modules and systems; and Class A surfaces and modules.

     Lower Vehicle Structures. Our lower vehicle structures include products that form the basic lower body structure of the vehicle and include large metal stampings such as light truck frames, automotive engine cradles, floor pan components, cross members and heavy truck frame rails. Critical to the strength and safety of vehicles, these products carry the load of the vehicle and provide crash integrity.

     Body Structures and Assemblies. Our body structures include products that form the basic upper body structure of the vehicle and include large metal stampings such as body pillars, roof rails, side sills, parcel shelves and intrusion beams. Our current assemblies include a broad array of highly engineered parts such as brake components and fuel filler assemblies. Such engineered assemblies are a natural extension to our other products in that they are attached to both lower vehicle and body structures.

     Suspension Components, Modules and Systems. Our current suspension component products include stamped, formed and welded products such as control arms, suspension links, track bars, spring and shock towers and trailing axles. Critical to the ride, handling and noise characteristics of a vehicle, suspension components are a natural extension of our larger structural components.

     Class A Surfaces and Modules. Our current Class A surfaces include exposed sheet metal components such as body sides, pick-up box sides, door panels and fenders. The capability to produce these type of components complements our substantial presence in lower vehicle and body structures and allows for the combination of these offerings into modules for supply to customers.

     Other. We also manufacture a variety of other products, including heat shields and other precision stampings, for our OEM customers.

     The following table sets forth the percentage of revenues derived from the sale of certain products in the years indicated:

                   PERCENTAGE OF REVENUES BY PRODUCT CATEGORY

                                                             YEARS ENDED DECEMBER 31,
                                                             ------------------------
                                                             1999      1998      1997
                                                             ----      ----      ----
PRODUCT CATEGORY
Lower vehicle structures...................................   50%       54%       41%
Body structures and assemblies.............................   24        29        46
Suspension components, modules and systems.................   20        17        13
Class A surfaces and modules...............................    5        --        --
Other......................................................    1        --        --
                                                             ---       ---       ---
          Total............................................  100%      100%      100%
                                                             ===       ===       ===

     We produce value-added assemblies and systems comprised of components that we manufacture as well as those produced by other manufacturers. Assemblies are groups of components that are grouped according to their relative location, while systems are components that are grouped based upon providing functionality. We sell these products to OEMs who have been increasingly outsourcing assemblies and systems in order to reduce their production and inventory management costs. We currently produce axle assemblies, which consist of stamped metal trailing axles, assembled brake shoes, hoses and tie rods and front and rear structural suspension systems, which are consist of control arms and suspension links.

CUSTOMERS AND MARKETING

     The North American automotive market is dominated by General Motors, Ford and DaimlerChrysler, with foreign OEMs with manufacturing operations in North America representing approximately 23% of this market in 1999. We currently supply our products primarily to Ford, DaimlerChrysler, General Motors, Saturn, Honda, Toyota, Nissan, Auto Alliance, Fiat, BMW and Volkswagen. We also supply products to a number of heavy truck OEMs such as Freightliner, Peterbilt, Mack and Volvo.

     The following table sets forth the percentage of revenues derived from the sale of products to certain customers in the years indicated:

                                                             YEARS ENDED DECEMBER 31,
                                                             ------------------------
                                                             1999      1998      1997
                                                             ----      ----      ----
CUSTOMER
Ford.......................................................   38%       40%       48%
DaimlerChrysler............................................   29        27        19
General Motors.............................................   10        10        13
Heavy truck OEMs...........................................    7         7         6
Fiat.......................................................    5         2         3
Other......................................................   11        14        11
                                                             ---       ---       ---
          Total............................................  100%      100%      100%
                                                             ===       ===       ===

     OEMs typically award contracts that cover parts to be supplied for a particular car model. These contracts range from one year to over the life of the model, which is generally three to ten years, and do not require the customer to purchase any minimum number of parts. We also compete for new business to supply parts for successor models and therefore we are subject to the risk that the OEM will not select us to produce parts on a successor model. We supply parts for a broad cross-section of both new and mature models, thereby reducing our reliance on any particular model. For example, we supply parts for substantially all models produced by Ford, Honda and DaimlerChrysler and also currently supply DaimlerChrysler with substantially all of its full frame requirements. The following table presents an overview of the major models for which we supply products:

CUSTOMER                                CAR MODELS                     TRUCK MODELS
--------                                ----------                     ------------
Ford.........................  Taurus/Sable, Contour/          Explorer, Ranger, F-Series,
                                 Mystique, Mustang, Escort,      Econoline, Villager,
                                 Crown Victoria, Grand           Windstar, Medium Trucks,
                                 Marquis, Fiesta,                Expedition/Navigator,
                                 Continental, Focus,             Excursion
                                 LS/Jaguar S-Type, Cougar,
                                 Thunderbird, Towncar,
                                 Mondeo
DaimlerChrysler..............  Concorde/Intrepid, Neon,        Ram Pick-up, Dakota, Grand
                                 Viper, Avenger, Stratus/        Cherokee, Voyager,
                                 Cirrus/Breeze, 300m,            Sprinter, Caravan, Ram Van,
                                 Sebring, C-Class, E-Class       Wrangler, Durango,
                                                                 Sprinter, S-KN, L-KN
General Motors...............  Cavalier, Sunfire, Grand Am,    C/K Pick-up, Silverado,
                                 Lumina, Grand Prix              Sierra, Tahoe, Yukon,
                                                                 Astro, Safari
Saturn.......................  LS
Honda........................  Accord, Civic, Acura Integra    Odyssey
Mazda........................  626, MX6
Toyota.......................  Avalon, Camry, Solara           Sienna, Tacoma, Tundra
Nissan.......................  Sentra, Altima                  Quest, Xterra, Frontier
Isuzu........................                                  Rodeo, Amigo
Fiat.........................  Marea, Punto, Bravo
Audi/Volkswagen..............  Passat, Audi A4, Audi A6
BMW..........................  3 Series, 5 Series
Opel.........................  Omega, Astra, Agila

     Most of the parts we produce have a lead time of two to five years from product development to production. See "Design and Engineering Support." We generally negotiate the selling prices of these products with our customers and are typically not subject to a competitive bid process.

     Sales of our products to OEMs are made directly by our sales and engineering forces, located at our technical/customer service centers in Novi, Rochester Hills and Roseville, Michigan; Milwaukee, Wisconsin; Yokohama, Japan; Turin, Italy; Bergisch-Gladbach, Germany; and Hyderabad, India. Through our technical centers, we service our OEM customers and manage our continuing programs of product design improvement and development. We periodically place engineering staff at various customer facilities to facilitate the development of new programs.

DESIGN AND ENGINEERING SUPPORT

     We strive to maintain a technological advantage through investment in product development and advanced engineering capabilities. Our manufacturing engineering capabilities enable us to design and build high-quality and efficient manufacturing systems, processes and equipment and to continually improve our production processes and equipment. Our manufacturing engineers are located at each of our manufacturing facilities. Our engineering staff currently consists of over 400 full-time engineers, whose responsibilities range from research and development, advanced product development, product design, testing and initial prototype development to the design and implementation of manufacturing processes.

     Because assembled parts must be designed at an early stage in the development of new vehicles or model revisions, we are increasingly given the opportunity to utilize our product engineering resources early in the planning process. Advanced development engineering resources create original engineering designs, computer-aided designs, feasibility studies, working prototypes and testing programs to meet customer specifications. We also have full-service design capability for chassis components.

GLOBAL INITIATIVES

     A current focus of our acquisition strategy is to continue to acquire foreign suppliers that will provide us with a manufacturing presence in new geographic areas and afford us access to new customer opportunities. For example, we recently acquired Dr. Meleghy, which operates three facilities in Germany and one facility in each of Hungary and Poland, and purchased the remaining 60% equity interest in Caterina. In addition, we have formed, or are in the process of forming, strategic alliances with other suppliers throughout the world, including those located in Europe, Asia and Latin America. As part of our acquisition of APC, we acquired a 60% equity interest in a joint venture, Tower Golden Ring, that manufactures structural components in China. We also have equity interests in Metalsa and Seojin. We also have a European sales and engineering office to service our U.K. and German OEM customers.

MANUFACTURING

     Our manufacturing operations consist primarily of stamping operations, system and modular assembly operations, roll-forming and hydroforming operations and associated coating and other ancillary operations.

     Stamping involves passing metal through dies in a stamping press to form the metal into three-dimensional parts. We produce stamped parts using over 640 precision single-stage, progressive and transfer presses, ranging in size from 150 to 4,000 tons, that perform multiple functions as raw material proceeds through the press and is converted into a finished product. We continually invest in our press technology to increase flexibility, improve safety and minimize die changeover time.

     After forming is completed, stampings that are to be used in assemblies are placed in work-in-progress staging areas from which they are fed into cell-oriented assembly operations that produce complex, value-added assemblies through the combination of multiple parts that are welded or fastened together. Our assembly operations are performed on either dedicated, high-volume welding/fastening machines or on flexible-cell oriented robotic lines for units with lower volume production runs. The assembly machines attach additional parts, fixtures or stampings to the original metal stampings. In addition to standard production capabilities, our assembly machines are also able to perform various statistical control functions and identify improper welds and attachments. We continually work with manufacturers of fixed/robotic welding systems to develop faster, more flexible machinery. We designed several of the welding systems.

     In manufacturing our products, we use various grades and thicknesses of steel and aluminum, including hot and cold rolled, galvanized, organically coated, stainless and aluminized steel. We also produce exposed sheet metal components, such as exterior body panels. See "Suppliers and Raw Materials."

     OEMs have established quality rating systems involving rigorous inspections of suppliers' facilities and operations. OEMs' factory rating programs provide a quantitative measure of a company's success in improving the quality of its operations. We have received quality awards from Ford (Q1) and DaimlerChrysler (Pentastar) and have consistently received Ford's highest commercial ratings for suppliers in the stamping segment. The automotive industry adopted a quality rating system known as QS-9000. We have received QS-9000 certification in compliance with the automotive industry requirements.

COMPETITION

     We operate in a highly competitive, fragmented market segment of the automotive supply industry, with a limited number of competitors generating revenues in excess of $200 million. The number of our competitors has decreased in recent years and is expected to continue to decrease due to the supplier consolidation resulting from changing OEM policies. Our principal competitors include The Budd Company, a subsidiary of Thyssen-Krupp AG ("Budd"), Magna International, Inc. ("Magna") and Dana Corporation ("Dana"), with whom which we compete across most of our product categories. With respect to body structures and assemblies, we also compete with Midway Products Corp., Modern Tool & Die Co., Oxford Automotive, Inc. and Veltri Corporation. Our principal competitors in suspension components, modules and systems include Magna, Dana, TRW Inc., Thyssen-Krupp, Delphi Automotive Systems, Inc. and Visteon. Our principal competitors in Class A surfaces and modules include divisions of OEMs with internal stamping and assembly operations. Many of our competitors have substantial financial resources.

     We principally compete for new business both at the beginning of the development of new models and upon the redesign of existing models. New model development generally begins two to five years before the marketing of such models to the public. Once a producer has been designated to supply parts for a new program, an OEM usually will continue to purchase those parts from the designated producer for the life of the program, although not necessarily for a redesign. Competitive factors in the market for our products include product quality and reliability, cost and timely delivery, technical expertise and development capability, new product innovation and customer service.

SUPPLIERS AND RAW MATERIALS

     The primary raw material used to produce the majority of our products is steel. We purchase hot and cold rolled, galvanized, organically coated, stainless and aluminized steel from a variety of suppliers. We employ just-in-time manufacturing and sourcing systems enabling us to meet customer requirements for faster deliveries while minimizing our need to carry significant inventory levels. We have not experienced any significant shortages of raw materials and normally do not carry inventories of raw materials or finished products in excess of those reasonably required to meet production and shipping schedules. Raw material costs represented approximately 52% of our revenues in 1999.

     Ford, Honda and DaimlerChrysler currently purchase all of the steel used by us for their models directly from steel producers. As a result, we have minimal exposure to changes in steel prices for parts supplied to Ford, Honda and DaimlerChrysler, which collectively represented 70% of our revenues in 1999.

     We expect that the content level of metal in cars and light trucks will remain constant or increase slightly due to the trend toward increased vehicle size and a greater emphasis on metal recycling. Although the search for improved fuel economy and weight reduction has resulted in attempts to reduce the sheet metal content of light vehicles, an efficient, cost-effective substitute for steel used in our structural products has not been found. While various polymers have been used recently for fenders, hoods and decks, such products do not have the inherent strength or structural integrity on a cost-effective basis to be used for structural components. We are involved in ongoing evaluations of the potential for the use of aluminum and of specialty steel in our products.

     Other raw materials purchased by us include dies, fasteners, tubing, springs, rivets and rubber products, all of which are available from numerous sources.

EMPLOYEES

     As of September 30, 2000, we had approximately 13,000 employees, of whom approximately 6,500 are covered under collective bargaining agreements. These collective bargaining agreements expire between 2000 and 2005. We believe that our future success will depend in part on our ability to continue to recruit, retain and motivate qualified personnel at all levels. We have instituted a large number of employee programs to increase employee morale and expand the employees' participation in our business. We have not experienced any work stoppages and consider our relations with our employees to be good.

PROPERTIES

     The following table provides information regarding our principal facilities. We maintain several manufacturing facilities located in close proximity to many of the high-volume vehicle assembly plants of our customers. Our facilities are geographically located in such a way as to enable us to optimize our management and logistical capabilities on a regional basis.

                                            SQUARE     TYPE OF
LOCATION                                    FOOTAGE    INTEREST     DESCRIPTION OF USE
--------                                   ---------   --------     ------------------
Milwaukee, Wisconsin.....................  3,465,000     Owned      Manufacturing/Engineering
Elkton, Michigan.........................  1,100,000     Owned      Manufacturing
Caserta, Italy (2 locations).............    751,000     Owned      Manufacturing
Milan, Tennessee.........................    531,000     Owned      Manufacturing
Turin, Italy (4 locations)...............    512,000     Mixed      Manufacturing/Engineering/Office
Granite City, Illinois...................    458,000     Owned      Manufacturing
Zwickau, Germany.........................    409,000     Owned      Manufacturing
Clinton Township, Michigan...............    385,000     Owned      Manufacturing
Sebewaing, Michigan......................    366,000     Owned      Manufacturing
Toronto, Ontario.........................    329,400     Owned      Manufacturing/Office
Bardstown, Kentucky......................    300,000     Owned      Manufacturing
Plymouth, Michigan.......................    294,000    Leased      Manufacturing
Corydon, Indiana.........................    290,000    Leased      Manufacturing
Kalamazoo, Michigan (2 locations)........    220,000     Mixed      Manufacturing/Warehouse/Office
Roanoke, Virginia........................    185,000     Owned      Manufacturing
Sao Paulo, Brazil........................    171,000     Owned      Manufacturing/Office
Traverse City, Michigan..................    170,000     Owned      Manufacturing
Greenville, Michigan.....................    156,000     Owned      Manufacturing/Office
Changchun, China.........................    140,500    Leased(1)   Manufacturing
Rockford, Illinois.......................    140,000    Leased      Manufacturing
Auburn, Indiana..........................    132,000     Owned      Manufacturing/Office
Kendallville, Indiana....................    131,000     Owned      Manufacturing
Bellevue, Ohio...........................    126,000     Owned      Manufacturing
Bluffton, Ohio...........................    102,000     Owned      Manufacturing
Bergisch-Gladbach, Germany...............    102,000     Owned      Manufacturing/Engineering/Office
Rochester Hills, Michigan................     89,000    Leased      Office/Engineering/Design
Barrie, Ontario..........................     72,000    Leased      Manufacturing
Belcamp, Maryland........................     70,000     Owned      Manufacturing
Minas Gerais, Brazil.....................     60,000     Owned      Manufacturing
Upper Sandusky, Ohio.....................     56,000     Owned      Manufacturing
Buchholz, Germany........................     54,000     Owned      Manufacturing
Opole, Poland............................     54,000     Owned      Manufacturing
Novi, Michigan...........................     47,000    Leased      Engineering/Design/Sales
Bowling Green, Kentucky..................     46,000     Owned      Manufacturing
Fenton, Missouri.........................     41,000    Leased      Warehouse

                                            SQUARE     TYPE OF
LOCATION                                    FOOTAGE    INTEREST     DESCRIPTION OF USE
--------                                   ---------   --------     ------------------
Tokod, Hungary...........................     22,000     Owned      Manufacturing
Roseville, Michigan......................     21,000     Owned      Office/Engineering
Grand Rapids, Michigan...................     11,000    Leased      Operating Headquarters
Minneapolis, Minnesota...................      5,700    Leased      Corporate Headquarters
Hyderabad, India.........................      2,800    Leased      Engineering/Design
Yokohama, Japan..........................      1,000    Leased      Sales/Engineering

---------------

(1) Facility is leased by a joint venture in which Tower Automotive holds a 60% equity interest.

     Management believes that substantially all of our property and equipment is in good condition. In order to increase efficiency, we expect to continue to make capital expenditures for equipment upgrades at our facilities as necessary.

     We believe that our existing facilities will be adequate to meet our production demands for the foreseeable future. Our facilities were specifically designed for the manufacturing of our products. The utilization and capacity of such facilities are dependent upon the mix of products being produced by us.

LEGAL PROCEEDINGS

     We are not currently involved in any material lawsuits. We believe we maintain adequate insurance, including product liability coverage. We historically have not been required to pay any material liability claims.

ENVIRONMENTAL MATTERS

     We believe we conduct our operations in substantial compliance with applicable environmental and occupational health and safety laws. We do not expect to incur material capital expenditures for environmental compliance during our current or succeeding fiscal year. However, as is the case with manufacturers in general, if a release of hazardous substances occurs on or from our properties or at any associated offsite disposal location, if contamination from prior activities is discovered at any of our properties or if non-compliance with environmental regulations or permits is discovered, we may be held liable and the amount of such liability could be material.

     In connection with our acquisition of Trylon, MascoTech agreed to indemnify us for all losses (including reasonable legal expenses) resulting from:

     - a breach of its representations set forth in the acquisition agreement relating to environmental and safety matters (to the extent that such breach results in a claim being made by January 2001 and subject to a $500,000 cap); and

     - each known environmental condition identified on a schedule to the acquisition agreement.

     In connection with our acquisition of MSTI, MascoTech agreed to indemnify us for all losses (including reasonable legal expenses) resulting from:

     - a breach of its representations set forth in the acquisition agreement relating to environmental and safety matters (to the extent that such breach results in a claim being made by May 2001 and subject to a $1.5 million threshold for all losses resulting from breaches of representations and warranties contained in the acquisition agreement);

     - MSTI's non-compliance with applicable federal, state, local and foreign statutes, regulations, ordinances and similar provisions that have the force or effect of law, judicial orders and common law concerning public health and safety, worker health and safety and pollution or protection of the environment prior to the acquisition; and

     - any remediation that may be required at the Kendallville facility.

     In connection with our acquisition of APC, A.O. Smith agreed to retain environmental liabilities for offsite disposal of hazardous substances prior to our acquisition of APC.

     In connection with our acquisition of Active, we will be indemnified, subject to certain limitations, for all losses (including reasonable legal fees and expenses) resulting from claims arising under environmental laws relating to pre-closing environmental matters. This indemnification obligation applies to certain claims submitted by us by July 2001 that exceed a $1.0 million threshold for all indemnification claims. To the extent that indemnification claims exceed the $1.0 million threshold, this indemnification obligation will be satisfied only out of escrowed funds held pursuant to an escrow agreement, up to a maximum indemnification obligation of $15.0 million under the acquisition agreement.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of Parent as of September 30, 2000:

NAME                                    AGE                  POSITION
----                                    ---                  --------
S.A. Johnson..........................  60    Chairman and Director
Dugald K. Campbell....................  53    President, Chief Executive Officer and
                                              Director
James W. Arnold.......................  47    Vice President
Anthony A. Barone.....................  50    Vice President and Chief Financial
                                              Officer
Richard S. Burgess....................  46    Vice President
Roland J. Loup........................  57    Vice President
Tommy G. Pitser.......................  52    Vice President
Scott D. Rued.........................  43    Vice President, Corporate Development
                                              and Director
Antonio R. Zarate.....................  55    Vice President
Kim B. Clark..........................  50    Director
Jurgen M. Geissinger..................  40    Director
F.J. (Joe) Loughrey...................  50    Director
James R. Lozelle......................  54    Director
Enrique Zambrano......................  44    Director

     S.A. (Tony) Johnson has served as Chairman and a Director since April 1993. Mr. Johnson is the founder, Chief Executive Officer and President of Hidden Creek Industries ("Hidden Creek"), a private industrial management company based in Minneapolis that has provided certain management and other services to Tower Automotive. Mr. Johnson is also the managing partner of J2R Partners ("J2R"), an investment partnership that participated in the acquisition of R.J. Tower. Prior to forming Hidden Creek, Mr. Johnson served from 1985 to 1989 as Chief Operating Officer of Pentair, Inc., a diversified industrial company. From 1981 to 1985, Mr. Johnson was President and Chief Executive Officer of Onan Corp., a diversified manufacturer of electrical generating equipment and engines for commercial, defense and industrial markets. Mr. Johnson currently serves as Chairman and a director of Dura Automotive Systems, Inc., a manufacturer of mechanical assemblies and integrated systems for the automotive industry, and J.L. French, a manufacturer of aluminum die cast components, and served as Chairman and a director of Automotive Industries Holding, Inc., a supplier of automotive interior trim components, from May 1990 until its sale to Lear Corporation in August 1995.

     Dugald K. Campbell has served as President, Chief Executive Officer and a Director since December 1993. From 1991 to 1993, Mr. Campbell served as a consultant to Hidden Creek. From 1988 to 1991, he served as Vice President and General Manager of the Sensor Systems Division of Siemens Automotive, a manufacturer of engine management systems and components. From 1972 to 1988, he held various executive, engineering and marketing positions with Allied Automotive, a manufacturer of vehicle systems and components and a subsidiary of Allied Signal, Inc. Mr. Campbell also currently serves as a director of J.L. French.

     James W. Arnold has served as Vice President since 1999, with current responsibility for Tower Automotive's Asian strategy. Mr. Arnold joined Tower Automotive in 1998. From 1977 to 1998, Mr. Arnold held a variety of manufacturing, sales, marketing and Asian general management positions at Allied Signal.

     Anthony A. Barone has served as Vice President and Chief Financial Officer since May 1995. From 1984 to 1995, Mr. Barone served as Chief Financial Officer of O'Sullivan Corporation, a manufacturer of interior trim components for the automotive industry.

     Richard S. Burgess has served as Vice President with responsibility for colleague growth and development since January 1996. From June 1994 to January 1996, Mr. Burgess served as the colleague growth and development leader during the start-up of the Bardstown, Kentucky operation. From October 1991 to June 1994, Mr. Burgess filled various roles in colleague growth and development of R.J. Tower Corporation.

     Roland J. Loup has served as Vice President since May 2000, with responsibility for constructing systems, processes and procedures to facilitate the exchange of information throughout Tower Automotive. From 1986 to 2000, Mr. Loup was a partner in Dannemiller Tyson Associates, a consulting firm.

     Tommy G. Pitser has served as Vice President since May 1996, with current responsibility for Tower Automotive's European and South American strategy. Mr. Pitser previously had responsibility for Tower Automotive's joint venture investment in China and operations in Bane, Ontario; Plymouth, Michigan; Yokohama, Japan; Romulus, Michigan; Manchester, Michigan and Novi, Michigan, since May 1996. Prior to joining Tower Automotive, Mr. Pitser served in various sales and marketing capacities at MSTI. Prior to joining MSTI, Mr. Pitser served as Market Director-Automotive at AE Goetze North America. From 1969 to 1992, Mr. Pitser was an employee of Borg-Warner Corporation, most recently as General Manager-Marine & Industrial Transmissions.

     Scott D. Rued has served as Vice President, Corporate Development and a Director since April 1993. Mr. Rued served as Vice President, Chief Financial Officer and a director of Automotive Industries Holding, Inc. from April 1990 until its sale to Lear Corporation in August 1995. Mr. Rued, a partner of J2R, has also served as Executive Vice President and Chief Financial Officer of Hidden Creek since January 1994 and served as its Vice President-Finance and Corporate Development from June 1989 through 1993. Mr. Rued is also a director of The Rottlund Company, Inc., a corporation engaged in the development and sale of residential real estate.

     Antonio R. Zarate has served as Vice President since May 2000, with responsibility for Tower Automotive's operations in Mexico and South America. From 1994 to 2000, Mr. Zarate served as President of the Automotive Division of Proeza, S.A. de C.V., a diversified international company that has operations primarily in the automotive and citrus juice processing industries.

     Kim B. Clark has served as a Director since December 1995. Mr. Clark has served as Dean of the Graduate School of Business Administration at Harvard University in Cambridge, Massachusetts since September 1995. Since 1978, Dean Clark has served as a professor of business administration at Harvard Business School. Dean Clark is also a director of Guidant Corp., a manufacturer of medical implants, and Fleet Financial, a financial services company.

     Jurgen M. Geissinger has served as a Director since May 2000. Mr. Geissinger has served as President and Chief Executive Officer of INA Holding GmbH & Co. KG, a global manufacturer of bearings, linear guidance systems, automotive transmissions and engine systems since November 1998. From 1992 to October 1998, Mr. Geissinger served in various positions at ITT Automotive, most recently as Senior Vice President with responsibility for the Brakes and Chassis Engineering Division worldwide.

     F.J. (Joe) Loughrey has served as a Director since November 1994. Mr. Loughrey joined Cummins Engine Company, Inc. in 1974 and has served as Executive Vice President and President -- Engine Business since October 1999. Prior thereto, Mr. Loughrey served as Executive Vice President and Group
President -- Industrial and Chief Technical Officer from 1996 to 1999.

     James R. Lozelle has served as a Director since May 1994. Mr. Lozelle served as Executive Vice President for Tower Automotive, with responsibility for Tower Automotive's operations in Milwaukee, Wisconsin and Roanoke, Virginia from April 1997 to January 1999. From the acquisition of Edgewood Tool and Manufacturing Company in May 1994 until March 1997, Mr. Lozelle served at the Tower Automotive Technical Centers, with responsibility for advanced product development and customer service. Mr. Lozelle served as President of Edgewood from 1982 until it was acquired by Tower Automotive. Mr. Lozelle joined Edgewood in 1970 and served as Vice President from 1971 to 1982. Mr. Lozelle is chairman of the Near Zero Stamping research project of the Autobody Consortium.

     Enrique Zambrano has served as a Director since December 1997. Mr. Zambrano has served as Chief Executive Officer and a director of Proeza, S.A. de C.V., a diversified international company that has operations primarily in the automotive and citrus juice processing industries, since 1988. Mr. Zambrano is also a Director of IMSA, a steel processing company, Dataflux, a leading value added distributor of computer equipment, and ITESM, the largest private University in Mexico.

     There are no family relationships between any of the foregoing persons or any of Tower Automotive's executive officers. There are no arrangements or understandings between any of these officers pursuant to which any of them served as an officer.

COMMITTEES OF THE BOARD

     The Board of Directors has established the following committees, the functions and current members of which are noted below.

     Executive Committee. The Executive Committee of the Board of Directors consists of S.A. Johnson (Chairman), Dugald K. Campbell, James R. Lozelle and Scott D. Rued. The Executive Committee has all the power and authority vested in or retained by the Board of Directors and may exercise its power and authority in any manner as it shall deem for the best interest of Tower Automotive in all cases in which specific direction shall not have been given by the Board of Directors and subject to any specific limitations imposed by law or a resolution of the Board of Directors.

     Audit Committee. The Audit Committee of the Board of Directors consists of Kim B. Clark and F.J. Loughrey. The Audit Committee is responsible for reviewing, as it shall deem appropriate, and recommending to the Board of Directors, internal accounting and financial controls for Tower Automotive and accounting principles and auditing practices and procedures to be employed in the preparation and review of Tower Automotive's financial statements. The Audit Committee is also responsible for recommending to the Board of Directors independent public accountants to audit the annual financial statements of Tower Automotive.

     Compensation Committee. The Compensation Committee of the Board of Directors consists of Kim B. Clark and F.J. Loughrey. During the last fiscal year, the Compensation Committee made recommendations to the Board of Directors with respect to salaries, compensation and benefits of directors and executive officers of Tower Automotive and granted options under the 1998 Tower Automotive, Inc. Long-Term Incentive Plan to purchase common stock of Tower Automotive.

COMPENSATION OF DIRECTORS

     For service in 1999, directors who are not employees of Tower Automotive or any of its affiliates each receive an annual fee of $18,000 for serving as a director of Tower Automotive. In addition, each non-employee director receives $1,000 for each Board of Directors meeting attended, $500 for each committee meeting attended and reimbursement of out of pocket expenses incurred to attend such meetings.

     Effective May 2000, each director that is not an employee or otherwise associated with a significant shareholder will be paid an annual retainer of $75,000. No other amounts for meetings or other services will be paid, nor will any options be granted for such year.

EXECUTIVE COMPENSATION

     The following table sets forth compensation packages for the years ended December 31, 1999, 1998 and 1997 for the chief executive officer and the four other executive officers of Tower Automotive who were the most highly compensated officers of Tower Automotive for the year ended December 31, 1999. We refer to these five individuals as our "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                           ANNUAL COMPENSATION           COMPENSATION
                                    ----------------------------------   ------------
                                                          OTHER ANNUAL     OPTIONS       ALL OTHER
NAME AND                             SALARY     BONUS     COMPENSATION     GRANTED      COMPENSATION
PRINCIPAL POSITION           YEAR    ($)(1)     ($)(2)        ($)            (#)           ($)(6)
------------------           ----   --------   --------   ------------   ------------   ------------
Dugald K. Campbell.........  1999   $531,690   $248,400     $    --        115,000        $18,783
  President and Chief        1998    487,812    200,000          --        100,000         19,392
  Executive Officer          1997    386,250    585,000          --         40,000         11,069
Anthony A. Barone..........  1999    254,443    137,500          --         50,000         17,117
  Vice President and         1998    218,222     57,500          --         40,000         17,211
  Chief Financial Officer    1997    165,750    180,000          --         20,000         12,526
Luigi Candusso.............  1999    243,417    100,000          --         40,000         17,128
  Vice President(4)          1998    220,344         --      38,246(3)      40,000         17,166
                             1997    173,750    185,000          --         30,000         12,298
Tommy G. Pitser............  1999    247,482     96,000          --         40,000         17,040
  Vice President             1998    220,787     68,100          --         40,000         17,352
                             1997    174,738    180,000          --         40,000         12,175
James W. Arnold............  1999    210,319         --          --         15,000          9,598
  Vice President(5)          1998     57,517         --          --         15,000            214

---------------

(1) Includes amounts deferred by employees under our 401(k) employee savings plan, pursuant to Section 401(k) of the Internal Revenue Code.

(2) Represents amounts earned under our bonus plan, but excludes amounts foregone at the election of the named executive officer and payable in shares of our common stock under the Tower Automotive's Key Leadership Deferred Income Stock Purchase Plan, as reported in the Long-Term Incentive Plan table.

(3) Represents reimbursement of relocation costs in 1998.

(4) Effective May 25, 2000, Mr. Candusso ceased to be employed by us.

(5) Mr. Arnold became our employee on September 16, 1998.

(6) The amounts disclosed in this column include: (a) amounts contributed by us to our 401(k) employees savings plan and profit sharing plan, and (b) dollar value of premiums paid by us for term life insurance on behalf of the named executive officers as follows:

                                                        1999      1998      1997
                                                       -------   -------   -------
D.K. Campbell..................................   (a)  $15,747   $16,528   $11,069
                                                  (b)    3,036     2,864        --
A.A. Barone....................................   (a)   15,797    16,480    12,180
                                                  (b)    1,320       731       346
L. Candusso....................................   (a)   15,872    16,435    11,945
                                                  (b)    1,256       731       353
T.G. Pitser....................................   (a)   15,797    16,142    11,639
                                                  (b)    1,243     1,210       518
J.W. Arnold....................................   (a)    8,949        --        --
                                                  (b)      649       214        --

OPTION GRANT TABLE

     The following table shows all grants of options to acquire shares of our common stock to the named executive officers under the Stock Option Plan during the last fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                       NUMBER OF                                              POTENTIAL REALIZABLE VALUE AT
                       SECURITIES    % OF TOTAL                                  ASSUMED ANNUAL RATES OF
                       UNDERLYING     OPTIONS                                 STOCK PRICE APPRECIATION FOR
                        OPTIONS      GRANTED TO     EXERCISE                         OPTION TERM(2)
                        GRANTED     EMPLOYEES IN      PRICE      EXPIRATION   -----------------------------
NAME                     (#)(1)     FISCAL YEAR    (PER SHARE)      DATE           5%              10%
----                   ----------   ------------   -----------   ----------   -------------   -------------
D.K. Campbell........   115,000         9.6%         $19.25       3/2/2009     $1,392,215      $3,528,147
A.A. Barone..........    50,000         4.2%          19.25       3/2/2009        605,311       1,533,977
L. Candusso..........    40,000         3.3%          19.25       3/2/2009        484,249       1,227,182
T.G. Pitser..........    40,000         3.3%          19.25       3/2/2009        484,249       1,227,182
J.W. Arnold..........    15,000         1.2%          19.25       3/2/2009        181,593         460,193

---------------

(1) These options vest ratably over four years commencing one year from the date of grant.

(2) Amounts reflect certain assumed rates of appreciation set forth in the executive compensation disclosure rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises depend on future performance of our common stock and overall stock market conditions. No assurances can be made that the amounts reflected in these columns will be achieved.

OPTION EXERCISE AND YEAR-END VALUE TABLE

     The following table shows aggregate exercise of options in the year ended December 31, 1999 by the named executive officers and the aggregate number and value of unexercised options held by each named executive officer as of December 31, 1999.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                        YEAR AND YEAR-END OPTION VALUES

                                                             NUMBER OF
                                                            UNEXERCISED     VALUE OF UNEXERCISED
                                                             OPTIONS AT     IN-THE-MONEY OPTIONS
                                                            YEAR-END(#)        YEAR-END($)(2)
                                    SHARES       VALUE     --------------   --------------------
                                  ACQUIRED ON   REALIZED    EXERCISABLE/        EXERCISABLE/
NAME                              EXERCISE(#)    ($)(1)    UNEXERCISABLE       UNEXERCISABLE
----                              -----------   --------   --------------   --------------------
D.K. Campbell...................    40,000      $731,846   45,000/220,000           $0/$78,750
A.A. Barone.....................    18,000       337,642    20,000/92,500             0/39,375
L. Candusso.....................     4,000        75,564    44,000/92,500       162,375/59,063
T.G. Pitser.....................        --            --    30,000/90,000                  0/0
J.W. Arnold.....................        --            --     3,750/26,250                  0/0

---------------

(1) Represents the aggregate market value of shares acquired at time of exercise, less aggregate exercise price paid by the employee to us.

(2) Values are based on the difference between the closing bid price of our common stock on December 31, 1999 ($15.4375) and the exercise prices of the options.

                            LONG-TERM INCENTIVE PLAN

                                                         NUMBER OF SHARES,    PERFORMANCE OR OTHER
                                                          UNITS OR OTHER     PERIOD UNTIL MATURATION
NAME                                                       RIGHTS(#)(1)           OR PAYOUT(2)
----                                                     -----------------   -----------------------
D.K. Campbell..........................................      47,193.89               3 years
A.A. Barone............................................      11,195.93               3 years
L. Candusso............................................      12,213.75               3 years
T.G. Pitser............................................      11,725.19               3 years
J.W. Arnold............................................      13,435.12               3 years

---------------

(1) Represents the number of units credited to an employee's account under the terms of our Key Leadership Deferred Income Stock Purchase Plan, or the "DISP Plan." Under the terms of the DISP Plan, participants may elect to defer all or a portion (but not less than 25%) of their cash bonus payment. Deferred amounts are credited in stock units, based on the value of our stock as of the end of the month in which the bonus would have been paid to the employee. Stock units are payable only in shares of our common stock. Includes the following number of restricted stock units credited to each of the named executive officer's premium account, as described in footnote 2 below: D.K. Campbell -- 11,798.47, A.A. Barone -- 2,798.98, L.
    Candusso -- 3,053.44, T.G. Pitser -- 2,931.30, and J.W. Arnold -- 3,358.78

(2) Under the terms of the DISP Plan, the number of restricted stock units credited to a participant's basic account must equal the amount of the deferred bonus, divided by the value of a share of our common stock on the last day of the month in which the cash bonus would otherwise be paid. In addition, participants are concurrently credited with additional stock units to a separate premium account equal to one-third of the number of the restricted stock units credited to their basic account. Restricted stock units credited to this premium account do not vest until the first day of the third plan year following the date the units are credited to a participant's account, provided that the participant is then a colleague of ours. The DISP Plan allows for accelerated vesting in the event of a participant's death, disability, retirement or termination during a period of 24 months following a change in our control.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     All of the outstanding capital stock of the Issuer is owned by Parent. Unless otherwise noted, the following table sets forth certain information regarding ownership of the common stock of Parent as of September 30, 2000 by
(i) the beneficial owners of more than 5% of the common stock, (ii) each of our directors and named executive officers and (iii) all of our directors and executive officers as a group. To our knowledge, each of these stockholders has sole voting and investment power as to the shares shown unless otherwise noted. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934.

                                                              BENEFICIAL OWNERSHIP OF
                                                                    COMMON STOCK
                                                              ------------------------
                                                              NUMBER OF     PERCENT OF
DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS              SHARES         CLASS
-------------------------------------------------             ---------     ----------
S.A. Johnson................................................    380,812          *
Dugald K. Campbell(1).......................................    519,636        1.1%
James W. Arnold.............................................     11,250          *
Anthony A. Barone...........................................     65,713          *
Tommy G. Pitser.............................................     62,700          *
Scott D. Rued...............................................     89,478          *
Kim B. Clark................................................     45,600          *
Jurgen M. Geissinger........................................         --         --
F.J. Loughrey...............................................     49,600          *
James R. Lozelle(2).........................................    487,808        1.0
Enrique Zambrano............................................         --         --
American Express Company(3).................................  3,891,930        8.2
Capital Research and Management Co.(4)......................  3,688,000        7.8
Morgan Stanley Dean Witter & Co.(5).........................  2,813,388        5.9
Lazard Freres & Co. LLC(6)..................................  2,666,887        5.6
All Directors and Executive Officers as a group (11
  persons)..................................................  1,767,753        3.7

---------------

 *  Less than one percent.

(1) Includes: (i) 365,309 shares held in an annuity trust, of which Mr. Campbell is the trustee; (ii) 9,781 shares held in an annuity trust, of which Mr. Campbell's wife is the trustee, and (iii) 118,750 shares issuable upon the exercise of currently exercisable options held by Mr. Campbell. Mr. Campbell disclaims beneficial ownership of the shares held by his wife in trust.

(2) Includes: (i) 163,882 shares of common stock issuable upon the conversion of convertible notes, and (ii) 309,468 shares issuable upon the exercise of currently exercisable options held by Mr. Lozelle.

(3) American Express Company ("AEC") and American Express Financial Corporation ("AEFC") each reported as of December 31, 1999 shared dispositive power with respect to 3,891,930 shares of common stock and shared voting power with respect to 145,000 shares of common stock. The address for AEC is American Express Tower, 200 Vesey Street, New York, New York 10285 and the address for AEFC is IDS Tower 10, Minneapolis, Minnesota 55440.

(4) Capital Research and Management Company reported as of February 10, 2000 sole dispositive power with respect to 3,688,000 shares of common stock. The address for Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.

(5) Morgan Stanley Dean Witter & Co. reported as of February 4, 2000 shared voting power with respect to 2,721,088 shares of common stock and shared dispositive power with respect to 2,813,388 shares of common stock. The address of Morgan Stanley Dean Witter & Co. is 1585 Broadway, New York, New York 10036.

(6) Lazard Freres & Co. LLC reported as of February 2, 2000 sole voting power with respect to 2,250,990 shares of common stock and sole dispositive power with respect to 2,666,877 shares of common stock. The address of Lazard Freres & Co. LLC is 30 Rockefeller Plaza, New York, New York 10020.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Parent, Onex Corporation and certain stockholders, including J2R, S.A. Johnson, Scott Rued, James Lozelle, the former stockholders of Edgewood Tool and Manufacturing Company, including James Lozelle's brother, and MascoTech, Inc. are parties to a registration agreement pursuant to which Parent has granted certain rights to register its shares of common stock under the Securities Act.

     Directors S.A. Johnson and Scott Rued are partners in Hidden Creek. During 1999, we made payments to Hidden Creek for acquisition-related assistance such as initiating contacts, due diligence, financing, contract negotiation and modeling and for various other management services totaling $3.1 million. We will pay Hidden Creek a fee of $1.8 million for services rendered in connection with the Offering and the new senior credit facility.

                       DESCRIPTION OF OTHER INDEBTEDNESS

NEW SENIOR CREDIT FACILITY

     On July 25, 2000, the Issuer entered into a new senior credit facility with Bank of America, N.A., as administrative agent, and The Chase Manhattan Bank, as syndication agent, and the other lenders named therein. The new senior credit facility provides for a six year multicurrency revolving credit facility of up to $825.0 million, with a letter of credit sublimit of $75.0 million. The senior credit facility also provides a $325.0 million term loan. Borrowings under the revolving credit facility may be used for working capital and other general corporate purposes, including permitted acquisitions. As of September 30, 2000, we had outstanding borrowings under the senior credit facility of approximately $752.9 million.

     The new senior credit facility has a final maturity of July 2006. Loans made under the term loan will be available in a single borrowing at closing. The term loan will be generally subject to quarterly amortization of principal, based upon the annual amounts set forth below:

YEAR                                                              AMOUNT
----                                                           ------------
2001........................................................   $          0
2002........................................................     55,000,000
2003........................................................     70,000,000
2004........................................................     70,000,000
2005........................................................     82,500,000
2006........................................................     47,500,000

     Indebtedness under the senior credit facility is guaranteed by Parent and each existing and future domestic subsidiary and may be guaranteed in the future by certain material foreign subsidiaries of the Issuer in the event that such a guarantee does not result in material adverse tax consequence to the Issuer. No foreign subsidiaries of the Issuer are currently guarantors under the new senior credit facility.

     The borrowings under the senior credit facility bear interest at a rate equal to the Eurodollar Rate plus the Applicable Margin or the Base Rate (defined as the higher of (i) the Bank of America reference rate and (ii) the Federal Funds rate plus .50%) plus the Applicable Margin. The Applicable Margin will be determined as follows:

                                                            BASIS POINTS
                                           -----------------------------------------------
                                                                                APPLICABLE
                                           APPLICABLE MARGIN FOR                MARGIN FOR
RATIO OF TOTAL                                EURODOLLAR RATE      COMMITMENT   BASE RATE
FUNDED DEBT TO EBITDA                              LOANS              FEE         LOANS
---------------------                      ---------------------   ----------   ----------
<2.25x..................................           100.0              20.0          0.0
2.25xm2.75x.............................           125.0              25.0          0.0
2.75xm3.25x.............................           150.0              35.0         25.0
3.25xm3.75x.............................           175.0              40.0         50.0
M3.75x..................................           200.0              50.0         75.0

     The new senior credit facility will require us to meet certain financial tests, including a minimum interest coverage ratio (defined as EBITDA to interest expense) of 2.75x at closing and increasing to 3.75x as of June 30, 2004 and a maximum leverage ratio (defined as indebtedness to EBITDA) of 4.25x at closing and decreasing to 3.25x as of June 30, 2004. The new senior credit facility also contain covenants which, among other things, limit:

     - the incurrence of additional indebtedness (subject to a basket of up to 15% of net worth) and contingent obligations;
     - the creation of liens and encumbrances;
     - restricted payments (subject to a $125 million basket for common stock repurchases);

     - additional investments;
     - prepayments of subordinated indebtedness;
     - asset sales, acquisitions, joint ventures, mergers and consolidations;
     - transactions with affiliates; and
     - other matters customarily restricted in such agreements.

     The new senior credit facility contains customary events of default including but not limited to:

     - payment defaults;
     - breach of representations and warranties;
     - noncompliance with covenants;
     - bankruptcy;
     - judgments in excess of specified amounts;
     - failure of any guaranty or pledge agreement supporting the senior credit facility to be in full force and effect;
     - defaults under other instruments or agreements of indebtedness; and
     - a change of control (as such term is defined in the senior credit facility).

5.0% CONVERTIBLE SUBORDINATED NOTES

     The 5.0% convertible subordinated notes were issued pursuant to an indenture, dated as of July 28, 1997, between Parent and The Bank of New York, as trustee. The convertible notes are limited in aggregate principal amount to $200.0 million. The net proceeds from the sale of the convertible notes were used to repay a portion of the bank indebtedness incurred by us to finance the acquisitions of APC and SIMES. The convertible notes were initially sold by us in an underwritten private placement.

     The convertible notes will mature on August 1, 2004. The convertible notes bear interest at the rate of 5.0% per annum, payable semiannually on February 1 and August 1 of each year, to the persons in whose names such convertible notes are registered at the close of business on the January 15 and July 15 immediately preceding such interest payment date.

     The convertible notes are general unsecured obligations of Parent, subordinated in right of payment to all existing and future senior indebtedness of Parent. Senior indebtedness is generally defined under the convertible notes indenture to include, subject to limited exceptions, all obligations of Parent to pay the principal of, and premium, if any, interest and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, any indebtedness of Parent, unless the instrument creating or evidencing such indebtedness provides that such indebtedness is not senior or superior in right of payment to the convertible notes or which is pari passu with, or subordinated to, the convertible notes. In addition, the convertible notes are effectively subordinated to all of the obligations of Parent's subsidiaries, including trade creditors. The convertible notes indenture does not restrict the incurrence of senior indebtedness or other indebtedness by Parent or its subsidiaries.

     The convertible notes are convertible into shares of common stock of Parent at any time prior to the close of business on August 1, 2004, unless previously redeemed or repurchased, at a conversion price of $25 7/8 per share (equivalent to a conversion rate of 38.6473 shares per $1,000 principal amount of convertible notes), subject to adjustment in certain events, for an aggregate of 7,729,469 shares of common stock.

     The convertible notes are not subject to redemption prior to August 1, 2000 and will be redeemable thereafter at the option of Parent, in whole or in part, upon not less than 30 nor more than 60 days' notice to each holder, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing August 1 of the years indicated below, in each case (subject to the right of holders of record on a record date to receive interest due on an interest payment date that is on or prior to such redemption date) together with accrued and unpaid interest and liquidated damages, if any, to, but excluding, the redemption date:

YEAR                                                       PERCENTAGE
----                                                       ----------
2000....................................................    102.857%
2001....................................................    102.143
2002....................................................    101.429
2003....................................................    100.714
2004....................................................    100.000

     If a change of control occurs, Parent will be required to offer to purchase the convertible notes at 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. Change of control is generally defined under the convertible notes indenture to mean:

     - an event or series of events as a result of which any person or group is or becomes, directly or indirectly, the beneficial owner of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of Parent or any successor entity ("Voting Stock"),

     - the completion of any consolidation with or merger of Parent into any other person, or sale, conveyance, transfer or lease by Parent of all or substantially all of its assets to any person, or any merger of any other person into Parent in a single transaction or series of related transactions, and, in the case of any such transaction or series of related transactions, the outstanding common stock of Parent is changed or exchanged, unless the stockholders of Parent immediately before such transaction own, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the person resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or

     - such time as the continuing directors do not constitute a majority of the Board of Directors of Parent (or, if applicable, a successor corporation to Parent).

     The convertible notes indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of Parent or the incurrence of senior indebtedness. The convertible notes indenture contains no covenants or other provisions to afford protection to holders of convertible notes in the event of a highly leveraged transaction or a change of control of Parent, except to the limited extent described above relating to a change of control.

TRUST PREFERRED SECURITIES

     On June 9, 1998, Tower Automotive Capital Trust (the "Trust"), a statutory business trust created at the direction of Parent, completed the offering of $258.8 million of its 6 3/4% Trust Preferred Securities resulting in net proceeds of approximately $249.7 million. Parent owns all of the outstanding common securities issued by the Trust. The sole assets held by the Trust are the 6 3/4% subordinated convertible debentures due 2018 issued by Parent in an aggregate principal amount of $266.8 million. The Trust Preferred Securities are redeemable, in whole or in part, on or after June 30, 2001, and all Trust Preferred Securities must be redeemed no later than June 30, 2018. The Trust Preferred Securities are subject to redemption at the following percentages of the liquidation amount thereof plus accrued and unpaid distributions, if any, to the date fixed for redemption if redeemed during the twelve-month period commencing on June 30, in each of the following years indicated:

                                                           REDEMPTION
YEAR                                                         PRICE
----                                                       ----------
2001.....................................................   104.725%
2002.....................................................   104.050
2003.....................................................   103.375
2004.....................................................   102.700
2005.....................................................   102.025
2006.....................................................   101.350
2007.....................................................   100.675
2008 and thereafter......................................   100.000

The Trust Preferred Securities are convertible, at the option of the holder, into common stock of Parent at a rate of 1.6280 shares of common stock for each Trust Preferred Security, which is equivalent to a conversion price of $30.713 per share. The net proceeds of the offering of the Trust Preferred Securities were used to repay outstanding indebtedness.

                               THE EXCHANGE OFFER

GENERAL

     We hereby offer to exchange the exchange notes, which have been registered under the Securities Act, for a like principal amount of our original unregistered outstanding notes. The exchange offer is subject to the terms and conditions set forth in this prospectus.

     Following the consummation of the exchange offer, holders of the outstanding notes who were eligible to participate in the exchange offer but who did not tender its outstanding notes may not have any further registration rights and the outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected.

BACKGROUND, PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We originally sold the outstanding notes on July 25, 2000 to the initial purchasers. The initial purchasers subsequently resold the outstanding notes to
(1) qualified institutional buyers pursuant to Rule 144A under the Securities Act and (2) qualified buyers outside the United States in reliance upon Registration S under the Securities Act.

     As a condition to that sale to the initial purchasers, we entered into a registration rights agreement with the initial purchasers. Pursuant to that registration rights agreement, we agreed to:

          (1) file with the SEC on or prior to September 23, 2000, a registration statement on an appropriate form under the Securities Act, relating to a registered exchange offer for the outstanding notes under the Securities Act and

          (2) use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or prior to December 22, 2000.

As soon as reasonably practicable after the effectiveness of the exchange offer registration statement, we agreed to offer to the holders of the restricted securities who are not prohibited by any law or policy of the SEC from participating in the exchange offer the opportunity to exchange their securities for the exchange notes, which will be identical in all material respects to the outstanding notes (except that the exchange notes will not contain transfer restrictions) and that would be registered under the Securities Act. We agreed to keep the exchange offer open for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to the holders of the notes.

     In addition, we agreed to file with the SEC a shelf registration statement to cover resales of restricted securities by those holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement, if:

          (1) because of any change in law or applicable interpretations thereof by the staff of the SEC, we are not permitted to effect the offer as contemplated thereby,

          (2) any notes validly tendered pursuant to the exchange offer are not exchanged for exchange notes on or prior to January 21, 2001 and the exchange offer is not scheduled to expire prior to February 20, 2001,

          (3) any initial purchaser so requests with respect to notes not eligible to be exchanged for exchange notes in the exchange offer,

          (4) any applicable law or interpretations do not permit any holder of notes to participate in the exchange offer,

          (5) any holder of notes that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered notes, or

          (6) we so elect.

     We agreed to use our reasonable best efforts to have the exchange offer registration statement or, if applicable, the shelf registration statement declared effective by the SEC as promptly as practicable after the filing thereof. Unless the exchange offer would not be permitted by a policy of the SEC, we have agreed to commence the exchange offer and use our reasonable best efforts to consummate the exchange offer as promptly as practicable, but in any event prior to 180 days after the issue date. If applicable, we will use our reasonable best efforts to keep the shelf registration statement effective for a period ending on the earlier of (a) two years after the issue date or the date on which all the notes covered by the shelf registration statement have been sold pursuant thereto, if that happens first, and (b) the date on which the notes become eligible for resale without volume restrictions pursuant to Rule 144 under the Securities Act.

     We will be obligated to pay liquidated damages to each holder of restricted securities, during the period of one or more of the registration defaults outlined below if:

          (1) the applicable registration statement is not filed with the SEC on or prior to September 23, 2000;

          (2) the exchange offer registration statement or the shelf registration statement, as the case may be, is not declared effective on or prior to December 22, 2000 (or in the case of a shelf registration statement required to be filed in response to a change in law or the applicable interpretations of the SEC's staff, if later, within 90 days after publication of the change in law or interpretation);

          (3) the exchange offer is not consummated on or prior to 180 days after the issue date; or

          (4) the shelf registration statement is filed and declared effective within 150 days after the issue date but shall thereafter cease to be effective (at any time that we are obligated to maintain the effectiveness thereof) without being succeeded within 30 days by an additional registration statement filed and declared effective.

(each such event referred to in clauses (1) through (4), a "registration default"). The amount of the liquidated damages will be equal to 0.5% per annum over the stated rate for the notes with respect to the first 90-day period following such registration default until the applicable registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated or the shelf registration statement is declared effective or again becomes effective, as the case may be. The amount of the liquidated damages will increase by an additional 0.5% per annum over the stated rate for the notes at the beginning of each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults of 1.0% per annum over the stated rate for the notes. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the notes on semi-annual payment dates which correspond to interest payment dates for the notes. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

     Under the existing interpretations of the Staff of the SEC contained in several no-action letters to third parties, the exchange notes will in general be freely tradeable after the exchange offer without further registration under the Securities Act. However, any purchaser of outstanding notes who is our "affiliate" or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

          (1) will not be able to rely on the interpretation of the Staff of the SEC;

          (2) will not be able to tender its outstanding notes in the exchange offer; and

          (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

     As contemplated by these no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us that:

          (1) the exchange notes are to be acquired by the holder or the person receiving such exchange notes, whether or not such person is the holder, in the ordinary course of business;

          (2) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in distribution of the exchange notes;

          (3) the holder or any such other person has no arrangement or undertaking with any person to participate in the distribution of the exchange notes;

          (4) neither the holder nor any such other person is our "affiliate" within the meaning of Rule 405 under the Securities Act; and

          (5) the holder or any such other person acknowledges that if such holder or any other person participates in the exchange offer for the purpose of distributing the exchange notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes and cannot rely on those no-action letters.

As indicated above, each participating broker-dealer that receives an exchange note for its own account in exchange for outstanding notes must acknowledge that it: (A) acquired the outstanding notes for its own account as a result of market-making activities or other trading activities, (B) has not entered into any arrangement or understanding with us or any of our "affiliates" (within the meaning of Rule 405 under the Securities Act) to distribute the exchange notes to be received in the exchange offer and (C) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. For a description of the procedures for resales by participating broker-dealers, see "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., London time, on the expiration date of the exchange offer. We will issue E1,000 principal amount of exchange notes in exchange for each E1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of E1,000.

     The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

     - the exchange notes bear a different ISIN and common code numbers from the outstanding notes;

     - the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

     - the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.


     The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture. As of the date of this prospectus, E150,000,000 aggregate principal amount of the notes were outstanding. We have fixed the close of business on January 8, 2001, as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.


     Holders of outstanding notes do not have any appraisal or dissenters' rights under the Michigan Business Corporation Act, or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

     We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

     If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date of the exchange offer.

     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "expiration date" will mean 5:00 p.m., London time, on February 6, 2001, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.


     In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion,

     - to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions" have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or

     - to amend the terms of the exchange offer in any manner. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on February 1, 2001. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

     Interest on the exchange notes is payable semi-annually on each February 1 and August 1, commencing on February 1, 2001.

PROCEDURES FOR TENDERING

     Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must: (i) read this prospectus and the accompanying letter of transmittal and (ii) comply with the procedures established by Euroclear and/or Clearstream, Luxembourg, as appropriate, for transfer of book-entry interests through the electronic transfer systems of Euroclear and/or Clearstream, Luxembourg, prior to 5:00 p.m., London time, on the expiration date. For tender of the outstanding notes to be effective, book-entry interests in the outstanding notes must be transferred through Euroclear and/or Clearstream, Luxembourg's electronic transfer system prior to 5:00 p.m., London time, on the expiration date. Delivery of the outstanding notes must be made by book-entry transfer in accordance with the procedures communicated to the holders of the outstanding notes through the electronic transfer systems of Euroclear and/or Clearstream, Luxembourg. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

     The tender by a holder of outstanding notes and the acceptance thereof by the Issuer will constitute agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal, including the representations and warranties set forth in the letter of transmittal. In addition, by tendering outstanding notes, the tendering holder acknowledges that Euroclear and/or Clearstream, Luxembourg, as applicable, will disclose the identity of such tendering holder to the exchange agent and the Issuer.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered
(1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., London time, on the expiration date.

     To withdraw a tender of outstanding notes in the exchange offer, a tested telex of SWIFT message relating to such withdrawal must be received by Euroclear and/or Clearstream, Luxembourg, as applicable, prior to 5:00 p.m., London time, on the expiration date. Any such notice of withdrawal must comply with the procedures for withdrawal of tenders established by Euroclear and/or Clearstream, Luxembourg, as appropriate.

     All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, whose determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

          (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

          (2) any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

          (3) any governmental approval has not been obtained, which approval we will, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated by this prospectus.

     If we determine in our sole discretion that any of the conditions are not satisfied, we may

     - refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders,

     - extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see "-- Withdrawal of Tenders") or

     - waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

EXCHANGE AGENT


     Deutsche Bank AG London has been appointed as principal exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent in London addressed as follows:


                           By Mail or Hand Delivery:


                            Deutsche Bank AG London


                                Winchester House


                           1 Great Winchester Street


                                EC2N 2DB London


                                 United Kingdom


                 Attention: Corporate Trust and Agency Services

                            Facsimile Transmission:

                               (44 20) 7547-0271


                             Confirm by Telephone:


                               (44 20) 7545-8000



     Deutsche Bank Luxembourg S.A. has been appointed as Luxembourg Exchange Agent for the exchange offer. The Luxembourg exchange agent can be reached at the following address:



                         Deutsche Bank Luxembourg, S.A.


                          2 Boulevard Konrad, Adenauer


                               L-1115 Luxembourg


                      Attention: Coupon Paying Department


                            Facsimile Transmission:


                                 +352 47 31 36


                             Confirm by Telephone:


                                 +352 42 12 21


     DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates' officers and regular employees.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

     We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

          (1) to us upon redemption thereof or otherwise;

          (2) so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

          (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

          (4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

     Based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus provided that exchanging holder:

     - acquired the outstanding notes in the ordinary course of its business;

     - is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

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

     - is not an affiliate of ours within the meaning of Rule 405 under the Securities Act.

If any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the Staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. In addition, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

NOTICES

     Application has been made to list the exchange notes on the Luxembourg Stock Exchange. The exchange notes will be accepted for clearance through the accounts of Euroclear and Clearstream, Luxembourg and they will have new common codes and new ISIN numbers which will be transmitted to the Luxembourg Stock Exchange. All documents prepared in connection with the exchange offer will be available at the office of the exchange agent in Luxembourg and all necessary actions and services in respect of the exchange offer may be done at the office of the exchange agent in Luxembourg. The exchange agent appointed for these purposes is Deutsche Bank Luxembourg S.A.

     All notices relating to the exchange offer will be published in accordance with the notice provisions of the Indenture. See "Description of the Notes -- Notices." So long as the notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall require, prior to the commencement of the exchange offer, notice of the exchange offer will be given to the Luxembourg Stock Exchange and will be published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger
Wort). Such notice will, among other things, provide details of the conditions to the exchange offer, the interest rate of the exchange notes and the commencement and expected completion date of the exchange offer. So long as the notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall require, notice of the results of the exchange offer will be given to the Luxembourg Stock Exchange and will be published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort), in each case as promptly as practicable, following the completion of the exchange offer.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Notes to be issued in connection with the exchange offer will be issued under an indenture dated as of July 25, 2000 (the "Indenture") among the Issuer, as issuer, the Guarantors, as guarantors, and United States Trust Company of New York, as trustee (the "Trustee"). The following summary of certain provisions of the Notes, the Indenture and the Deposit Agreement, dated July 25, 2000, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Notes, the Indenture and the Deposit Agreement, including the definitions of certain terms contained therein and those terms made part of the Indenture through the incorporation by reference of the Trust Indenture Act. Copies of the Indenture and the Deposit Agreement have been filed as exhibits to the registration statement of which this prospectus forms a part. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. See "Where You Can Find More Information." For definitions of certain capitalized terms used in this summary, see "Certain Definitions" below.

     The Notes will be issued in denominations of E1,000 in principal amount or an integral multiple thereof and will be limited in aggregate principal amount to E200,000,000, of which E150,000,000 was issued in the original offering. The Issuer may issue additional Notes (the "Additional Notes") from time to time. The Notes and any Additional Notes subsequently issued will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. The Notes will mature on August 1, 2010 (the "Stated Maturity Date"). Unless they have been redeemed earlier, the Issuer will redeem the Notes at 100% of their principal amount on the Stated Maturity Date.

     Interest will accrue from the date of issuance and will be payable on February 1 and August 1 in each year (each, an "Interest Payment Date") to the applicable Book-Entry Depositary (as hereinafter defined) and to the holders of record of Definitive Registered Notes (as hereinafter defined), if any, at the close of business on January 15 or July 15 immediately preceding the next Interest Payment Date (each such date a "record date"). The first Interest Payment Date will be February 1, 2001. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. If the Issuer defaults on any payment of principal, whether at maturity, redemption or otherwise, interest will continue to accrue and, to the extent permitted by law, interest will accrue on overdue installments of interest at the rate of interest borne by the applicable Notes. For the purposes of this prospectus, "interest" includes any liquidated damages payable with respect to the Notes.

     Application has been made to list the Notes on the Luxembourg Stock Exchange. So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Issuer will maintain a Paying Agent with offices in Luxembourg where holders of Definitive Registered Notes (as defined) will be able to present their Notes for exchange, registration of transfer and redemption and obtain copies of the Indenture and the Deposit Agreement.

OPTIONAL REDEMPTION

     The Issuer may at its option redeem all or part of the Notes on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each registered holder of Notes and published in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxembourg Wort). The redemption price will equal the greater of:

          (1) 100% of the principal amount of the Notes to be redeemed; or

          (2) as determined by a Quotation Agent, the sum of the present values of the Remaining Scheduled Payments of the Notes discounted to the date of redemption, on a semiannual basis (assuming a 360-day year consisting of twelve 30 day months), at the Reference Dealer Rate plus 50 basis points plus, in each case, accrued interest thereon to the date of redemption.

     "Quotation Agent" means a Reference Dealer (as defined below).

     "Reference Dealer" means Chase Manhattan International Limited or Bank of America International Limited or their respective successors.

     "Reference Dealer Rate" means with respect to a Reference Dealer and any redemption date, the midmarket annual yield to maturity, as determined by a Reference Dealer, of the German Government Bund 5.25% due July 1, 2010 or, if that security is no longer outstanding, a similar security in the reasonable judgment of such Reference Dealer, at 11:00 a.m. (London time) on the third business day in London preceding such redemption date quoted in writing to the Trustee by such Reference Dealer.

     "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date if such Note were not redeemed. However, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

     On and after the redemption date, interest will cease to accrue on the Notes or any portion thereof called for redemption. On or before the redemption date, the Issuer will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Trustee will select the Notes to be redeemed by a method determined by the Trustee to be fair and appropriate.

CHANGE OF CONTROL

     If a Change of Control occurs, each holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to E1,000 or an integral multiple of E1,000) of the holder's Notes pursuant to the Change of Control offer on the terms set forth in the Indenture (the "Change of Control Offer"). In the Change of Control Offer, the Issuer will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and liquidated damages, if any, on the Notes repurchased to the date of purchase. Within 30 days following any Change of Control, the Issuer will publish a notice in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxembourg Wort) and mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the Indenture and described in the notice (the "Change of Control Payment Date"). The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

     On the Change of Control Payment Date, the Issuer will, to the extent lawful:

          (1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control payment in respect of all Notes or portions of Notes properly tendered; and

          (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

     The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of E1,000 or an integral multiple of E1,000.

     The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

     "Change of Control" means the occurrence of any of the following:

          (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange
     Act);

          (2) the adoption of a plan relating to the liquidation or dissolution of the Issuer;

          (3) the first day on which Parent ceases, either directly or indirectly, to own all of the outstanding equity interests of the Issuer;

          (4) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than an employee trust sponsored by the Issuer, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting stock of the Issuer, measured by voting power rather than number of shares; or

          (5) the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Issuer to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

SELECTION; NOTICE OF REDEMPTION

     If less than all the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the applicable Trustee in compliance with any applicable rules of the principal U.S. securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on the Luxembourg Stock Exchange or a U.S. securities exchange or if there are no applicable rules, on a pro rata basis, by lot or by such other method as such Trustee will deem fair and appropriate; provided, however, that no holder will be permitted to elect partial redemption if such redemption would reduce the principal amount of Notes held by such holder below E1,000. At least 30 but no more than 60 days before any redemption date the Issuer will deliver written notice of such redemption to the Trustee and, (i) so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, (a) publish a notice in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort) and (b) deliver written notice of such redemption to the Luxembourg Stock Exchange, and (ii) mail a notice of redemption first-class postage prepaid to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A Global Note redeemed in part will be surrendered to the Paying Agent who will make a notation thereon to reduce the principal amount of such Global Note to an amount equal to the unredeemed portion and, in the case of Definitive Registered Notes, a new Definitive Registered Note, in principal amount equal to the unredeemed portion thereof will be issued (and may be obtained from any Paying Agent) in the name of the Holder thereof upon presentation of the original Definitive Registered Note to such Paying Agent and cancellation thereof for redemption unless, upon due presentation, payment of the principal and premium (if any) is improperly withheld or refused or unless default is otherwise made in respect of payment, in any of which events interest shall continue to accrue as provided in the Indenture. On and after the redemption date, cash interest will cease to accrue, with respect to Notes or portions thereof called for redemption and accepted for payment.

THE GUARANTEES

     Each of the Subsidiaries of the Issuer that has guaranteed indebtedness under the Credit Agreement will unconditionally guarantee on a joint and several basis all of the Issuer's obligations under the Indenture and the Notes. Each of the Guarantees shall be a guarantee of payment and not of collection. The obligations of each Guarantor under its Guarantee are limited to the maximum amount that can be guaranteed by such Guarantor without resulting in the obligations of such Guarantor constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law. Despite this limitation, there is a risk that the Guarantees will involve a fraudulent conveyance or transfer, and thus will be unenforceable.

     The Guarantors on the date of the Indenture will be all of the Issuer's U.S. Subsidiaries. Each Subsidiary of the Issuer that becomes a guarantor under the Credit Agreement (or any other credit agreement renewing, refunding, replacing, restating, refinancing or extending the Credit Agreement), after the date of the Indenture will become a Guarantor. If a Subsidiary that is a Guarantor ceases to be a guarantor under the Credit Agreement (or substitute credit agreement described in the prior sentence), such Subsidiary will also cease to be a Guarantor, whether or not a Default or Event of Default is then outstanding. A Subsidiary may cease to be a

Guarantor upon sale or other disposal of such subsidiary or otherwise. The Issuer is not restricted from selling or otherwise disposing of any of the Guarantors.

     Parent will unconditionally guarantee the Notes on a senior unsecured basis. Parent is a holding company whose sole source of operating income and cash flow is derived from the Issuer and whose only material asset is the Issuer's capital stock. Accordingly, Parent will be dependent upon the earnings and cash flow of, and dividends and distributions from, the Issuer to perform on its Guarantee. As a result, the Parent's Guarantee provides little, if any, additional credit support for the Notes and investors should not rely on the Parent's Guarantee in evaluating an investment in the Notes.

     If the Notes are defeased in accordance with the terms of the Indenture, then the Guarantors will be released and discharged from their obligations under the Guarantees.

     For as long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, each time a new Restricted Subsidiary issues a Guarantee, the Issuer will publish a notice of such new Subsidiary Guarantee in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

RANKING

     The Notes will be unsecured obligations of the Issuer, ranking equal in right of payment with all other unsecured and unsubordinated indebtedness of the Issuer, and ranking senior in right of payment to the outstanding subordinated indebtedness of the Issuer and any future subordinated indebtedness of the Issuer. The Guarantees will be unsecured obligations of the Guarantors, ranking equal in right of payment with all other unsecured and unsubordinated indebtedness of the Guarantors, and ranking senior in right of payment to the outstanding subordinated indebtedness of the Guarantors and any future subordinated indebtedness of the Guarantors. As of September 30, 2000, the Issuer had outstanding approximately $911.3 million of unsecured and unsubordinated indebtedness and approximately $0.9 million of subordinated indebtedness, and the Subsidiary Guarantors had outstanding approximately $955.1 million of unsecured indebtedness and no subordinated indebtedness. In addition, the Notes will be structurally subordinated to all of the liabilities of the Issuer's Subsidiaries that are not Guarantors. As of September 30, 2000, the Issuer's Subsidiaries that are not Guarantors had total liabilities of approximately $438.3 million.

     The payment of principal of and premium (if any) and interest on the Notes will be effectively subordinated in right of payment to all secured indebtedness of the Issuer, and the payment of the Guarantees will be effectively subordinated in right of payment to all secured indebtedness of the Guarantors, in each case to the extent of the value of the assets securing such indebtedness. As of September 30, 2000, the Issuer had no secured indebtedness, and the Guarantors had approximately $66.2 million of secured indebtedness. Secured creditors of the Issuer and the Guarantors will have a claim on the assets which secure the obligations of the Issuer or the Guarantors, as the case may be, prior to any claims of holders of the Notes against such assets.

CERTAIN COVENANTS

     The covenants summarized below will be applicable to the Notes.

  Limitation on Liens

     The Issuer has agreed that, so long as any of the Notes remain outstanding under the Indenture, it will not, and it will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or assume any mortgage, encumbrance, lien, pledge or security interest of any

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

kind (any such mortgage, encumbrance, lien, pledge or security interest being referred to as "Lien" or "Liens") upon or in

          (1) any of its interests in any Principal Property, or

          (2) any shares of capital stock or Indebtedness of any Restricted Subsidiary,

whether that interest, capital stock or Indebtedness is now owned or hereafter acquired, if that Lien secures or is intended to secure, directly or indirectly, the payment of any indebtedness for borrowed money evidenced by notes, bonds, debentures or other similar evidences of Indebtedness without making effective provision, and the Issuer in that case will make or cause to be made effective provision, whereby all of the Notes shall be secured by that Lien equally and ratably with any other Indebtedness thereby secured.

     The foregoing will not apply to any of the following:

          (1) Liens on any Principal Property, shares of stock or Indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

          (2) Liens on any Principal Property, shares of stock or Indebtedness acquired, constructed or improved by the Issuer or any Restricted Subsidiary after the date of the Indenture which are created or assumed prior to or at the time of such acquisition, construction or improvement or within 365 days after the acquisition, completion of construction or improvement or commencement of commercial operation of such property, to secure or provide for the payment of all or any part of the purchase price or the cost of such construction or improvement thereof;

          (3) Liens on any Principal Property, shares of stock or Indebtedness existing at the time of acquisition thereof (including acquisition through merger or consolidation);

          (4) Liens on any Principal Property, shares of stock or Indebtedness acquired from a corporation that is merged with or into the Issuer or a Restricted Subsidiary;

          (5) Liens on any Principal Property, shares of stock or Indebtedness to secure Indebtedness to the Issuer or to a Restricted Subsidiary;

          (6) Liens on any Principal Property, shares of stock or Indebtedness in favor of any country or any political subdivision of any country, or any department, agency or instrumentality of any country or political subdivision of any country, to secure partial, progress, advance or other payments, or to secure any Indebtedness incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving any Principal Property, shares of stock or Indebtedness subject to such Liens, including Liens incurred in connection with pollution control or industrial revenue bonds or similar types of financings;

          (7) Liens existing as of the date of the Indenture;

          (8) Liens securing Indebtedness in respect of interest rate agreement obligations or currency agreement obligations entered into to protect against fluctuations in interest rates or exchange rates and not for speculative reasons; or

          (9) any extension, renewal or replacement of any Liens referred to in the foregoing clauses (1) to (8), inclusive, provided that the principal amount of Indebtedness secured by the Lien shall not exceed the principal amount secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to the Principal Property, shares of stock or Indebtedness which secured such Lien (plus improvements on such property).

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     Notwithstanding the foregoing provisions, the Issuer or any Restricted
Subsidiary may, without equally and ratably securing the Notes, create or assume Liens which would otherwise be subject to the foregoing restrictions if at the time of such creation or assumption, and after giving effect thereto, Exempted Indebtedness does not exceed 15% of Consolidated Assets determined as of a date not more than 90 days prior thereto.

  Limitation on Sale and Lease-Back Transactions

     The Issuer has agreed that neither it nor any of its Restricted Subsidiaries will enter into any lease covering any Principal Property owned as of the date of the Indenture that is subsequently sold to any other Person in connection with such lease unless the Issuer or such Restricted Subsidiary:

          (1) would be entitled under the Indenture to incur Indebtedness secured by a Lien on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to such transaction without equally and ratably securing the Notes; or

          (2) uses (within 365 days of the effective date of such transaction) an amount equal to the proceeds from the sale of such Principal Property to repay any Indebtedness of the Issuer or such Restricted Subsidiary that matures (or may be extended so as to mature) more than one year after it was incurred or assumed.

     This covenant does not prevent the Issuer or any Restricted Subsidiary from entering into any sale and lease-back transaction:

          (i) involving a lease with a term of three years or less; or

          (ii) that is entered into within 365 days after the later of the acquisition, the completion of construction, or the commencement of operation of such Principal Property.

     Notwithstanding the foregoing provisions, the Issuer or any Restricted Subsidiary may enter into sale and lease-back transactions if, at the time of such entering into, and after giving effect thereto, Exempted Indebtedness does not exceed 15% of Consolidated Assets determined as of a date not more than 90 days prior thereto.

CERTAIN DEFINITIONS

     "Attributable Debt," when used in connection with a sale and lease-back transaction, shall mean, as of any particular time, the lesser of:

          (1) the fair value (as determined by the Board of Directors) of the property subject to such arrangement; and

          (2) the then-present value, discounted at a rate per annum equal to the rate of interest implicit in the lease involved in such sale and lease-back transaction, as determined in good faith by the Issuer, of the obligations of a lessee for net rental payments during the remaining term of any lease in respect of such property (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

The term "net rental payments" under any lease for any period means the sum of the rental payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

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     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and
Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon occurrence of a subsequent condition (other than a condition that the holders of the Notes waive one or more provisions of the Indenture).

     "Board of Directors" means:

          (1) with respect to a corporation, the board of directors of the corporation;

          (2) with respect to a partnership, the board of directors of the general partner of the partnership; and

          (3) with respect to any other Person, the board or committee of such Person serving a similar function.

     "Consolidated Assets" means the Issuer's assets, determined in accordance with GAAP and consolidated for financial reporting purposes in accordance with GAAP, such assets to be valued at book value.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Issuer who:

          (1) was a member of such Board of Directors on the date of the Indenture; or

          (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Agreement" means that certain Credit Agreement, dated on or about July 25, 2000, by and among the Issuer, various direct and indirect wholly owned Subsidiaries of the Issuer and Bank of America, N.A., as a lender and as administrative agent, and The Chase Manhattan Bank, as a lender and as syndication agent, and certain other lenders, providing for up to $1.15 billion of aggregate borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to letters of credit), in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Exempted Indebtedness" means, as of any particular time, the sum of:

          (1) the aggregate principal amount of all then outstanding Indebtedness for borrowed money of the Issuer and its Restricted Subsidiaries incurred after the date of the Indenture, and secured by any Lien other than those permitted under any of clauses (1) through (9) under the heading "Certain Covenants -- Limitation on Liens" above; and

          (2) all Attributable Debt pursuant to sale and leaseback transactions incurred by the Issuer and its Restricted Subsidiaries after the date of the Indenture, at that time outstanding other than that which is not prohibited by or is permitted pursuant to clause (1) or (2) under the heading "Certain Covenants -- Limitation on Sale and Lease-Back Transactions" above.

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

     "GAAP" means such accounting principles as are generally accepted in the United States at the date of the Indenture.

     "Indebtedness" of a Person means all obligations which would be treated as liabilities upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP.

     "Investment" by any Person means:

          (1) all investments by such Person in any other Person in the form of loans, advances or capital contributions,

          (2) all guarantees of Indebtedness or other obligations of any other Person by such Person,

          (3) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, capital stock or other securities of any other Person, and

          (4) all other items that would be classified as investments, including, without limitation, purchases outside the ordinary course of business, on a balance sheet of such Person prepared in accordance with GAAP.

     "Notes" means the Issuer's 9.25% Senior Notes due 2010 issued under the Indenture on July 25, 2000 and, when and if issued in exchange for those Notes pursuant to the terms of the Registration Rights Agreement, the Issuer's 9.25% Senior Notes due 2010.

     "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

     "Principal Property" means the principal manufacturing facilities located in the United States owned by the Issuer or a Subsidiary, except such as the Board of Directors of the Issuer, in its good faith opinion, reasonably determines is not significant to the business, financial condition and earnings of the Issuer and its consolidated Subsidiaries taken as a whole, as evidenced by a Board resolution.

     "Restricted Subsidiary" means any consolidated Subsidiary that owns any Principal Property.

     "Significant Subsidiary" means any Subsidiary which has:

          (1) Consolidated Assets or in which the Issuer and its other Subsidiaries have Investments, equal to or greater than 5% of the Consolidated Assets of the Issuer at the end of its most recently completed fiscal year, or

          (2) consolidated gross revenue equal to or greater than 5% of the consolidated gross revenue of the Issuer for its most recently completed fiscal year.

     "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Issuer or by one or more other Subsidiaries, or by the Issuer and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

DEFEASANCE AND COVENANT DEFEASANCE

     The Issuer may elect either:

          (1) to defease and be discharged from any and all obligations with respect to the Notes ("defeasance"); or

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

          (2) to be released from its obligations with respect to the restrictive covenants described herein under "Certain Covenants" with respect to the Notes ("covenant defeasance").

     In order to exercise either defeasance or covenant defeasance:

          (a) the Issuer must deposit with the Trustee (or other qualifying trustee), in trust, money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium or interest on such Notes to maturity or redemption;

          (b) the Issuer must deliver to the Trustee an opinion of counsel to the effect that the holders of such Notes will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. Such opinion of counsel, in the case of defeasance under clause (1) above, must be accompanied by a ruling to that effect received from or published by the Internal Revenue Service.

     The Issuer may exercise its defeasance option with respect to such Notes notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its defeasance option, payment of such Notes may not be accelerated because of an Event of Default. If the Issuer exercises its covenant defeasance option, payment of such Notes may not be accelerated by reason of a Default or an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on such Notes, since the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

     Payments in respect of the Notes will be made at the office or agency of the Issuer maintained for that purpose as the Issuer may designate from time to time and at the office of its Paying Agents. Payments in the principal amount of the Notes will be made at the office of the Paying Agent in Luxembourg upon surrender of the Notes. However, at the option of the Issuer, interest payments on Notes may be made by check mailed to the address of the person entitled thereto as specified in the Note Register. If a holder of Notes has given wire transfer instructions to the Issuer and its paying agent prior to the applicable record date for such payment, the Issuer will make payments with respect to the Notes by wire transfer of funds to the account specified by such a holder. Payment of any installment of interest will be made to the person in whose name such Note is registered at the close of business on the regular record date for such interest.

     The Trustee will initially act as U.S. Paying Agent at its corporate trust offices in the City of New York, State of New York. Deutsche Bank AG London will initially act as principal Paying Agent at its corporate trust offices in the City of London. Deutsche Bank Luxembourg S.A. will initially act as registrar and as Luxembourg Paying Agent. For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, a Paying Agent and co-registrar in Luxembourg will be maintained. The Issuer may change the Paying Agent or Registrar without prior notice to the Holders, and the Issuer or any of its Subsidiaries may act as Paying Agent or Registrar; provided, however, that for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Issuer will publish

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

notice of the change in the Paying Agent in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger
Wort).

     The Notes will be transferable or exchangeable at the agency of the Issuer maintained for such purpose as designated by the Issuer from time to time. Notes may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith.

CONSOLIDATION, MERGER OR SALE BY THE ISSUER

     The Issuer shall not consolidate with or merge into any other corporation or transfer or lease all or substantially all of its assets, unless:

          (1) the corporation formed by such consolidation or into which the Issuer is merged or the corporation which acquires its assets is organized in the United States;

          (2) the corporation formed by such consolidation or into which the Issuer is merged or which acquires the Issuer's assets expressly assumes all of the obligations of the Issuer under the Indenture;

          (3) immediately after giving effect to such transaction, no Default or Event of Default exists; and

          (4) if, as a result of such transaction, properties or assets of the Issuer would become subject to an encumbrance which would not be permitted by the terms of the Notes, the Issuer or the successor corporation shall take such steps as are necessary to secure such Notes equally and ratably with all indebtedness secured thereunder.

Upon any such consolidation, merger, sale or lease, the successor corporation formed by such consolidation, or into which the Issuer is merged or to which such sale or lease is made, shall succeed to, and be substituted for the Issuer under the Indenture.

EVENTS OF DEFAULT, NOTICE AND CERTAIN RIGHTS ON DEFAULT

     If an Event of Default occurs with respect to the Notes and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of all of the outstanding Notes, by written notice to the Issuer (and to the Trustee, if notice is given by such holders of Notes), may declare the principal of, and accrued interest, if any, on all the Notes to be due and payable.

     Events of Default with respect to the Notes are defined in the Indenture as being:

          (1) default for 30 days in payment of any interest on any Note when due and payable;

          (2) default in payment of principal, or premium, if any, at maturity or on redemption or otherwise of any Notes when due;

          (3) default for 60 days after notice to the Issuer by the Trustee, or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding, in the performance of any covenant with respect to the Notes;

          (4) default with respect to other indebtedness of the Issuer for borrowed money in an aggregate principal amount of at least $30.0 million, which default shall constitute a failure to pay any portion of the principal when due and payable after the expiration of an applicable grace period with respect thereto or shall result in an acceleration thereof and such acceleration is not rescinded or annulled or such debt shall not be paid in full within 30 days after the written notice thereof to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding, provided that such Event of Default will be remedied, cured or waived if such default under such other agreement is remedied, cured or waived;
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

          (5) the entry of a final judgment or order against the Issuer or its Subsidiaries in excess of $30.0 million individually or in the aggregate, not covered by insurance, that is not paid, discharged or otherwise stayed, by appeal or otherwise, within 60 days after the entry of such judgments or orders;

          (6) any Guarantee of the Notes by a Significant Subsidiary ceases to be in full force and effect or any Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Guarantee of the Notes, except, in each case, in connection with a release of a Guarantee in accordance with the terms of the Indenture; and

          (7) certain events of bankruptcy, insolvency or reorganization of the Issuer or any Significant Subsidiary.

     The Trustee will, within 90 days after the occurrence of a Default with respect to the Notes, give to the holders of the Notes notice of all Defaults known to it unless such Default shall have been cured or waived. However, the Trustee may withhold the notice (except in the case of a Default in payment on the Notes) if and so long as it determines in good faith that withholding such notice is in the interests of the holders of the Notes. "Default" means any event which is, or after notice or passage of time or both, would be, an Event of Default.

     The holders of a majority in aggregate principal amount of the Notes affected may, subject to certain limited conditions, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee.

     The Issuer will file annually with the Trustee a certificate as to the Issuer's compliance with all conditions and covenants of such Indenture.

     The holders of a majority in aggregate principal amount of Notes then outstanding, by notice to the Trustee may waive, on behalf of the holders of all Notes, any past Default or Event of Default and its consequences except (1) a Default or Event of Default in the payment of the principal of or premium, if any, or interest, if any, on any Note, or (2) an Event of Default resulting from the breach of a covenant or provision of the Indenture which, pursuant to the Indenture, cannot be amended or modified without the consent of the holder of each outstanding Note.

MODIFICATION OF THE INDENTURE

     The Indenture may be modified without the consent of the holders of any of the Notes in order:

          (1) to evidence the succession of another corporation to the Issuer and the assumption of the covenants and obligations of the Issuer by a successor to the Issuer;

          (2) to add to the covenants of the Issuer or to surrender any right or power of the Issuer;

          (3) to add additional Events of Default with respect to the Notes;

          (4) to secure the Notes;

          (5) to evidence and provide for successor Trustees;

          (6) if allowed without penalty under applicable laws and regulations, to permit payment in respect of Notes in bearer form in the United States;

          (7) to correct any defect or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under such Indenture, provided that such action does not adversely affect the interests of the holders of Notes affected thereby;

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

          (8) to cure any ambiguity or correct any mistake; or

          (9) to add a Guarantor, or remove a Guarantor in respect of the Notes which, in accordance with the terms of the Indenture, is no longer liable on its Guarantee.

     The Indenture also may be modified, with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes, except that, without the consent of the holder of each Note affected thereby, no such supplemental indenture may:

          (1) change the time for payment of principal of or premium, if any, or interest, if any, on any Note;

          (2) reduce the principal of, or the rate of interest, or premium, if any, on any Note, or change the manner in which the amount of any of the foregoing is determined;

          (3) reduce the amount of premium, if any, payable upon the redemption of any Note;

          (4) change the place of payment where, or the currency in which, any Security or any premium or the interest thereon is payable;

          (5) impair the right to institute suit for the enforcement of any payment on or with respect to any Note;

          (6) reduce the percentage in principal amount of the outstanding Notes affected thereby, the consent of whose holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

          (7) change the obligation of the Issuer to maintain an office or agency in the places and for the purposes specified in such Indenture;

          (8) modify or change any provision of any Guarantee in a manner which adversely affects the holders of the Notes; or

          (9) modify the provisions relating to waiver of certain defaults or any of the foregoing provisions.

NOTICES

     Notice regarding the Notes will be mailed to Holders of Definitive Registered Notes by first-class mail at their respective addresses as they appear on the registration books for such Definitive Registered Notes, and, if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, published in a daily newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort). If and for so long as any Notes are represented by one or more Global Notes and ownership of Book-Entry Interest therein are shown on the records of Euroclear, Clearstream, Luxembourg (each as defined herein) or any successor clearing agency appointed by a Book-Entry Depositary at the request of the Issuer, notices will also be delivered to each such clearing agency for communication to the owners of such Book-Entry Interests. Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Parent, the Issuer or any Guarantor, as such, shall have any liability for any obligation of the Issuer or the Guarantors under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives

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

and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

THE TRUSTEE

     The Trustee, initially United States Trust Company of New York, may resign at any time and may be removed by the holders of the Notes of a majority in principal amount of the then outstanding Notes by notification to the Trustee and the Issuer in writing. The Issuer may remove the Trustee if (a) the Trustee fails to comply with Section 310(b) of the Trust Indenture Act of 1939 as in effect on the date of the Indenture after written request by the Issuer, (b) the Trustee fails to comply with the eligibility qualifications set forth in the Indenture, or (c) the Trustee becomes incapable of acting, is adjudged a bankrupt or an insolvent or a receiver or public officer takes charge of the Trustee or its property or affairs for the purpose of rehabilitation, conservation or liquidation.

     The Trustee may become the owner or pledgee of the Notes and, subject to the terms of the Indenture, may otherwise deal with the Issuer, its affiliates and subsidiaries.

     The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceedings for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the same degree of care and skill as a prudent man in the conduct of his own affairs. Subject to provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

     The Notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

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

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of material United States federal income tax consequences of the exchange offer. This discussion does not address specific tax consequences that may be relevant to particular persons (including, for example, pass-through entities (e.g., partnerships) or persons who hold the Notes through pass-through entities, individuals who are U.S. expatriates, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or foreign currency, persons that have a functional currency other than the U.S. dollar and persons in special situations, such as those who hold Notes as part of a straddle, hedge, conversion transaction, or other integrated investment. In addition, this discussion does not address U.S. federal alternative minimum tax consequences, and does not describe any tax consequences arising under U.S. federal gift and estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

     Kirkland & Ellis, our special counsel, has advised us that in its opinion, the exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event for the holders. As a result, (1) a holder should not recognize taxable gain or loss as a result of exchanging notes for exchange notes pursuant to the exchange offer, (2) the holding period of the exchange notes should include the holding period of the notes exchanged therefor, and (3) the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

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

                         BOOK ENTRY; DELIVERY AND FORM

FORM OF NOTES

     The Notes issued in connection with the exchange offer will be issued in the form of bearer global notes. We will issue Notes in denominations of E1,000, and integral multiples thereof. In no event will Definitive Registered Notes (as defined below) in bearer form be issued.

     Notes will initially be represented by global notes in bearer form (the "Global Notes"). The Global Notes will be deposited with Deutsche Bank Luxembourg S.A., as the Book-Entry Depositary (the "Book-Entry Depositary") under a deposit agreement relating to the Notes (the "Deposit Agreement"). The Book-Entry Depositary will issue certificated depositary interests (the "CDIs") to a common depositary (the "Common Depositary") for Euroclear System ("Euroclear") and Clearstream Banking, societe anonyme ("Clearstream, Luxembourg") or their nominees, and will record the CDIs in the books and records of the Book-Entry Depositary in the name of the common depositary or its nominee. Ownership of beneficial interests in the Global Notes deposited with the Book-Entry Depositary (the "Book-Entry Interests") will be limited to persons that have accounts with Euroclear or Clearstream, Luxembourg or persons that may hold interests through such participants. Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and Clearstream, Luxembourg and their participants.

ISSUANCE OF DEFINITIVE REGISTERED NOTES

     The Book-Entry Interests will not be held in definitive form. Instead, Euroclear and/or Clearstream, Luxembourg will credit on their respective book-entry registration and transfer systems a participant's account with the interest beneficially owned by such participant. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge Book-Entry Interests. In addition, while the Notes are in global form, holders of Book-Entry Interests will not be considered the owners or "Holders" of Notes for any purpose.

     Under the terms of the Deposit Agreement, owners of Book-Entry Interests will receive Definitive Registered Notes:

          (1) if either Euroclear or Clearstream, Luxembourg notifies the Book-Entry Depositary and us that it is unwilling or unable to continue to act as clearing agency and a successor clearing agency is not appointed by us within 120 days;

          (2) if the Book-Entry Depositary, Euroclear or Clearstream, Luxembourg so request following an Event of Default under the Indenture;

          (3) if the owner of a Book-Entry Interest requests such exchange in writing delivered through either Euroclear or Clearstream, Luxembourg (including following an Event of Default under the Indenture); or

          (4) if the Book-Entry Depositary or the Common Depositary is at any time unwilling or unable to continue as Book-Entry Depositary and a successor is not appointed by us within 120 days.

     In such an event, we will issue Notes in definitive registered form ("Definitive Registered Notes"), registered in the name or names and issued in any approved denominations, requested by or on behalf of Euroclear and/or Clearstream, Luxembourg, as applicable (in accordance with their respective customary procedures and based upon directions received from participants reflecting the beneficial ownership of Book-Entry Interests).

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

     Upon the issuance of Definitive Registered Notes, Holders will be able to transfer and exchange Definitive Registered Notes at the office of any paying agent (including the paying agent in Luxembourg), provided that all transfers and exchanges must be effected in accordance with the terms of the Indenture and, among other things, be recorded in the register maintained by the Registrar for such Definitive Registered Notes. In the case of a transfer in part of a Definitive Registered Note, a new Definitive Registered Note in respect of the balance of the principal amount of the Definitive Registered Note not transferred will be delivered at the office of the relevant Paying Agent, as the case may be, or (at the risk and, if mailed at the request of the transferor otherwise than by ordinary uninsured mail, at the expense of the transferor) sent by mail to the transferor.

     To the extent permitted by law, the Issuer, the Trustee, the Paying Agent (as defined herein), and the Registrar shall be entitled to treat the Holder of any Notes as the absolute owner thereof.

     We will not impose any fees or other charges in respect of the Notes or the CDIs; however, holders of the Book-Entry Interests may incur fees normally payable in respect of the maintenance and operation of accounts in Euroclear and/or Clearstream, Luxembourg.

     None of the Issuer, the Trustee, the Book-Entry Depositary, the Paying Agents or the Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Book-Entry Interests.

TRANSFER AND EXCHANGE

     Pursuant to the Deposit Agreement, the Global Notes may be transferred only to a successor of the Book-Entry Depositary.

     Unless and until Book-Entry Interests are exchanged for Definitive Registered Notes, the CDIs held by the Common Depositary may not be transferred except as a whole to a nominee or a successor approved by us.

     All transfers of Book-Entry Interests between participants in Euroclear or participants in Clearstream, Luxembourg will be effected by Euroclear or Clearstream, Luxembourg pursuant to customary procedures and subject to the applicable rules and procedures established by Euroclear or Clearstream, Luxembourg and their respective participants. See "Description of Book-Entry System."

     Book-Entry Interests in Global Notes may be exchanged by the holder thereof for Definitive Registered Notes in denominations of E1,000 in principal amount, and integral multiples thereof, upon receipt by a Registrar of instructions relating thereto and any certificates and other documentation required by the Indenture or the Deposit Agreement. It is expected that such instructions will be based upon directions received by Euroclear or Clearstream, Luxembourg, as applicable, from the participant that owns the relevant Book-Entry Interests.

     Notes issued as Definitive Registered Notes may be transferred, in whole or in part, in denominations of E1,000 in principal amount, or integral multiples thereof to persons who take delivery thereof in the form of Definitive Registered Notes or, if available, in the form of Book-Entry Interests in a Global Note. The Definitive Registered Notes may be transferred in whole or part upon the surrender of the Definitive Registered Notes to be transferred, together with the completed and executed certificates and transfer documents, at the specified office of the registrar or any transfer agent (which shall include a transfer agent having its specified office in Luxembourg so long as any Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require). In the case of a permitted transfer of only part of a Definitive Registered Note, a new Definitive Registered Note in respect of the balance not transferred will be issued to the transferor. Each new Definitive Registered Note to be issued upon the transfer of a Definitive Registered Note will, upon the effective receipt of such
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completed assignment by the registrar or a transfer agent at its respective specified office, be available for delivery at such specified office, or at the request of the Holder requesting such transfer, will, within a reasonable period of time of receipt of such completed assignment, be mailed at the risk of the transferee entitled to the new Definitive Registered Note to such address as may be specified in such completed transfer documents.

     In connection with any such transfer, the Indenture will require the transferor to, among other things, furnish appropriate endorsements and transfer documents, to furnish certain certificates and to pay any taxes, duties and governmental charges in connection with such transfer.

     Definitive Registered Notes will be transferable and exchangeable at the offices of the registrar or any transfer agent. No service change will be imposed for any registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. Holders of Definitive Registered Notes in Luxembourg will be able to effect transfers by delivery of the Definitive Registered Notes to the Luxembourg Paying Agent with instructions for the transfer of all or part thereof to the proposed transferee thereof.

     Notwithstanding the foregoing, we are not required to register the transfer of any Definitive Registered Notes:

          (1) for a period of 15 calendar days prior to any date fixed for the redemption of the Notes;

          (2) for a period of 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part;

          (3) for a period of 15 calendar days prior to the record date with respect to any interest payment date; or

          (4) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer.

     Any such transfer will be made without charge to the Holder, other than any taxes, duties and governmental charges payable in connection with such transfer.

DESCRIPTION OF BOOK-ENTRY SYSTEM

  Description of Deposit Agreement

     On the closing date, the Global Notes will be deposited with Deutsche Bank Luxembourg S.A. as the Book-Entry Depositary under the Deposit Agreement. The Book-Entry Depositary will issue the CDIs to the Common Depositary or its nominee, and will record the CDIs in the books and records of the Book-Entry Depositary in the name of the Common Depositary or its nominee.

  Ownership

     Ownership of Book-Entry Interests will be limited to participants and indirect participants of Euroclear and/or Clearstream, Luxembourg. The Book-Entry Interests will not be held in definitive form. Instead, Euroclear or Clearstream, Luxembourg, as applicable, will credit on their respective book-entry registration and transfer systems the participants' accounts with the interests beneficially owned by such participants.

     So long as the Book-Entry Depositary holds a Global Note, they will be considered the sole holder of such Global Note for all purposes under the Indenture. In addition, participants must rely on the procedures of Euroclear and Clearstream, Luxembourg and indirect participants must rely on the procedures of the participants through which they own Book-Entry Interests to exercise any rights of Holders under the Indenture. See "Action by Owners of Book-Entry Interests" below.

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     None of the Issuer, the Trustee, the Book-Entry Depositary, or any Paying
Agent will have any responsibility or liability for any aspect of the records relating to any Book-Entry Interest.

  Amendment and Termination of the Deposit Agreement

     The Deposit Agreement may be amended or supplemented by us and the Book-Entry Depositary without notice to or consent of the holder of the relevant CDIs or any owner of Book-Entry Interests (a) to cure any ambiguity, defect or inconsistency, provided that such amendment or supplement does not adversely affect the rights of Euroclear, Clearstream, Luxembourg or any owner of Book-Entry Interests, (b) to evidence the succession of another person to the Issuer (when similar amendments with respect to the Indentures are being executed) and the assumption by any such successor of the covenants of the Issuer therein, (c) to evidence or provide for a successor Book-Entry Depositary, (d) to make any amendment, change or supplement that does not adversely affect the rights of Euroclear, Clearstream, Luxembourg or any owner of Book-Entry Interests, (e) to add to the covenants of the Issuer, the Book-Entry Depositary or Euroclear or Clearstream, Luxembourg, (f) to comply with the U.S. federal securities and tax laws or (g) to evidence or provide for a successor to Euroclear or Clearstream, Luxembourg. Except as set forth above, no amendments that adversely affect Euroclear or Clearstream, Luxembourg, respectively, may be made to the Deposit Agreement without the consent of Euroclear or Clearstream, Luxembourg, as applicable. No amendment that adversely affects the owners of Book-Entry Interests may be made to the Deposit Agreement without the consent of the Trustee solely for the purpose of ensuring compliance by the other parties thereto with such obligation. The Trustee will hold its right to give any such consent in trust for, and will exercise such right only having regard to the interests of, the owners of Book-Entry Interests. Save as aforesaid, the terms of such trust or such right will be identical mutatis mutandis, to the trust contained in the Indenture.

     Upon issuance of Definitive Registered Notes in exchange for Book-Entry Interests constituting the entire principal amount of Global Notes held pursuant to the Deposit Agreement, such Deposit Agreement will terminate. The Deposit Agreement may be terminated upon the resignation of the Book-Entry Depositary if no successor has been appointed within 120 days as set forth under "Resignation of Book-Entry Depositary, Euroclear or Clearstream, Luxembourg" below. Owners of Book-Entry Interests are deemed to have notice of the Deposit Agreement and shall be bound by all of its terms and conditions by acceptance of such Book-Entry Interests.

  Redemption of Global Notes

     In the event any Global Note (or any portion thereof) is redeemed, the Book-Entry Depositary will through Euroclear or Clearstream, Luxembourg, as applicable, redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by the Book-Entry Depositary in connection with the redemption of such Global Note (or any portion thereof). We understand that under existing practices of Euroclear and Clearstream, Luxembourg, if fewer than all of the Notes are to be redeemed at any time, Euroclear and Clearstream, Luxembourg will credit their respective participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no holder will be permitted to elect a partial redemption if such redemption would reduce the principal amount of Notes held by such holder below E1,000.

  Payments on Definitive Registered Notes

     Principal of any Definitive Registered Note shall be payable at the office of any Paying Agent (including the Paying Agent located in Luxembourg), upon presentation of such Definitive Registered Note to such Paying Agent and cancellation thereof. Interest on Definitive Registered

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

Notes may be paid by check mailed to the addresses of the Persons in whose names such Definitive Registered Notes are registered on the Record Date immediately prior to the date on which such payment is due as such addresses shall appear on the register for such Definitive Registered Notes.

  Payments on the Global Notes

     Payments of any amounts owing in respect of the Global Notes will be made through one or more paying agents (each, a "Paying Agent") appointed under the Indenture to the Book-Entry Depositary, as the holder of the applicable Global Notes. In addition, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the Issuer will maintain a Paying Agent in Luxembourg (the "Luxembourg Paying Agent"). The obligations of the Paying Agents will be governed by the terms of a paying agency agreement among the Issuer and the Paying Agents, dated as of the Issue Date (the "Fiscal and Paying Agency Agreement"). The Issuer will pay all amounts owing with respect to the Global Notes to the applicable Paying Agent in euro.

     Upon receipt of any amounts from a Paying Agent, the applicable Book-Entry Depositary will pay all such amounts so received to Euroclear or Clearstream, Luxembourg, as applicable, which will distribute such payments to its participants in the form received.

     Because the provisions of the Indenture treat the holders of the Global Notes thereunder as the owner of the Notes represented thereby for the purpose of receiving amounts owing in respect of such Notes, we have no responsibility or liability for the payment of amounts owing to Euroclear or Clearstream, Luxembourg, as applicable, or to owners of Book-Entry Interests in respect of their respective interests in such Global Notes. Distributions with respect to Book-Entry Interests owned through Euroclear or Clearstream, Luxembourg will be credited to the cash accounts of Euroclear participants or Clearstream, Luxembourg participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary.

     None of the Issuer, the Trustee, the Book-Entry Depositary or any agent of the Issuer, will have any responsibility or liability for any aspect of the records relating to or payments made on account of Book-Entry Interests, including elections to receive payments in non-U.S. currencies, or for maintaining, supervising or reviewing any records relating to such Book-Entry Interests.

  Action by Owners of Book-Entry Interests

     Promptly after receipt by the Book-Entry Depositary of notice of any solicitation of consents or request for a waiver or other action by the Holders of Notes, or of any offer to purchase or other action of the Issuer in respect of the Global Notes, the Book-Entry Depositary will mail to Euroclear and Clearstream, Luxembourg, as applicable, a notice containing:

          (1) such information as is contained in the notice received by the Book-Entry Depositary;

          (2) a statement that at the close of business on a specified record date, Euroclear and/or Clearstream, Luxembourg, as applicable, will be entitled to instruct the Book-Entry Depositary as to the consent, waiver or other action, if any, pertaining to the Global Notes; and

          (3) a statement as to the manner in which such instructions may be given.

     In addition, the Book-Entry Depositary will forward to Euroclear and Clearstream, Luxembourg or, based upon instructions received from Euroclear and/or Clearstream, Luxembourg, to the owners of the Book-Entry Interests, all material pertaining to such solicitation, request, offer or other action. Upon the written request of Euroclear or Clearstream, Luxembourg, the Book-Entry Depositary shall endeavor insofar as practicable to take such action regarding the requested consent, waiver, offer or other action in respect of the relevant Global Notes in accordance with
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

any instruments set forth in such request. Euroclear and/or Clearstream, Luxembourg may grant proxies or otherwise authorize participants or indirect participants to provide such instruction to the Book-Entry Depositary so that it may exercise any rights of a Holder or take any other actions which a Holder is entitled to take under the Indenture. Neither the Book-Entry Depositary nor Euroclear or Clearstream, Luxembourg will exercise any discretion in the granting of consents or waivers or the taking of any other action in respect of the Global Notes.

     Euroclear or Clearstream, Luxembourg, as the case may be, will take any action permitted to be taken by a holder under the Indenture on behalf of a Euroclear participant or Clearstream, Luxembourg participant only in accordance with its relevant rules and procedures and subject to its depositary's ability to effect such actions on its behalf. However, if there is an Event of Default under the Notes, Euroclear and Clearstream, Luxembourg reserve the right to exchange the Global Notes for Definitive Registered Notes, and to distribute such Notes to its participants.

  Action by Book-Entry Depositary Following a Default

     Upon the occurrence of an Event of Default with respect to the Notes, or in connection with any other right of a Holder of a Global Note under the Indenture, if requested in writing by Euroclear or Clearstream, Luxembourg, the Book-Entry Depositary will take any such action as shall be requested by such notice, provided that the Book-Entry Depositary has been offered reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request by the owners of Book-Entry Interests.

  Charges of Book-Entry Depositary

     We have agreed to pay all charges of the Book-Entry Depositary under the Deposit Agreement. We have also agreed to indemnify the Book-Entry Depositary against certain liabilities incurred by it under the Deposit Agreement.

  Obligation of the Book-Entry Depositary

     The Book-Entry Depositary will assume no obligation or liability under the Deposit Agreement other than to use good faith and reasonable care in the performance of its respective duties under such Agreement.

  Resignation of Book-Entry Depositary, Euroclear or Clearstream, Luxembourg

     The Book-Entry Depositary may resign at any time by written notice to us, the Trustee and Euroclear and Clearstream, Luxembourg, as applicable, and such resignation will become effective upon the appointment of a successor book-entry depositary, in which case the Global Notes shall be delivered to such successor. If no successor has been so appointed by us within 120 days, the Book-Entry Depositary may request that we issue Definitive Registered Notes in exchange therefor as described above.

     If at any time Euroclear or Clearstream, Luxembourg are unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 120 days, we will issue Definitive Registered Notes in exchange therefor.

  Transfers

     Book-Entry Interests may be transferred and exchanged for Definitive Registered Notes only as described under "Issuance of Definitive Registered Notes" and "Transfer and Exchange" and only in accordance with the relevant rules and procedures of Euroclear and Clearstream, Luxembourg, as applicable.

     Book-Entry Interests may be transferred and exchanged for other Book-Entry Interests only as described under "Global Clearance and Settlement Under Book-Entry System."
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

  Global Clearance and Settlement Under Book-Entry System

     Initial Settlement. Initial settlement for the Notes will be made in euro. Book-Entry Interests owned through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Book-Entry Interests will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg holders on the business day following the settlement date against payment for value on the settlement date.

     Secondary Market Trading. The Book-Entry Interests will trade through participants of Euroclear or Clearstream, Luxembourg, and will settle in same-day funds.

     Since the purchase determines the place of delivery, it is important to establish at the time of trading of any Book-Entry Interests where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

     Any interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in any other Global Note will, upon transfer, cease to be represented by such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to interests in such other Global Note for as long as it remains such an interest. Transfers of Notes will be limited to transfers of book-entry interests within Euroclear and Clearstream, Luxembourg.

INFORMATION CONCERNING EUROCLEAR AND CLEARSTREAM, LUXEMBOURG

     We understand as follows with respect to Euroclear and Clearstream,
Luxembourg:

     Euroclear and Clearstream, Luxembourg each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Euroclear and Clearstream, Luxembourg provide various services including safekeeping, administration, clearance and settlement of internationally traded securities lending and borrowing. Euroclear and Clearstream, Luxembourg also deal with domestic securities markets in several countries through established depositary and custodial relationships. Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

     Euroclear and Clearstream, Luxembourg customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodian relationship with an account holder of either system.

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

                              PLAN OF DISTRIBUTION

     Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sales of the exchange notes by participating broker dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to the outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We intend to list the exchange notes on the Luxembourg Stock Exchange. We do not intend to list the exchange notes on any other securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of the shelf registration statement. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to
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

sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the exchange notes and the guarantees and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis, a partnership that includes professional corporations, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements of Tower Automotive as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus were audited by Arthur Andersen LLP, independent public accountants, as set forth on its reports included herein.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance therewith, will file reports and other information with the SEC. The reports and other information filed by us with the SEC in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the SEC at room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material or part thereof may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, Washington, D.C. 20549 (telephone no. 1-800-SEC-0330) at prescribed rates or accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

     We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the SEC (unless the SEC will not accept the filing) copies of the financial and other information that would be contained in the annual reports and quarterly reports that we would be required to file with the SEC if we were subject to the periodic reporting requirements of the Exchange Act. We will also make such reports available at the office of our Luxembourg Paying Agent, to prospective purchasers of the notes and the registered notes, as applicable, and to securities analysts and broker-dealers upon their request. In addition, we have agreed to furnish to holders of the notes, and prospective purchasers of the notes, upon their request to us or the Luxembourg Paying Agent, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as we have exchanged the notes for securities identical in all material respects to the notes and which have been registered under the Securities Act or the shelf registration statement relating to the notes has been declared effective by the SEC.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the

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

information in this prospectus. Accordingly, we incorporate by reference the following documents filed by us:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     2. Current Report on Form 8-K filed with the SEC on February 16, 2000;

     3. Current Report on Form 8-K filed with the SEC on April 24, 2000;

     4. Current Report on Form 8-K filed with the SEC on July 25, 2000;

     5. Current Report on Form 8-K filed with the SEC on August 1, 2000;

     6. Current Report on Form 8-K filed with the SEC on October 2, 2000;

     7. Current Report on Form 8-K filed with the SEC on October 23, 2000;

     8. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
2000;

     9. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000; and

     10. Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000.

     In addition, all reports and other documents we subsequently filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act on or after the date of this prospectus shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of the filing of such reports and documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated in this prospectus by reference shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may obtain, without charge, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing or telephoning Tower Automotive, Inc., 4508 IDS Center, Minneapolis, Minnesota 55402, Attention: Investor Relations (612) 342-2310.

                          GENERAL LISTING INFORMATION

LISTING

     Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the legal notice relating to the issue of the Notes and the certified certificates or articles of incorporation of the Issuer and the Guarantors will be deposited with the Greffier en Chef Du Tribunal d'Arrondissement de et a Luxembourg and the Luxembourg Paying Agent, where copies may be obtained upon request. Notice of any optional redemption, change of control or any change in the rate of interest payable on the Notes will be published in a Luxembourg newspaper of general circulation (which is expected to be the Luxembourg Wort).

     So long as any of the Notes remain outstanding and listed on the Luxembourg Stock Exchange, copies of our audited consolidated annual financial statements and unaudited interim consolidated financial statements will be made available and copies of the Indenture will be available for inspection at the office of the registrar, paying and transfer agent in Luxembourg. We will make available in Luxembourg any separate financial information about us made publicly available in the United States or elsewhere.

     So long as any of the Notes are listed on the Luxembourg Stock Exchange, we will maintain a paying, transfer and exchange agent in Luxembourg.

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

CLEARING INFORMATION

     The Notes sold pursuant to Regulation S and the Notes sold pursuant to Rule 144A have been accepted for clearance by Clearstream, Luxembourg and Euroclear under common codes 011446094 and 011446116, respectively. The ISIN number for the Notes sold pursuant to Regulation S is XS0114460941 and the ISIN number for the Notes sold pursuant to Rule 144A is XS0114461162.

LEGAL INFORMATION

     The creation and issuance of the Notes has been authorized by a resolution of the board of directors of the Issuer dated July 18, 2000. The creation and issuance of the Parent Guarantee was authorized by the written consent of the board of directors of Parent on July 18, 2000, and the creation and issuance of the Subsidiary Guarantees was authorized by the written consents of the respective boards of directors of the Guarantors on July 18, 2000.

     Except as disclosed in this prospectus (1) there has been no material adverse change in the financial position of the Issuer and the Guarantors since December 31, 1999 and (2) neither the Issuer nor the Guarantor are involved in any litigation or arbitration proceedings relating to claims or amounts which are material in the context of the issue of the Notes and Guarantees, and, so far as they are aware, no such litigation or arbitration is pending or threatened.

DOCUMENTS

     For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, copies of the following documents may be inspected and obtained at the specified office of the Paying Agent in
Luxembourg:

     - Articles of Incorporation and By-laws of the Issuer;

     - the Purchase Agreement and Exchange and Registration Rights Agreement relating to the Notes; and

     - the Indenture relating to the Notes (which includes the form of the Notes).

     In addition, copies of our most recent consolidated financial statements, and any interim quarterly financial statements published by us, will be available at the specified office of the Paying Agent in Luxembourg for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require. We publish only consolidated financial statements.

                INFORMATION ABOUT THE ISSUER AND THE GUARANTORS

THE ISSUER

     R.J. Tower Corporation was incorporated on August 22, 1955 in the State of Michigan. Pursuant to Article II of its articles of incorporation, the Issuer is a general commercial company. The authorized and issued capital stock of the Issuer consists of 30,000 shares of common stock, all of which are fully paid and held by Parent. The directors of the Issuer are Dugald K. Campbell, Scott D. Rued and Anthony A. Barone. While Parent prepares annual consolidated reports and interim reports, both of which are available from the Listing Agent in Luxembourg, the Issuer does not prepare separate financials. Accordingly, neither annual nor interim reports for the Issuer are available.

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

PARENT GUARANTOR

     Tower Automotive Inc. was incorporated on March 17, 1993 in the State of Delaware. Pursuant to Article III of its certificate of incorporation, Parent is a general commercial company. The issued and outstanding capital stock of Parent consists of 47,445,675 shares of common stock (as of June 30, 2000), all of which are fully paid. Parent has no material debts other than those disclosed herein. Parent has $258.8 million of Trust Preferred Securities and $200.0 million of 5.0% convertible subordinated notes, each of which are convertible into shares of its common stock. The directors of Parent are set forth in this prospectus. Parent prepares audited consolidated annual reports and interim reports. The audited consolidated annual reports and interim reports of Parent will be available from the Listing Agent in Luxembourg.

THE SUBSIDIARY GUARANTORS

     The following entities are subsidiary Guarantors of the Notes as of the date the Notes will be listed with the Luxembourg Stock Exchange and operate the businesses described elsewhere in this prospectus. In the event that additional subsidiaries of the Issuer become Guarantors, the Issuer will file an prospectus supplement with the Luxembourg Stock Exchange and file an appropriate notice with a newspaper of general circulation in Luxembourg.

     Tower Automotive Products Company, Inc. ("TAPC") was incorporated on January 23, 1997 in the State of Delaware. Pursuant to Article II of its certificate of incorporation, TAPC is a general commercial company. The Issuer holds all of the authorized and issued capital stock of TAPC, all of which is fully paid. TAPC has no material debts other than those disclosed herein. The directors of TAPC are Dugald K. Campbell and Anthony A. Barone. While Parent prepares audited consolidated annual reports, TAPC does not prepare separate financials. Accordingly, neither annual nor interim reports for TAPC are available. The audited consolidated annual reports of Parent will be available from the Listing Agent in Luxembourg.


     R.J. Tower Corporation ("RJTK") was incorporated on March 29, 1994 in the Commonwealth of Kentucky. Pursuant to Article III of its certificate of incorporation, RJTK is a general commercial company. The Issuer holds all of the authorized and issued capital stock of RJTK, all of which is fully paid. RJTK has no material debts other than those disclosed herein. The directors of RJTK are Dugald K. Campbell and Anthony A. Barone. While Parent prepares audited consolidated annual reports, RJTK does not prepare separate financials. Accordingly, neither annual nor interim reports for RJTK are available. The audited consolidated reports of Parent will be available from the Listing Agent in Luxembourg.



     Kalamazoo Stamping and Die Company ("KSDC") was incorporated on April 26, 1937 in the State of Michigan. Pursuant to Article II of its articles of incorporation, KSDC is a general commercial company. The Issuer holds all of the authorized and issued capital stock of KSDC, all of which is fully paid. KSDC has no material debts other than those disclosed herein. The directors of KSDC are Dugald K. Campbell and Anthony A. Barone. While Parent prepares audited consolidated annual reports, KSDC does not prepare separate financials. Accordingly, neither annual nor interim reports for KSDC are available. The audited consolidated reports of Parent will be available from the Listing Agent in Luxembourg.


     Trylon Corporation ("Trylon") was incorporated on October 16, 1970 in the State of Michigan. Pursuant to Article II of its articles of incorporation, Trylon is a general commercial company. The Issuer holds all of the authorized and issued capital stock of Trylon, all of which is fully paid. Trylon has no material debts other than those disclosed herein. The directors of Trylon are Dugald K. Campbell and Anthony A. Barone. While Parent prepares audited consolidated annual reports, Trylon does not prepare separate financials. Accordingly, neither annual nor interim reports for Trylon are available. The audited consolidated reports of Parent will be available from the Listing Agent in Luxembourg.

     Active Products Corporation ("AP") was incorporated on February 11, 1998 in the State of Indiana. Pursuant to Article III of its certificate of incorporation, AP is a general commercial company. The Issuer holds all of the authorized and issued capital stock of AP, all of which is fully paid. AP has no material debts other than those disclosed herein. The directors of AP are Dugald
K. Campbell and Anthony A. Barone. While Parent prepares audited consolidated annual reports, AP does not prepare separate financials. Accordingly, neither annual nor interim reports for AP are available. The audited consolidated reports of Parent will be available from the Listing Agent in Luxembourg.


     Tower Automotive Services and Technology, Inc. ("TAST") was incorporated on December 4, 1998 in the State of Delaware. Pursuant to Article II of its certificate of incorporation, TAST is a general commercial company. The Issuer holds all of the authorized and issued capital stock of TAST, all of which is fully paid. TAST has no material debts other than those disclosed herein. The directors of TAST are Dugald K. Campbell and Anthony A. Barone. While Parent prepares audited consolidated annual reports, TAST does not prepare separate financials. Accordingly, neither annual nor interim reports for TAST are available. The audited consolidated annual reports of Parent will be available from the Listing Agent in Luxembourg.

     Tower Automotive International, Inc. ("TAII") was incorporated on March 22, 1999 in the State of Delaware. Pursuant to Article II of its certificate of incorporation, TAII is a general commercial company. The Issuer holds all of the authorized and issued capital stock of TAII, all of which is fully paid. TAII has no material debts other than those disclosed herein. The directors of TAII are Dugald K. Campbell and Anthony A. Barone. While Parent prepares audited consolidated annual reports, TAII does not prepare separate financials. Accordingly, neither annual nor interim reports for TAII are available. The audited consolidated annual reports of Parent will be available from the Listing Agent in Luxembourg.

     Tower Automotive International Holdings, Inc. ("TAIH") was incorporated on December 10, 1999 in the State of Michigan. Pursuant to Article II of its articles of incorporation, TAIH is a general commercial company. The Issuer holds all of the authorized and issued capital stock of TAIH, all of which is fully paid. TAIH has no material debts other than those disclosed herein. The directors of TAIH are Dugald K. Campbell and Anthony A. Barone. While Parent prepares audited consolidated annual reports, TAIH does not prepare separate financials. Accordingly, neither annual nor interim reports for TAIH are available. The audited consolidated annual reports of TAIH will be available from the Listing Agent in Luxembourg.

     Tower Automotive International Funding, Inc. ("TAIF") was incorporated on January 28, 2000 in the State of Michigan. Pursuant to Article II of its certificate of incorporation, TAIF is a general commercial company. TAII holds all of the authorized and issued capital stock of TAIF, all of which is fully paid. TAIF has no material debts other than those disclosed herein. The directors of TAIF are Dugald K. Campbell and Anthony A. Barone. While Parent prepares audited consolidated annual reports, TAIF does not prepare separate financials. Accordingly, neither annual nor interim reports for TAIF are available. The audited consolidated annual reports of Parent will be available from the Listing Agent in Luxembourg.

     Algoods USA, Inc. ("AUI") was incorporated on April 15, 1996 in the Commonwealth of Kentucky. Pursuant to Article II of its certificate of incorporation, AUI is a general commercial company. The Issuer holds all of the authorized and issued capital stock of AUI, all of which is fully paid. AUI has no material debts other than those disclosed herein. The directors of AUI are Dugald K. Campbell and Anthony A. Barone. While Parent prepares audited consolidated annual reports, AUI does not prepare separate financials. Accordingly, neither annual nor interim reports for AUI are available. The audited consolidated annual reports of Parent will be available from the Listing Agent in Luxembourg.

                          RECENT INVESTMENTS BY ISSUER

                                                                                     OWNERSHIP
EQUITY INVESTMENT             DATE       AMOUNT                 LOCATION             PERCENTAGE     METHOD OF FINANCING
-----------------             -----   -------------   ----------------------------   ----------   ------------------------
Yorozu Corporation..........   9/00   $  38 million   Japan, United States,             17%       Borrowings under senior
                                                        Thailand, Mexico                            credit facility and
                                                                                                    note payable to seller
Algoods Inc.................   5/00   $  33 million   Canada                           100%       Borrowings under senior
                                                                                                    credit facility
Dr. Meleghy GmbH & Co.
  KG Werkzeugbau und
  Presswerk, Bergisch
  Gladbach..................   1/00   $ 108 million   Germany, Poland, Hungary         100%       Borrowings under senior
                                                                                                    credit facility
J.L. French Automotive
  Castings, Inc.............  10/99/  $  41 million   United States, United             12%       Borrowings under senior
                               5/00                     Kingdom, Spain, Mexico                      credit facility
Active Tool & Manufacturing
  Co., Inc. and Active
  Products Corporation......   7/99   $ 315 million   United States                    100%       Borrowings under senior
                                                                                                    credit facility
Seojin Industrial Company
  Limited...................  9/99/   $  40 million   South Korea                       66%       Borrowings under senior
                              10/00                                                                 credit facility
IMAR s.r.l. and OSLAMT
  S.p.A.....................   7/98   $  65 million   Italy                            100%       Borrowings under senior
                                                                                                    credit facility
Metalurgica Caterina S.A....  3/98/   $  86 million   Brazil                           100%       Borrowings under senior
                               7/00                                                                 credit facility
Metalsa S. de R.L...........  10/97   $ 137 million   Mexico                            40%       Borrowings under senior
                                                                                                    credit facility
Societa Industria Meccanica
  e Stampaggio S.p.A........   5/97   $  54 million   Italy                            100%       Borrowings under senior
                                                                                                    credit facility
Automotive Products
  Company...................   3/97   $ 700 million   United States, China, Japan,     100%       Borrowings under senior
                                                        South America                               credit facility
MascoTech Stamping
  Technologies, Inc.........   5/96   $ 105 million   United States                    100%       Borrowings under senior
                                                                                                    credit facility
Trylon Corporation..........   1/96   $  25 million   United States                    100%       Borrowings under senior
                                                                                                    credit facility

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
  Report of Independent Public Accountants..................  F-2
  Consolidated Balance Sheets as of December 31, 1999 and
     1998...................................................  F-3
  Consolidated Statements of Operations for the Years Ended
     December 31, 1999, 1998 and 1997.......................  F-4
  Consolidated Statements of Stockholders' Investment for
     the Years Ended December 31, 1999, 1998 and 1997.......  F-5
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1999, 1998 and 1997.......................  F-6
  Notes to Consolidated Financial Statements................  F-7
  Condensed Consolidated Balance Sheets as of September 30,
     2000 (unaudited) and December 31, 1999.................  F-38
  Condensed Consolidated Statements of Operations for the
     Three Months Ended September 30, 2000 and 1999
     (unaudited)............................................  F-39
  Condensed Consolidated Statements of Operations for the
     Nine Months Ended September 30, 2000 and 1999
     (unaudited)............................................  F-40
  Condensed Consolidated Statements of Cash Flows for the
     Nine Months Ended September 30, 2000 and 1999
     (unaudited)............................................  F-41
  Notes to Condensed Consolidated Financial Statements
     (unaudited)............................................  F-42

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tower Automotive, Inc.:

     We have audited the accompanying consolidated balance sheets of Tower Automotive, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tower Automotive, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                                  ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
January 25, 2000 (except with respect to the matters discussed in Note 12 and 14, as to which the date is July 25, 2000)

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
                                       ASSETS

Current Assets:
  Cash and cash equivalents.................................  $    3,617   $    3,434
  Accounts receivable.......................................     353,351      239,888
  Inventories...............................................     110,897       76,913
  Prepaid tooling and other.................................      90,191      115,859
                                                              ----------   ----------
          Total current assets..............................     558,056      436,094
                                                              ----------   ----------
Property, Plant and Equipment, net..........................   1,075,861      821,873
Restricted Cash.............................................          --        2,677
Investments in Joint Ventures...............................     290,705      209,625
Goodwill, net of accumulated amortization of $33,079 and
  $20,308...................................................     585,109      421,700
Other Assets, net of accumulated amortization of $10,155 and
  $7,123....................................................      42,819       44,198
                                                              ----------   ----------
                                                              $2,552,550   $1,936,167
                                                              ==========   ==========

                      LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
  Current maturities of long-term debt and capital lease
     obligations............................................  $   13,876   $   18,191
  Accounts payable..........................................     276,673      214,194
  Accrued liabilities.......................................     140,567       96,773
                                                              ----------   ----------
          Total current liabilities.........................     431,116      329,158
                                                              ----------   ----------
Long-Term Debt, net of current maturities...................     699,678      316,579
Obligations Under Capital Leases, net of current
  maturities................................................      21,543       25,770
Convertible Subordinated Notes..............................     200,000      200,000
Deferred Income Taxes.......................................      50,736       20,376
Other Noncurrent Liabilities................................     163,592      178,738
                                                              ----------   ----------
          Total noncurrent liabilities......................   1,135,549      741,463
                                                              ----------   ----------
Commitments and Contingencies (Notes 3, 5 and 10)
Mandatorily Redeemable Trust Convertible Preferred
  Securities................................................     258,750      258,750
Stockholders' Investment:
  Preferred stock, par value $1; 5,000,000 shares
     authorized; no shares issued or outstanding............          --           --
  Common stock, par value $.01; 200,000,000 shares
     authorized; 46,879,454 and 46,281,880 shares issued and
     outstanding............................................         469          463
  Additional paid-in capital................................     437,210      426,471
  Retained earnings.........................................     294,522      177,434
  Warrants to acquire common stock..........................       2,000        2,000
  Deferred Income Stock Plan................................      (4,484)          --
  Accumulated other comprehensive income -- cumulative
     translation adjustment.................................      (2,582)         428
                                                              ----------   ----------
          Total stockholders' investment....................     727,135      606,796
                                                              ----------   ----------
                                                              $2,552,550   $1,936,167
                                                              ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            YEARS ENDED DECEMBER 31,
                                                     --------------------------------------
                                                        1999          1998          1997
                                                     ----------    ----------    ----------
Revenues...........................................  $2,170,003    $1,836,479    $1,235,829
Cost of sales......................................   1,823,103     1,562,167     1,058,720
                                                     ----------    ----------    ----------
  Gross profit.....................................     346,900       274,312       177,109
Selling, general and administrative expenses.......     105,950        85,169        57,869
Amortization expense...............................      15,803        13,472         9,537
                                                     ----------    ----------    ----------
  Operating income.................................     225,147       175,671       109,703
Interest expense...................................      39,491        42,506        36,651
Interest income....................................      (1,510)       (2,188)       (7,689)
                                                     ----------    ----------    ----------
  Income before provision for income taxes, equity
     in earnings of joint ventures and minority
     interest......................................     187,166       135,353        80,741
Provision for income taxes.........................      74,866        54,143        32,290
                                                     ----------    ----------    ----------
  Income before equity in earnings of joint
     ventures and minority interest................     112,300        81,210        48,451
Equity in earnings of joint ventures...............      15,268        12,708           227
Minority interest -- dividends on trust preferred
  securities, net..................................     (10,480)       (5,878)           --
                                                     ----------    ----------    ----------
  Income before extraordinary item.................     117,088        88,040        48,678
Extraordinary loss on early extinguishment of debt,
  net..............................................          --            --         2,434
                                                     ----------    ----------    ----------
  Net income.......................................  $  117,088    $   88,040    $   46,244
                                                     ==========    ==========    ==========
Basic earnings per share (Note 3):
  Income before extraordinary loss.................  $     2.50    $     1.91    $     1.20
  Extraordinary loss...............................          --            --          (.06)
                                                     ----------    ----------    ----------
          Net income...............................  $     2.50    $     1.91    $     1.14
                                                     ==========    ==========    ==========
Diluted earnings per share (Note 3):
  Income before extraordinary loss.................  $     2.10    $     1.68    $     1.14
  Extraordinary loss...............................          --            --          (.05)
                                                     ----------    ----------    ----------
          Net income...............................  $     2.10    $     1.68    $     1.09
                                                     ==========    ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                           WARRANTS TO   DEFERRED    ACCUMULATED
                                COMMON STOCK       ADDITIONAL                ACQUIRE      INCOME        OTHER           TOTAL
                             -------------------    PAID-IN     RETAINED     COMMON       STOCK     COMPREHENSIVE   STOCKHOLDERS'
                               SHARES     AMOUNT    CAPITAL     EARNINGS      STOCK        PLAN        INCOME        INVESTMENT
                             ----------   ------   ----------   --------   -----------   --------   -------------   -------------
BALANCE, DECEMBER 31,
  1996.....................  28,567,586    $286     $136,441    $ 43,150     $2,000      $    --       $    --        $181,877
Conversion of Edgewood
  notes....................     225,502       2          682          --         --           --            --             684
Exercise of options........      52,600       1          234          --         --           --            --             235
Sales of stock under
  Employee Stock Discount
  Purchase Plan............     129,802       1        1,575          --         --           --            --           1,576
Collection of common stock
  subscriptions
  receivable...............          --      --           78          --         --           --            --              78
Public offering of common
  stock, net...............  17,000,000     170      284,393          --         --           --            --         284,563
Net income.................          --      --           --      46,244         --           --            --
Other comprehensive
  income -- foreign
  currency translation
  adjustment...............          --      --           --          --         --           --            22
Total comprehensive
  income...................                                                                                             46,266
                             ----------    ----     --------    --------     ------      -------       -------        --------
BALANCE, DECEMBER 31,
  1997.....................  45,975,490     460      423,403      89,394      2,000           --            22         515,279
Conversion of Edgewood
  notes....................      62,000       1          188          --         --           --            --             189
Exercise of options........     112,300       1          467          --         --           --            --             468
Sales of stock under
  Employee Stock Discount
  Purchase Plan............     132,090       1        2,344          --         --           --            --           2,345
Collection of common stock
  subscriptions
  receivable...............          --      --           69          --         --           --            --              69
Net income.................          --      --           --      88,040         --           --            --
Other comprehensive
  income -- foreign........                                                      --           --            --
  currency translation
    adjustment.............          --      --           --          --         --           --           406
Total comprehensive
  income...................                                                                                             88,446
                             ----------    ----     --------    --------     ------      -------       -------        --------
BALANCE, DECEMBER 31,
  1998.....................  46,281,880     463      426,471     177,434      2,000           --           428         606,796
Conversion of Edgewood
  notes....................     250,000       3          755          --         --           --            --             758
Exercise of options........     125,000       1          996          --         --           --            --             997
Sales of stock under
  Employee Stock Discount
  Purchase Plan............     222,574       2        3,579          --         --           --            --           3,581
Deferred Income Stock
  Plan.....................          --      --        4,484          --         --       (4,484)           --              --
Non-employee options
  grant....................          --      --          897          --         --           --            --             897
Collection of common stock
  subscriptions
  receivable...............          --      --           28          --         --           --            --              28
Net income.................          --      --           --     117,088         --           --            --
Other comprehensive
  income -- foreign
  currency translation
  adjustment...............          --      --           --          --         --           --        (3,010)
Total comprehensive
  income...................                                                                                            114,078
                             ----------    ----     --------    --------     ------      -------       -------        --------
BALANCE, DECEMBER 31,
  1999.....................  46,879,454    $469     $437,210    $294,522     $2,000      $(4,484)      $(2,582)       $727,135
                             ==========    ====     ========    ========     ======      =======       =======        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                              YEARS ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                          1999          1998          1997
                                                       -----------   -----------   -----------
OPERATING ACTIVITIES:
  Net income.........................................  $   117,088   $    88,040   $    46,244
  Adjustments required to reconcile net income to net
     cash provided by operating activities --
     Depreciation and amortization...................      111,611        87,372        47,966
     Deferred income tax provision...................       45,528        37,847        24,980
     Extraordinary loss on extinguishment of debt....           --            --         2,434
     Change in other operating items:
       Accounts receivable...........................      (73,903)       (5,808)      (32,620)
       Inventories...................................       (9,340)         (728)       13,052
       Prepaid tooling and other.....................       52,270       (36,509)       (8,122)
       Accounts payable and accrued liabilities......       40,491        71,017        31,765
       Other assets and liabilities..................      (56,474)      (20,133)      (24,795)
                                                       -----------   -----------   -----------
          Net cash provided by operating
            activities...............................      227,271       221,098       100,904
                                                       -----------   -----------   -----------
INVESTING ACTIVITIES:
  Capital expenditures, net..........................     (197,315)     (185,138)     (117,379)
  Acquisitions, net of cash acquired.................     (320,662)      (61,939)     (765,063)
  Acquisition of joint venture interests and other...      (83,862)      (62,437)     (127,438)
  Net proceeds from sale of Hinge Business...........           --        36,888            --
  Change in restricted cash..........................        2,677         5,225         2,931
                                                       -----------   -----------   -----------
          Net cash used for investing activities.....     (599,162)     (267,401)   (1,006,949)
                                                       -----------   -----------   -----------
FINANCING ACTIVITIES:
  Proceeds from borrowings...........................    2,208,667     1,245,165     1,122,044
  Repayments of debt.................................   (1,841,229)   (1,448,430)     (733,191)
  Net proceeds from issuance of common stock.........        4,636         2,883       285,457
  Net proceeds from issuance of convertible debt.....           --            --       194,892
  Net proceeds from issuance of preferred
     securities......................................           --       249,713            --
  Cash portion of extraordinary loss on
     extinguishment of debt..........................           --            --        (3,010)
  Other, net.........................................           --           406           257
                                                       -----------   -----------   -----------
          Net cash provided by financing
            activities...............................      372,074        49,737       866,449
                                                       -----------   -----------   -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS..............          183         3,434       (39,596)
CASH AND CASH EQUIVALENTS, beginning of
  period.............................................        3,434            --        39,596
                                                       -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, end of period.............  $     3,617   $     3,434   $        --
                                                       ===========   ===========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for --
     Interest, net of amounts capitalized............  $    36,023   $    41,390   $    25,394
                                                       ===========   ===========   ===========
     Income taxes....................................  $    17,136   $     4,420   $    10,661
                                                       ===========   ===========   ===========
NON CASH FINANCING ACTIVITIES:
  Notes payable converted to common stock............  $       755   $       188   $       682
                                                       ===========   ===========   ===========
  Non-employee options grant.........................  $       897   $        --   $        --
                                                       ===========   ===========   ===========
  Deferred Income Stock Plan.........................  $     4,484   $        --   $        --
                                                       ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

     Tower Automotive, Inc. and subsidiaries (the "Company") produces a broad range of assemblies and modules for vehicle body structures and suspension systems for the global automotive industry. The Company has facilities in the United States, Canada, Italy and Japan, in China through its joint venture investment in China (see Note 2), in Brazil through its joint venture investment in Caterina (see Note 5), in Mexico through its joint venture investment in Metalsa (see Note 5), and in Korea through its joint venture investment in Seojin (see Note 5).

2. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Tower Automotive, Inc. and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

     As part of the acquisition of Automotive Products Company ("APC") (see Note
5), the Company acquired a 60 percent joint venture interest to produce certain parts in China. This investment is accounted for using the equity method since all significant business decisions require the approval of 80 percent of the joint venture partners. The remaining 40 percent of the joint venture is owned by unrelated third parties. The Company's investments in Metalsa, Caterina, and Seojin are also accounted for using the equity method.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of highly liquid investments with an original maturity of three months or less. Cash equivalents are stated at cost which approximates fair value.

  Inventories

     Inventories are valued at the lower of first-in, first-out ("FIFO") cost or market.

     Inventories consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                                1999      1998
                                                              --------   -------
Raw materials...............................................  $ 47,231   $26,787
Work-in-process.............................................    34,143    27,734
Finished goods..............................................    29,523    22,392
                                                              --------   -------
                                                              $110,897   $76,913
                                                              ========   =======

  Customer Tooling and Other Design Costs

     Customer tooling represents costs incurred by the Company in the development of new tooling used in the manufacture of the Company's products. Once customer approval is obtained for the manufacture of a new product, the Company is reimbursed by its customers for the cost of certain of the tooling, at which time the tooling becomes the property of the customers.

     In addition, the Company has certain other tooling and design costs related to previously proven product designs which are reimbursed by the Company's customers as the related product is sold through an incremental increase in each product's unit selling price. Such costs are capitalized and amortized using the unit of production method over the life of the related product. Amounts capitalized and included in other assets were $8.7 million at December 31,

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

1999 and $5.6 million at December 31, 1998. If the Company forecasts that the amount of capitalized tooling and design costs exceeds the amount to be realized through the sale of product, a loss is recognized currently.

  Property, Plant and Equipment

     Property, plant and equipment consisted of the following (in thousands):

                                                                  DECEMBER 31,
                                                             ----------------------
                                                                1999        1998
                                                             ----------   ---------
Land.......................................................  $    6,932   $   5,872
Buildings and improvements.................................     212,508     144,797
Machinery and equipment....................................     927,335     656,189
Construction in progress...................................     160,959     151,080
                                                             ----------   ---------
                                                              1,307,734     957,938
Less-Accumulated depreciation..............................    (231,873)   (136,065)
                                                             ----------   ---------
Net property, plant and equipment..........................  $1,075,861   $ 821,873
                                                             ==========   =========

     Property, plant and equipment acquired in the acquisitions discussed in
Note 5 was recorded at its fair value, determined based on appraisals, as of the respective acquisition dates. Additions to property, plant and equipment following the acquisitions are stated at cost. For financial reporting purposes, depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

Buildings and improvements.........................   15 to 40 years
Machinery and equipment............................   3 to 20 years

     Accelerated depreciation methods are used for tax reporting purposes.

     Interest is capitalized during the construction of major facilities and is amortized over their estimated useful lives. Interest of $6.9 million was capitalized during the year ended December 31, 1999, $3.7 million was capitalized during the year ended December 31, 1998, and $3.4 million during the year ended December 31, 1997.

     Maintenance and repairs are charged to expense as incurred. Major betterments and improvements which extend the useful life of the related item are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values after considering proceeds are charged or credited to income.

  Other Assets

     Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and is being amortized on a straight-line basis over 40 years. Debt issue costs are amortized on a straight-line basis over the term of the related obligations.

     The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its goodwill and other long-lived assets. If such events or circumstances were to indicate that the carrying amount of these assets were not recoverable, the Company would estimate the future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
expected future cash flows (undiscounted and without interest charges) were less than the carrying amount of goodwill, the Company would recognize an impairment loss.

  Fair Value of Financial Instruments

     The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and revolving credit facilities approximates fair value because of the short maturity of these instruments. The carrying amount of the Company's long-term debt approximates fair value because of the variability of the interest cost associated with these instruments. The fair value of the Company's Convertible Subordinate Notes and Preferred Securities, based on Portal market quote activity as of year end, approximated carrying value.

     During 1997, the Company entered into interest rate swap contracts to hedge against interest rate exposures on certain floating-rate indebtedness. These contracts, which were to expire in November 2002, had the effect of converting the floating-rate interest related to a notional amount of $300 million of borrowings outstanding under the revolving credit facility into a fixed-rate of approximately 6.75 percent. The interest rate swap contract was executed to balance the Company's fixed-rate and floating-rate debt portfolios. During June of 1999, the Company terminated its position in the interest rate swap contracts resulting in a gain of $0.5 million.

     During the fourth quarter of 1997, the Company entered into an interest rate contract in a notional amount of $75 million in anticipation of financing that did not materialize. Accordingly, the Company adjusted the interest rate contract to market as of December 31, 1998 and 1997. The write-down to fair value of approximately $6.4 million and $2.0 million, respectively, was recorded as expense in the accompanying consolidated statements of operations. During the first quarter of 1999, the Company settled the $75 million contract with a cash payment of approximately $7.0 million.

  Revenue Recognition and Sales Commitments

     The Company recognizes revenue as its products are shipped to its customers. The Company enters into agreements to produce products for its customers at the beginning of a given vehicle's life. Once such agreements are entered into by the Company, fulfillment of the customers' purchasing requirements is the obligation of the Company for the entire production life of the vehicle, with terms of three to ten years and the Company has no provisions to terminate such contracts. In certain instances, the Company may be committed under existing agreements to supply product to its customers at selling prices which are not sufficient to cover the direct cost to produce such product. In such situations, the Company records a liability for the estimated future amount of such losses. Such losses are recognized at the time that the loss is probable and reasonably estimable and is recorded at the minimum amount necessary to fulfill the Company's obligations to it customers. Losses are discounted at 4 percent and are estimated based upon information available at the time of the estimate, including future production volume estimates, length of the program and selling price and production cost information.

  Income Taxes

     The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

  Comprehensive Income

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting and display of comprehensive income and its components. Comprehensive income reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income represents net income adjusted for foreign currency translation adjustments. The Company has chosen to disclose comprehensive income in the consolidated statements of stockholders' investment and prior years have been restated.

  Segment Reporting

     During 1998, the Company adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14 replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information (see Note 8).

  Stock Options

     The Company accounts for stock options under the provisions of Accounting Principles Board opinion ("APB") No. 25, under which no compensation expense is recognized when the stock options are granted to employees. The pro forma effects had the Company followed the provisions of SFAS No. 123 are included in
Note 3. The Company may also grant stock options to outside consultants and directors. The fair value of these option grants are expensed as of the grant date based on the Black-Scholes valuation model.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The actual results could differ from those estimates.

  Foreign Currency Translation

     Assets and liabilities of the Company's foreign operations are translated into U.S. dollars using the year-end rates of exchange. Results of operations are translated at average rates prevailing throughout the period. Translation gains or losses are accumulated as a separate component of accumulated other comprehensive income in the accompanying consolidated statements of stockholders' investment.

  Recently Issued Accounting Pronouncements

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, becomes effective for the years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument,

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allows a derivative's gains or losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company has not yet quantified the impact of adopting SFAS No. 133 and 137, and has not yet determined the timing of adoption.

     In April 1998, the Financial Accounting Standards Board issued Statement of Position (SOP) No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires the expensing of start-up activities as incurred, versus capitalizing and expensing them over a period of time. The Company's adoption of SOP 98-5 during the first quarter of 1999 did not materially affect the consolidated results of operations or the financial position of the Company.

3. STOCKHOLDERS' INVESTMENT

  Stock Split

     On May 19, 1998, the Company's Board of Directors approved a two-for-one stock split, which was effected as a stock dividend. On July 15, 1998, stockholders were issued one additional share of common stock for each share of common stock held on the record date of June 30, 1998. All references to the number of common shares and per share amounts have been adjusted to reflect the stock split on a retroactive basis.

  Public Offerings of Common Stock

     During 1997, the Company issued 17,000,000 shares of Common Stock in a public offering at an offering price of $17.50 per share (the "Offering"). Net proceeds to the Company, after underwriting discounts and offering expenses, were approximately $285 million. Proceeds from the Offering were used by the Company to partially fund the acquisition of APC.

  Earnings Per Share

     Basic earnings per share were computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share were determined on the assumptions: (i) the Edgewood notes were converted at the beginning of the respective periods, (ii) the Convertible Subordinated Notes were converted upon issuance on July 29, 1997, (iii) the Preferred Securities (as defined in Note 4) were converted upon issuance

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
on June 9, 1998, and (iv) the Deferred Income Stock Plan (see below) share purchase were issued on March 31, 1999 (in thousands, except per share data):

                                                           YEARS ENDED DECEMBER 31,
                                                         -----------------------------
                                                           1999       1998      1997
                                                         --------   --------   -------
Net income.............................................  $117,088   $ 88,040   $46,244
Interest expense on Edgewood notes, net of tax.........        33         60       104
Interest expense on Convertible Subordinated Notes, net
  of tax...............................................     6,508      6,508     2,834
Dividends on Preferred Securities, net of tax..........    10,480      5,878        --
                                                         --------   --------   -------
Net income applicable to common stockholders --
  diluted..............................................  $134,109   $100,486   $49,182
                                                         ========   ========   =======
Weighted average number of common shares
  outstanding..........................................    46,751     46,204    40,720
Dilutive effect of outstanding stock options and
  warrants after application of the treasury stock
  method...............................................       560        504       498
Dilutive effect of Edgewood notes, assuming
  conversion...........................................       326        547       764
Dilutive effect of Deferred Income Stock Plan, assuming
  conversion...........................................       183         --        --
Dilutive effect of Convertible Subordinated Notes,
  assuming conversion..................................     7,729      7,729     3,220
Dilutive effect of Preferred Securities, assuming
  conversion...........................................     8,425      4,727        --
                                                         --------   --------   -------
Diluted shares outstanding.............................    63,974     59,711    45,202
                                                         ========   ========   =======
Basic earnings per share...............................  $   2.50   $   1.91   $  1.14
                                                         ========   ========   =======
Diluted earnings per share.............................  $   2.10   $   1.68   $  1.09
                                                         ========   ========   =======

  Stock Option Plan

     The Company sponsors the 1994 Key Employee Stock Option Plan (the "Stock Option Plan"), under which any person who is a full-time, salaried employee of the Company (excluding non-management directors) is eligible to participate in the Stock Option Plan (an "Employee Participant"). A committee of the board of directors selects the Employee Participants and determines the terms and conditions of the options. The Stock Option Plan provides for the issuance of options up to 3,000,000 shares of Common Stock at exercise prices equal to the stock market price on the date of grant to Employee Participants, subject to certain adjustments

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
reflecting changes in the Company's capitalization. Information regarding the Stock Option Plan is as follows:

                                                                 WEIGHTED
                                                    WEIGHTED   AVERAGE FAIR
                           SHARES                   AVERAGE      VALUE OF     EXERCISABLE
                            UNDER      EXERCISE     EXERCISE     OPTIONS       AT END OF
                           OPTION        PRICE       PRICE       GRANTED         YEAR
                          ---------   -----------   --------   ------------   -----------
Outstanding, Dec. 31,
  1996..................    496,500   $ 4.00-7.56    $ 6.02       $ 4.76         55,250
  Granted...............    382,500         18.94     18.94
  Granted...............      8,000         20.50     20.50
  Exercised.............    (52,600)    4.00-7.56      5.10
  Forfeited.............    (30,250)   4.00-18.94      8.56
                          ---------   -----------    ------
Outstanding, Dec. 31,
  1997..................    804,150    4.00-20.50     12.19        13.35        138,650
  Granted...............    666,000         22.97     22.97
  Granted...............      8,000         22.88     22.88
  Granted...............     20,000         25.75     25.75
  Granted...............    491,000        17.123     17.13
  Exercised.............   (112,300)   4.00-18.94      5.96
  Forfeited.............    (23,500)   4.00-22.97     18.93
                          ---------   -----------    ------
Outstanding, Dec. 31,
  1998..................  1,853,350    4.00-25.75     17.89        10.43        252,100
  Granted...............    795,500         19.25     19.25
  Exercised.............   (125,000)   4.00-18.94      8.54
  Forfeited.............    (81,000)   7.56-22.97     20.05
                          ---------   -----------    ------
Outstanding, Dec. 31,
  1999..................  2,442,850   $4.00-25.75    $13.07       $ 9.51        552,475
                          =========   ===========    ======

     The weighted average exercise price of options exercisable at end of year was $16.48 at December 31, 1999, $11.27 at December 31, 1998 and $5.48 at
December 31, 1997.

     All options granted in the stock option plan have a contractual life of 10 years from the date of grant.

     In March 1999, the Company's board of directors adopted and shareholders approved the Tower Automotive Inc. Long Term Incentive Plan ("Incentive Plan"). The Incentive Plan is designed to promote the long term success of the Company through stock based compensation by aligning the interests of participants with those of its stockholders. Eligible participants under the Incentive Plan include key company colleagues, directors, and outside consultants. Awards under the Incentive Plan may include stock options, stock appreciation rights, performance shares, and other stock based awards. The Incentive Plan provides for the issuance of up to 3,000,000 shares of common stock. A committee of the board of directors is responsible for

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
administration, participant selection, and determination of terms and conditions of the Incentive Plan. Information regarding of terms and conditions of the Incentive Plan is as follows:

                                                                  WEIGHTED
                                                    WEIGHTED    AVERAGE FAIR
                       SHARES                       AVERAGE       VALUE OF      EXERCISABLE
                        UNDER                       EXERCISE      OPTIONS        AT END OF
                       OPTION     EXERCISE PRICE     PRICE        GRANTED          YEAR
                       -------    --------------    --------    ------------    -----------
Granted..............  405,000     $      19.25      $19.25
Granted..............  121,490            26.81       26.81
                       -------     ------------      ------
Outstanding at Dec.
  31, 1999...........  526,490     $19.25-26.81      $20.99        $9.08            --
                       =======     ============      ======

     Options granted in 1999 have a remaining contractual life of 5 to 10 years. No options issued under the Incentive Plan were exercisable as of December 31, 1999.

  Independent Director Stock Option Plan

     In February 1996, the Company's board of directors approved the Tower Automotive, Inc. Independent Director Stock Option Plan (the "Director Option Plan") that provides for the issuance of options to Independent Directors, as defined, to acquire up to 200,000 shares of the Company's Common Stock, subject to certain adjustments reflecting changes in the Company's capitalization. The option exercise price must be at least equal to the fair value of the Common Stock at the time the option is issued. Vesting is determined by the board of directors at the date of grant and in no event can be less than six months from the date of grant. Information regarding the Director Option Plan is as follows:

                                                 WEIGHTED       WEIGHTED
                       SHARES                    AVERAGE      AVERAGE FAIR      EXERCISABLE
                        UNDER      EXERCISE      EXERCISE       VALUE OF         AT END OF
                       OPTION        PRICE        PRICE      OPTIONS GRANTED       YEAR
                       -------    -----------    --------    ---------------    -----------
Outstanding, Dec. 31,
  1996...............   45,000    $      7.56     $ 7.56          $4.26               --
  Granted............   60,000          18.94      18.94
                       -------    -----------     ------
Outstanding, Dec. 31,
  1997...............  105,000     7.56-18.94      14.06           7.77           15,000
  Granted............   18,000          22.97      22.97
                       -------    -----------     ------
Outstanding, Dec. 31,
  1998...............  123,000     7.56-22.97      15.37           8.38           49,800
  Granted............   40,000          19.25      19.25
                       -------    -----------     ------
Outstanding, Dec. 31,
  1999...............  163,000    $7.56-22.97     $16.32          $8.70           90,600
                       =======    ===========     ======

     The weighted average exercise price of options exercisable under the Director Option Plan was $13.56 at December 31, 1999, $12.09 at December 31, 1998 and $7.56 at December 31, 1997.

  Employee Stock Purchase Plan

     The Company also sponsors an employee stock discount purchase plan which provides for the sale of up to 1,000,000 shares of the Company's Common Stock at discounted purchase

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
prices, subject to certain limitations. The cost per share under this plan is 85 percent of the market value of the Company's Common Stock at the date of purchase, as defined. During the year ended December 31, 1999, 222,574 shares of Common Stock were issued to employees pursuant to this plan, 132,090 shares of Common Stock were issued during the year ended December 31, 1998, and 129,802 shares of Common Stock were issued during the year ended December 31, 1997. The weighted average fair value of shares sold in 1999, 1998 and 1997 were $16.09, $17.76, and $12.10, respectively.

  Deferred Income Stock Plan

     During 1999, the Company established the Tower Automotive, Inc. Key Leadership Deferred Income Stock Purchase Plan (the "Deferred Income Stock Plan"), which allows certain colleagues to defer receipt of all or a portion of their annual cash bonus. The Company makes a matching contribution of one-third of the colleague's deferral. The Company's matching contribution vests on the first day of the third plan year following the date of the colleague's deferral. In accordance with the terms of the plan, the colleague's deferral and Company's matching contribution have been placed in a "Rabbi" trust, which invests solely in the Company's Common Stock. This trust arrangement offers the colleague a degree of assurance for ultimate payment of benefits without causing constructive receipt for income tax purposes. Distributions to the colleague from the trust can only be made in the form of the Company's Common Stock. The assets in the trust remain subject to the claims of creditors of the Company and are not the property of the colleague; therefore, they are included as a separate component of stockholders' investment under the caption Deferred Income Stock Plan.

  Stock-Based Compensation Plans

     As discussed above, the Company has three stock option plans: the Stock Option Plan, the Long Term Incentive Plan and the Independent Director Stock Option Plan. Additionally the Company has two stock purchase plans: the Employee Stock Purchase Plan and the Deferred Income Stock Plan. The Company has elected to continue to account for these plans under APB No. 25, under which no compensation cost has been recognized for employee groups eligible for the plans. Had compensation cost for these plans been determined as required under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma net income and pro forma earnings per share would have been as follows (in thousands):

                                                         YEARS ENDED DECEMBER 31,
                                                       ----------------------------
                                                         1999      1998      1997
                                                       --------   -------   -------
Net income
  As Reported........................................  $117,088   $88,040   $46,244
  Pro Forma..........................................   109,003    86,787    45,722
Basic earnings per share
  As Reported........................................  $   2.50   $  1.91   $  1.14
  Pro Forma..........................................      2.33      1.88      1.12
Diluted earnings per share
  As Reported........................................  $   2.10   $  1.68   $  1.09
  Pro Forma..........................................      1.97      1.66      1.08

     The effect of the stock issued under the Employee Stock Purchase Plan was not material for 1999, 1998 and 1997.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: Risk free interest rates of 4.54 percent in 1999, 4.81 percent to
5.75 percent in 1998, and 6.39 percent in 1997; expected life of seven years for 1999, 1998 and 1997; expected volatility of 40 percent in 1999, 37 percent to 40 percent in 1998, and 67 percent in 1997; expected dividends of zero.

  Other Common Stock Equivalents

     In connection with the acquisition of Edgewood Tool and Manufacturing Company ("Edgewood") in May 1994, the Company issued options to acquire 205,968 shares of Common Stock at an exercise price of $3.28 per share. These options are fully exercisable through 2004. As of December 31, 1999, all of these options were exercisable.

     In connection with the acquisition of MSTI in May 1996, the Company issued warrants to MascoTech to acquire 400,000 shares of Common Stock at an exercise price of $9 per share. The warrants expire in 2006.

     In addition, the Company has Convertible Subordinated Notes outstanding as discussed in Note 6, and Convertible Preferred Securities as discussed in Note 4.

  Dividends

     The Company has not declared or paid any cash dividends in the past. As discussed in Note 6, the Company's debt agreements restrict the amount of dividends the Company can declare or pay. As of December 31, 1999, under the most restrictive debt covenants, the Company could not have paid any cash dividends.

4. MANDATORILY REDEEMABLE TRUST CONVERTIBLE PREFERRED SECURITIES

     On June 9, 1998, Tower Automotive Capital Trust (the "Issuer"), a wholly owned statutory business trust of the Company, completed the offering of $258.8 million of its 6 3/4 percent Trust Convertible Preferred Securities ("Preferred Securities"), resulting in net proceeds of approximately $249.7 million. The Preferred Securities are redeemable, in whole or in part, on or after June 30, 2001 and all Preferred Securities must be redeemed no later than June 30, 2018. The Preferred Securities are convertible, at the option of the holder, into common stock of the Company at a rate of 1.6280 shares of common stock for each Preferred Security, which is equivalent to a conversion price of $30.713 per share. The net proceeds of the offering were used to repay outstanding indebtedness. Minority interest reflected in the accompanying consolidated statements of operations represents dividends on the Preferred Securities at a rate of 6 3/4 percent, net of income tax benefits at the Company's incremental tax rate of 40 percent.

     No separate financial statements of the Issuer have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Issuer are owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Issuer has no independent operations and exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Issuer and investing the proceeds thereof in 6 3/4 percent Convertible Subordinated Debentures due June 30, 2018 issued by the Company and (iii) the obligations of the Issuer under the Preferred Securities are fully and unconditionally guaranteed by the Company.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

5. ACQUISITIONS, INVESTMENT IN JOINT VENTURES AND DIVESTITURE

     On July 29, 1999, the Company acquired all of the outstanding stock of Active Tool Corporation and Active Products Corporation (collectively, "Active") for total approximate consideration of $315 million. Active, which has five facilities, designs and produces a variety of large unexposed structural stampings, exposed surface panels, and modules to the North American automotive industry. Active's main customers include DaimlerChrysler, Ford, General Motors, and Saturn. Products offered by Active include body sides, pickup box sides, fenders, floor pan assemblies, door panels, pillars, and heat shields. The acquisition of Active enhances the Company's ability to manufacture large and complex structures, as well as exposed surface panels. The acquisition was financed under the Company's revolving credit facility.

     Effective July 1, 1998, the Company acquired IMAR, s.r.l. ("IMAR") and OSLAMT S.p.A. ("OSLAMT"). IMAR designs and manufactures structural parts and assemblies from two facilities in Italy, primarily for Fiat. OSLAMT designs and manufactures tools and assemblies for the automotive market from its facility in Turin, Italy. The purchase price consisted of approximately $32.5 million in cash plus the assumption of approximately $17 million of indebtedness, and an additional $15 million for achieving certain operating targets subsequent to the acquisition.

     On May 9, 1997, the Company acquired all of the outstanding common stock of Societa Industria Meccanica e Stampaggio S.p.A. ("SIMES"). SIMES designs and manufactures structural metal components from two facilities in Italy, principally for Fiat. The purchase price, which consisted of $50.7 million in cash, was financed with borrowings under the Company's revolving credit facility. The Company also paid an additional $3 million for meeting certain operating performance targets subsequent to the acquisition.

     On April 18, 1997, the Company acquired and assumed substantially all of the assets and liabilities of APC, a division of A.O. Smith Corporation. The aggregate purchase price consisted of approximately $700 million in cash and was financed with the proceeds from the Offering and borrowings under the new credit facility (see Note 6). APC designs and manufactures frames, frame components, engine cradles, suspension components and modules for the North American automotive and heavy truck industries.

     These acquisitions have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at fair value as of the dates of the acquisitions. The assets and liabilities of Active have been recorded based upon preliminary estimates of fair value as of the dates of acquisition. The Company does not believe the final allocations of the purchase price will be materially different than the preliminary allocations. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. Results of operations for these acquisitions have been included in the accompanying consolidated financial statements since the dates of acquisition.

     In conjunction with its acquisitions, the Company has established reserves for certain costs associated with facility shutdown and consolidation activities and for general and payroll related costs primarily for planned employee termination activities. As of December 31, 1998, approximately $21.1 million and $3.6 million were recorded for facility shutdown and payroll related costs, respectively. Additional reserves of $5.4 million related to facility shutdown costs and $8.7 million for payroll related costs were recorded for the year ended December 31, 1999. Costs incurred and charged to such reserves amounted to $2.5 million for facility shutdown costs and $5.2 million for payroll related termination costs during the year ended December 31, 1999.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

Additionally, as a result of revisions to acquisitions' restructuring plans, $10.2 million of facility related costs and $0.7 million of payroll related costs were reversed against goodwill in 1999. At December 31, 1999, liabilities for approximately $13.8 million for costs associated with facility shutdown and consolidation and $6.4 million of costs for planned employee termination activities remained. The timing of facility shutdown and consolidation activities has been adjusted to reflect customer concerns with supply interruption. These reserves have been utilized as originally intended and management believes the liabilities recorded for shutdown and consolidation activities are adequate but not excessive as of December 31, 1999.

     On October 29, 1999, the Company invested $21 million for new shares representing a 49 percent equity interest in Seojin Industrial Company Limited ("Seojin"). Seojin is a supplier of frames, modules and structural components to the Korean automotive industry. Total consideration for the equity interest was financed under the Company's revolving credit facility. In addition, the Company advanced $19 million to Seojin in exchange for variable rate convertible bonds (the "Bonds") due October 30, 2009. The Bonds are unsecured and rank equally with all other present and future obligations of Seojin. Interest on the Bonds is payable annually beginning October 30, 2000 and each October 30 thereafter until maturity. The Company has the right to convert the Bonds into common stock of Seojin any time on or after October 30, 2000. The conversion rate is based upon a predetermined formula that would increase the Company's equity interest to approximately 66 percent.

     On October 14, 1999, the Company loaned $30.0 million to J. L. French Automotive Castings, Inc., ("J.L. French") in exchange for a convertible subordinated promissory note due October 14, 2009. The note bears interest at
7.5 percent annually with interest payable on the last day of each calendar quarter beginning December 31, 1999. The Company can convert, at its option, any portion of the outstanding principal of the note into Class A Common Stock of J.L. French at a preset agreed upon conversion price.

     On March 11, 1998, the Company acquired a 40 percent equity interest in Metalurgica Caterina S.A. ("Caterina"), a supplier of structural stampings and assemblies to the Brazilian automotive market. In addition, the Company has the right to acquire the remaining 60 percent of the equity of Caterina for $66.0 million. This right continues until 90 days after December 31, 1999, at which time, Caterina may exercise a call option to repurchase Tower Automotive's 40 percent equity investment for $26.4 million. The call option remains in effect until March 31, 2001. The Company paid approximately $48 million for its initial equity interest which was financed with borrowings under the Company's revolving credit facility. This investment added Volkswagen and Mercedes-Benz as new customers in Brazil.

     On October 9, 1997, the Company became a 40 percent partner in Metalsa S. de R.L. ("Metalsa") with Promotora de Empresas Zano, S.A. de C.V. ("Proeza"). Metalsa is the largest supplier of vehicle frames and structures in Mexico. In addition, the parties have entered into a technology sharing arrangement that will enable both companies to utilize the latest available product and process technology. Metalsa is headquartered in Monterrey, Mexico and has manufacturing facilities in Monterrey and San Luis Potosi, Mexico. Metalsa's customers include Chrysler, General Motors, Ford, Nissan and Mercedes-Benz. In connection with this agreement, the Company paid $120 million to Proeza, with an additional amount of up to $45 million payable based upon future net earnings of Metalsa. Based upon Metalsa's 1998 net earnings, the Company paid Proeza approximately $9.0 million in additional consideration in the second quarter of 1999. Based upon Metalsa's 1999 net earnings, the Company paid approximately $7.9 million of additional consideration during the first quarter of 2000. The investment in Metalsa was financed with proceeds from borrowings under the Company's revolving credit facility.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

     Summarized unaudited financial information for Metalsa and Caterina from the dates of their respective investment are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Condensed Statements of Earnings
Revenues....................................................  $271,804   $269,280
Operating income............................................    56,733     60,047
                                                              --------   --------
Net income..................................................  $ 29,301   $ 28,972
                                                              ========   ========
Condensed Balance Sheets
Current assets..............................................  $ 88,329   $ 91,519
Noncurrent assets...........................................   158,933    126,336
                                                              --------   --------
                                                              $247,262   $217,855
                                                              ========   ========
Current liabilities.........................................  $ 52,345   $ 45,562
Noncurrent liabilities......................................    58,537     50,057
Stockholders' investment....................................   136,380    122,236
                                                              --------   --------
                                                              $247,262   $217,855
                                                              ========   ========

     On August 31, 1998, the Company sold its hinge business (the "Hinge Business") to Dura Automotive Systems, Inc. for net proceeds of approximately $36.9 million which approximated the book value of the net assets sold. The net proceeds were used to repay outstanding indebtedness under the revolving credit facility. The results of operations of the Hinge Business are not significant to the operating results of the Company as a whole and have, therefore, been excluded from the pro forma adjustments.

     The accompanying unaudited consolidated pro forma results of operations for the year ended December 31, 1999 give effect to the following as if they were completed at the beginning of the year (i) the acquisition of Active, (ii) the investment in Seojin, and (iii) the $325 million term loan add on facility (Note
6). The accompanying unaudited consolidated pro forma results of operations for the year ended December 31, 1998 give effect to the transactions described above and the following as if they had been completed at the beginning of the year, plus: (i) the acquisitions of IMAR and OSLAMT; (ii) the investment in Caterina; and (iii) the issuance of the Preferred Securities. The unaudited pro forma financial information does not purport to represent what the Company's results of operations would actually have been if such transactions in fact had occurred at such date or to project the Company's results of future operations (in thousands, except per share data):

                                                             PRO FORMA FOR THE YEARS
                                                               ENDED DECEMBER 31,
                                                             -----------------------
                                                                1999         1998
                                                             ----------   ----------
Revenues...................................................  $2,363,925   $1,867,543
Net income.................................................     126,039       84,582
Basic earnings per share...................................        2.69         1.83
Diluted earnings per share.................................        2.24         1.60

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

6. LONG-TERM DEBT:

     Long-term debt consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Revolving credit facility, due April 2003, interest at prime or LIBOR plus a margin ranging from 17 to 50 basis points
  (6.7 percent at December 31, 1999 and 5.785 percent at
  December 31, 1998)........................................  $245,700   $190,000
Revolving credit facility, due April 2003, foreign currency
  annex (3.80 percent at December 31, 1999 and 3.711 percent
  at December 31, 1998).....................................    75,979     67,563
Term credit facility, due in eight equal repayments
  beginning September 2002 to June 2004. Interest at LIBOR
  or preference rate plus margin from 0 to 200 basis points
  (7.13 percent at December 31, 1999).......................   324,210         --
Industrial development revenue bonds, due in lump sum
  payments in June 2024 and March 2025, interest payable
  monthly at a rate adjusted Weekly by the bond remarketing
  agent (6.55 percent at December 31, 1999 and 5.58 percent
  at December 31, 1998).....................................    43,765     43,765
Convertible Edgewood notes, due May 2003, interest at 5.75
  percent Payable quarterly.................................       878      1,636
Italian stand alone borrowings, due on demand, interest set
  at borrowing (4.47 percent at December 31, 1998)..........        --     10,889
Other.......................................................    11,644     16,412
                                                              --------   --------
                                                               702,176    330,265
Less -- Current maturities..................................    (2,498)   (13,686)
                                                              --------   --------
                                                              $699,678   $316,579
                                                              ========   ========

     Future maturities of long-term debt as of December 31, 1999 are as follows (in thousands):

2000.....................................................  $  2,498
2001.....................................................        --
2002.....................................................    81,053
2003.....................................................   484,662
2004.....................................................    81,053
Thereafter...............................................    52,910
                                                           --------
                                                           $702,176
                                                           ========

     The Company has a Credit Agreement, as defined, which includes a revolving credit facility that provides for borrowings of up to $750 million on an unsecured basis with a letter of credit sublimit of $75 million. In addition, under the terms of the revolving credit facility, the equivalent of up to $85 million in borrowings can be denominated in foreign currency. As of December 31, 1999, approximately $76 million of the outstanding borrowings are denominated in Italian lira. The amount available under the revolving credit facility reduces to $675 million in April 2000,

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

$600 million in April 2001 and $500 million in April 2002. The Credit Agreement has a final maturity of April 2003. Interest on the credit facility is at the prime rate or LIBOR plus a margin ranging from 17 to 50 basis points depending upon the ratio of the consolidated indebtedness of the Company to its total capitalization. The weighted average interest rate for such borrowings was 6.0 percent for the year ended December 31, 1999.

     On August 23, 1999, the Company amended and restated its Credit Agreement to include a term loan add on facility of $325 million. The weighted average interest rate for the term loan facility was 7.4 percent for the twelve months ending December 31, 1999. The proceeds from the term facility were used to repay outstanding indebtedness under the revolving facility incurred in connection with the acquisition of Active on July 29, 1999.

     The Credit Agreement requires the Company to meet certain financial tests, including but not limited to a minimum interest coverage, maximum debt/capital, maximum leverage and maximum senior leverage ratio.

     The Credit Agreement also contains certain negative covenants that restrict, among other things, the ability of the Company to: (i) incur any liens and other encumbrances; (ii) sell, assign, lease or transfer assets; (iii) consolidate or merge with another person; (iv) make loan or make any investment in any person; (v) incur any additional indebtedness; (vi) engage in transactions with affiliates; (vii) incur any contingent obligations; (viii) enter into any joint venture; (ix) enter into any obligations for the payment of rent for any property under a lease or agreement to lease; declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any subordinated indebtedness or any shares of its capital stock; (x) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any employee benefit plan qualified under ERISA which has resulted or could reasonably be expected to result in liability in an aggregate amount in excess of 10 percent of the Company's tangible net worth; and (xi) engage in any material line of business substantially different from their existing lines of business. As of December 31, 1999 and 1998, the Company was in compliance with all debt covenants.

     In July 1997, the Company completed the offering of $200 million of Convertible Subordinated Notes (the "Notes"). The Notes bear interest at 5 percent, are unsecured, due on August 1, 2004 and are convertible into Common Stock at a conversion price of $25.88 per share. The Company may make optional redemptions of the Notes after August 1, 2000 at amounts ranging from 102.857 percent to 100.714 percent of face value. In the event of a change in control (as defined) the holders of the Notes may require the Company to redeem the Notes at face value plus accrued interest. Proceeds from the Notes were used to repay outstanding indebtedness under the revolving credit facility.

     In 1994 and 1995, the Company issued $25.0 million and $20.0 million, respectively, of industrial development revenue bonds related to the construction and equipping of a manufacturing facility in Bardstown, Kentucky. The bonds are collateralized by letters of credit. The undisbursed proceeds from these bonds are invested in treasury securities and reflected as restricted cash in the accompanying consolidated balance sheets. As of December 31, 1999, there remained no undisbursed proceeds from these bonds.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

7. INCOME TAXES:

     The income tax provision consisted of the following (in thousands):

                                                         YEARS ENDED DECEMBER 31,
                                                        ---------------------------
                                                         1999      1998      1997
                                                        -------   -------   -------
Currently payable.....................................  $29,338   $16,296   $ 7,310
Deferred income tax provision.........................   45,528    37,847    24,980
                                                        -------   -------   -------
          Total.......................................  $74,866   $54,143   $32,290
                                                        =======   =======   =======

     The deferred income tax provision consisted of the following (in thousands):

                                                         YEARS ENDED DECEMBER 31,
                                                        ---------------------------
                                                         1999      1998      1997
                                                        -------   -------   -------
Depreciation lives and methods........................  $53,463   $41,305   $24,893
Accrued compensation costs............................      902        74    (1,539)
Other reserves and accruals...........................   (8,837)   (3,532)    1,626
                                                        -------   -------   -------
          Net deferred income tax provision...........  $45,528   $37,847   $24,980
                                                        =======   =======   =======

     A reconciliation of income taxes computed at the statutory rates to the reported income tax provision is as follows (in thousands):

                                                         YEARS ENDED DECEMBER 31,
                                                        ---------------------------
                                                         1999      1998      1997
                                                        -------   -------   -------
Taxes at federal statutory rates......................  $65,508   $47,438   $28,339
State income taxes, net of federal benefit............    4,940     3,692     2,227
Effect of permanent differences, primarily goodwill
  amortization........................................    4,418     3,013     1,724
                                                        -------   -------   -------
          Provision for income taxes..................  $74,866   $54,143   $32,290
                                                        =======   =======   =======

     A summary of deferred income tax assets (liabilities) is as follows (in thousands):

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
Current deferred tax assets:
  Accrued compensation costs................................  $   4,709   $   7,927
  Inventory valuation adjustments...........................      2,120       2,971
  Other reserves and accruals not currently deductible for
     tax purposes...........................................     12,424       3,140
                                                              ---------   ---------
          Net current deferred tax assets...................  $  19,253   $  14,038
                                                              =========   =========
Noncurrent deferred tax assets (liabilities):
  Depreciation lives and methods............................  $(145,366)  $(100,984)
  Postretirement benefit obligations........................     42,153      39,429
  Other reserves and accruals not currently deductible for
     tax purposes...........................................     52,477      41,179
                                                              ---------   ---------
          Net noncurrent deferred tax liabilities...........  $ (50,736)  $ (20,376)
                                                              =========   =========

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

     The Company has an alternative minimum tax ("AMT") credit carryforward of approximately $24 million which can be used to offset regular income taxes payable in future years. The AMT credit has an indefinite carryforward period.

     The Company has not recorded deferred income taxes applicable to undistributed earnings of its foreign joint venture operations as all such earnings are deemed to be indefinitely reinvested in those operations. If the earnings of such joint ventures were not indefinitely reinvested, a deferred liability would have been required which would not have been material as of December 31, 1999 or 1998. Undistributed amounts, if remitted in the future, may not result in additional U.S. income taxes because of the use of available foreign tax credits at that time.

8. GEOGRAPHIC AND PRODUCT LINE INFORMATION

     The Company adopted SFAS No. 131 in 1998. The Company produces a broad range of assemblies and modules for vehicle body structures and suspension systems for the global automotive industry and operates in a single reportable business segment, automotive products. However, because of the similar economic characteristics of the operations, including the nature of products, production processes and customers, those operations have been aggregated for segment reporting purposes.

     The following is a summary of revenues and long-lived assets by geographic location (in thousands):

                                                YEARS ENDED DECEMBER 31,
                       ---------------------------------------------------------------------------
                                1999                      1998                      1997
                       -----------------------   -----------------------   -----------------------
                                    LONG-LIVED                LONG-LIVED                LONG-LIVED
                        REVENUES      ASSETS      REVENUES      ASSETS      REVENUES      ASSETS
                       ----------   ----------   ----------   ----------   ----------   ----------
North America........  $2,042,998   $1,034,745   $1,752,149    $785,720    $1,194,196    $693,896
Other foreign
  countries..........     127,005       58,082       84,330      47,356        41,633      20,203
                       ----------   ----------   ----------    --------    ----------    --------
                       $2,170,003   $1,092,827   $1,836,479    $833,076    $1,235,829    $714,099
                       ==========   ==========   ==========    ========    ==========    ========

     Revenues are attributed to geographic locations based on the location of specific production.

     The following is a summary of the approximate composition by product category of the Company's revenues:

                                                     YEARS ENDED DECEMBER 31,
                                               ------------------------------------
                                                  1999         1998         1997
                                               ----------   ----------   ----------
Structural components........................  $1,605,040   $1,520,498   $1,080,599
Suspension components........................     244,433      179,935      133,229
Modular assemblies...........................     208,700      136,046       22,001
Class A surfaces.............................     111,830           --           --
                                               ----------   ----------   ----------
                                               $2,170,003   $1,836,479   $1,235,829
                                               ==========   ==========   ==========

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

     The Company sells its products directly to automotive manufacturers. Following is a summary of customers that accounted for more than 10 percent of consolidated revenues in any of the three years in the period ended December 31, 1999:

                                                              1999   1998   1997
                                                              ----   ----   ----
Ford........................................................   38%    40%    48%
DaimlerChrysler.............................................   29     27     19
General Motors..............................................   10     10     13

     Receivables from these customers represented 65 percent of total accounts receivable at December 31, 1999 and 60 percent of total accounts receivable at December 31, 1998.

9. EMPLOYEE BENEFIT PLANS:

     The Company sponsors various pension and other postretirement benefit plans for its employees. The Company has adopted SFAS No. 132 -- Employers' Disclosures about Pensions and Other Postretirement Benefits (SFAS No. 132). SFAS No. 132 is intended to standardize certain footnote disclosure requirements for pensions and other retirement benefits.

  Retirement Plans:

     The Company contributes to a union sponsored multi-employer pension plan providing defined benefits to certain Michigan hourly employees. Contributions to the pension plan are based on rates set forth in the Company's union contracts. The expense related to this plan was $0.8 million for the year ended December 31, 1999, $0.7 million for the year ended December 31, 1998 and $0.8 million for the year ended December 31, 1997. The plan was substantially fully funded as of the latest valuation date.

     Beginning in 1999, the Company also contributes to a union sponsored multiemployer pension plan providing defined benefits for certain hourly employees of the Milwaukee facility. Expense relating to this plan was $1.3 million for the year ended December 31, 1999. Expense is determined based on contractual rates with the union.

     The Company also maintains a qualified profit sharing retirement plan and 401(k) employee savings plan covering certain salaried and hourly employees. The expense related to these plans was $9.7 million during 1999, $5.1 million during 1998 and $4.3 million during 1997.

     The Company sponsors a 401(k) employee savings plan covering certain union employees. The Company matches a portion of the employee contributions made to this plan. The expense under this plan in each of the three years in the period ended December 31, 1999 was not material.

     The Company's UAW Retirement Income Plan covers substantially all union employees at its Kalamazoo and Bluffton facilities. The Company's Tower Automotive Pension Plan covers substantially all of the employees at its APC facilities. The Company's Tower Automotive UAW Local 1560 Retirement Income Plan, Tower Automotive Sebewaing Industries, Inc. Local 111 AIW-AFL-CIO, Tower Automotive Active and Affiliates Employees Retirement Income Plan, and the Tower Automotive United Paperworkers International Union Local 7628, covers substantially all of the employees at its Active facilities. The Tower Automotive UAW Local 1560 Retirement Income Plan and the Tower Automotive Active and Affiliates Plan was merged with the Tower Automotive Pension Plan at December 31,1999. Benefits under the plans are based on years of services. Contributions by the Company are intended to provide not only for benefits attributed to

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
service to date, but also for those benefits expected to be earned in the future. The Company's funding policy is to contribute annually the amounts sufficient to meet the higher of the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974 or the minimum funding requirements under the Company's union contracts.

     The following tables provide a reconciliation of the changes in the benefit obligations and fair value of assets for the defined benefit pension plans (in thousands):

     Reconciliation of fair value of plan assets

                                                               1999      1998
                                                              -------   ------
Fair value of plan assets at the beginning of the year......  $ 9,096   $3,502
Actual return on plan assets................................    3,571    1,143
Acquisitions................................................   41,837       --
Employer contributions......................................   15,487    4,712
Benefits paid...............................................   (1,725)    (261)
                                                              -------   ------
          Fair value of plan assets at the end of the
            year............................................  $68,266   $9,096
                                                              =======   ======

     Change in Benefit Obligations

                                                               1999      1998
                                                              -------   -------
Benefit obligations at the beginning of the year............  $37,794   $ 8,376
Service cost................................................   11,350     6,899
Interest cost...............................................    4,702     1,065
Plan amendments.............................................    7,141    18,786
Actuarial (gains) losses....................................   (7,647)    2,928
Acquisitions................................................   47,667        --
Benefits paid...............................................   (1,725)     (261)
                                                              -------   -------
          Benefit obligations at the end of the year........  $99,282   $37,793
                                                              =======   =======

     Funded Status Reconciliation

                                                                1999       1998
                                                              --------   --------
Funded status...............................................  $(31,016)  $(28,697)
Unrecognized transition asset...............................      (129)      (160)
Unrecognized prior service cost.............................    24,584     19,345
Unrecognized actuarial (gains) losses.......................    (6,579)     1,861
                                                              --------   --------
          Net amount recognized.............................  $(13,140)  $ (7,651)
                                                              ========   ========

     Amounts recognized in the balance sheet as of each year end

                                                                1999       1998
                                                              --------   --------
Prepaid benefit cost........................................  $    125   $    264
Accrued benefit liability...................................   (30,093)   (26,585)
Intangible asset............................................    16,828     18,670
                                                              --------   --------
          Net amount recognized.............................  $(13,140)  $ (7,651)
                                                              ========   ========

     The Tower Automotive Pension Plan was the only pension plan with an accumulated benefit obligation in excess of plan assets. The plan's accumulated benefit obligation was $61.2 million at December 31, 1999 and $31.5 million at December 31, 1998. The fair value of the assets was

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

$41.3 million at December 31, 1999 and $4.9 million at December 31, 1998. The Plan was amended effective October 21, 1998 to reflect certain benefit level changes negotiated in connection with the Smith Steel Workers Union contract. The effect of the change on the pension benefit obligation is an increase of $18.7 million of unrecognized prior service cost. The unrecognized prior service cost will be amortized into expense over the remaining working lifetime of the participants affected.

     Benefits for certain of the employees covered by the Tower Automotive Pension Plan were frozen as of July 1, 1999. The frozen benefits were accounted for as a curtailment under the provisions of FAS 88, which resulted in a remeasurement of net periodic benefit cost for the period ending December 31, 1999.

     The following table provides the components of net periodic benefit cost for the plans for the years ended December 31, 1999, 1998 and 1997 (in thousands):

                                                           1999      1998     1997
                                                          -------   ------   ------
Service cost............................................  $11,350   $6,899   $4,757
Interest cost...........................................    4,702    1,065      250
Expected return on plan assets..........................   (2,980)    (263)    (237)
Amortization of transition asset........................      (31)     (31)     (31)
Amortization of prior-service cost......................    1,902      393       69
Amortization of net (gains) losses......................      202       (1)      (2)
                                                          -------   ------   ------
          Net periodic benefit cost.....................  $15,145   $8,062   $4,806
                                                          =======   ======   ======

     The assumptions used in the measurement of the Company's benefit obligation are as follows:

                                                              1999   1998
                                                              ----   ----
Weighted-average assumptions of each year end:
  Discount rate.............................................  8.1%   7.0%
  Expected return on plan assets............................  9.5%   8.0%
  Rate of compensation increase.............................  4.5%   4.5%

  Postretirement Plans

     The Company provides certain medical insurance benefits for retired employees. Certain employees of the Company are eligible for these benefits if they remain employed until age 55 or 59 and fulfill other eligibility requirements specified by the plans. Certain retirees between the ages of 55 and 62 must contribute 100 percent of the group rate for active employees. No contributions are required for retirees 62 or older. Benefits are continued for dependents of eligible retiree participants after the death of the retiree.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

     The following tables provide a reconciliation of the changes in the benefit obligations and fair value of assets for the retiree medical plans, (in thousands):

     Reconciliation of fair value of plan assets

                                                               1999      1998
                                                              -------   -------
Fair value of plan assets at the beginning of the year......  $    --   $    --
Employer contributions......................................    9,834     7,564
Benefits paid...............................................   (9,834)   (7,564)
                                                              -------   -------
          Fair value of plan assets at the end of the
            year............................................  $    --   $    --
                                                              =======   =======

     Change in Benefit Obligations

                                                                1999       1998
                                                              --------   --------
Benefit obligations at the beginning of the year............  $104,735   $ 95,466
Service cost................................................     1,511      1,609
Interest cost...............................................     8,023      6,963
Actuarial losses............................................     6,703      8,261
Acquisitions................................................     6,212         --
Benefits paid...............................................    (9,834)    (7,564)
                                                              --------   --------
          Benefit obligations at the end of the year........  $117,351   $104,735
                                                              ========   ========

     Funded Status Reconciliation

                                                                1999        1998
                                                              ---------   ---------
Funded status...............................................  $(117,351)  $(104,735)
Unrecognized actuarial losses...............................     12,287       6,110
                                                              ---------   ---------
          Net amount recognized.............................  $(105,064)  $ (98,625)
                                                              =========   =========

     Amounts recognized in the balance sheet as of each year end

                                                                1999        1998
                                                              ---------   --------
Accrued benefit liability...................................  $(105,064)  $(98,625)
                                                              =========   ========

     The following table provides the components of net periodic benefit cost for the plans for years ended December 31, 1999, 1998 and 1997 (in thousands):

                                                           1999      1998     1997
                                                          -------   ------   ------
Service cost............................................  $ 1,511   $1,609   $1,178
Interest cost...........................................    8,023    6,963    4,876
Amortization of net (gain) loss.........................      477      (81)    (132)
                                                          -------   ------   ------
Net periodic benefit cost...............................  $10,011   $8,491   $5,922
                                                          =======   ======   ======

     The discount rate used to measure the Company's post retirement medical benefit obligation was 8.1 percent in 1999 and 7.0 percent in 1998.

     For measurement purposes, an 8.0 percent annual rate of increase in per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 5.5 percent for 2005 and remain at that level thereafter.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

     Assumed health care cost trend rates have a significant effect on the amounts reported for the post retirement medical plans. A one percent change in assumed health care costs trend rates would have the following effects:

                                                                 1%         1%
                                                              INCREASE   DECREASE
                                                              --------   --------
Effect on total service and interest cost components........   $  371    $  (304)
                                                               ======    =======
Effect on the accumulated benefit obligation................   $4,389    $(3,854)
                                                               ======    =======

10. COMMITMENTS

  Leases

     The Company leases office and manufacturing space and certain equipment under lease agreements which require it to pay maintenance, insurance, taxes and other expenses in addition to annual rentals. Future annual rental commitments at December 31, 1999 under these leases are as follows (in thousands):

YEAR                                                          OPERATING   CAPITAL
----                                                          ---------   -------
2000........................................................   $14,040    $12,240
2001........................................................    13,795      8,025
2002........................................................    12,372      8,291
2003........................................................     6,699      9,124
2004........................................................    10,922         --
Thereafter..................................................    41,439         --
                                                               -------    -------
Total minimum lease payments................................   $99,267     37,680
                                                               =======
Less-amount representing interest...........................                4,759
                                                                          -------
Present value of minimum lease Payments.....................              $32,921
                                                                          =======

     Total rent expense for all operating leases totaled $15.0 million, $19.0 million and $20.7 million in 1999, 1998 and 1997, respectively.

     Rent commitments associated with acquired facilities which will not be utilized by the Company have been excluded from the above amounts and were provided for in the recording of the related acquisition, as discussed in Note 5.

  Litigation

     The Company is party to certain claims arising in the ordinary course of business. In the opinion of management, based upon the advice of legal counsel, the outcomes of such claims are not expected to be material to the Company's financial position and statements of operations.

11. RELATED PARTY TRANSACTIONS

     The Company has made payments to Hidden Creek Industries, an affiliate of the Company, for certain acquisition related and other management services totaling $3.1 million during 1999, $2.9 million during 1998 and $3.3 million during 1997.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

12. EVENT SUBSEQUENT TO YEAR-END (UNAUDITED)

     During the first quarter of 2000, the Company acquired all of the outstanding shares of Dr. Meleghy GmbH & Co. KG Werkzeugbau und Presswerk, Bergisch Gladbach ("Dr. Meleghy") for approximately $86.4 million. Dr. Meleghy designs and produces structural stampings, assemblies, exposed surface panels and modules to the European automotive industry. Dr. Meleghy also designs and manufactures tools and dies for use in their production and for the external market. Dr. Meleghy operates three facilities in Germany and one facility in both Hungary and Poland. Dr. Meleghy's main customers include DaimlerChrysler, Audi, Volkswagen, Ford, Opel, and BMW. Products offered by Dr. Meleghy include body side panels, floor pans assemblies, and miscellaneous structural stampings. The Company may pay an additional $38 million if certain operating targets are met. The acquisition was financed under the Company's revolving credit facility.

     On July 25, 2000, the Company issued Euro-denominated senior unsecured notes in the amount of 150 million. The notes bear interest at a rate of 9.25%, payable semi-annually. The notes rank equally with all of the Company's other unsecured and unsubordinated debt. The proceeds of this offering will be used to repay existing indebtedness. The net proceeds after issuance costs were used to repay a portion of the Company's existing Euro-denominated indebtedness under its existing credit facility. The notes mature on August 1, 2010.

     On July 25, 2000, the Company replaced its existing $675 million credit agreement with a new six-year $1.15 billion senior unsecured credit agreement. The new credit agreement includes a non-amortizing revolving facility of $825 million along with an amortizing term loan of $325 million. The new facility also includes a multi-currency borrowing feature that allows the Company to borrow up to $500 million in certain freely tradeable offshore currencies, and letter of credit sublimits of $100 million. Interest on the new credit facility is at the prime rate or the Eurodollar rate plus a margin ranging from 0 to 200 basis points depending on the ratio of the consolidated funded debt of the Company to its total EBITDA. The new credit agreement has a final maturity of 2006.

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a condensed summary of quarterly results of operations for 1999 and 1998. The sum of the per share amounts for the quarters do not equal the total for the years due to the effects of rounding (in thousands except per share amounts):

                                                                        BASIC      DILUTED
                                     GROSS     OPERATING     NET      EARNINGS    EARNINGS
                        REVENUES     PROFIT     INCOME      INCOME    PER SHARE   PER SHARE
                       ----------   --------   ---------   --------   ---------   ---------
1999:
  First..............  $  498,572   $ 79,447   $ 53,577    $ 28,076     $0.60       $0.51
  Second.............     530,680     87,029     58,704      32,628      0.69        0.58
  Third..............     536,152     82,301     48,468      23,741      0.50        0.44
  Fourth.............     604,599     98,123     64,398      32,643      0.70        0.58
                       ----------   --------   --------    --------     -----       -----
                       $2,170,003   $346,900   $225,147    $117,088     $2.50       $2.10
                       ==========   ========   ========    ========     =====       =====
1998:
  First..............  $  457,129   $ 63,189   $ 38,785    $ 18,820     $0.41       $0.37
  Second.............     465,874     70,854     46,720      23,746      0.51        0.46
  Third..............     444,851     66,989     39,525      18,266      0.40        0.36
  Fourth.............     468,625     73,280     50,641      27,208      0.59        0.50
                       ----------   --------   --------    --------     -----       -----
                       $1,836,479   $274,312   $175,671    $ 88,040     $1.91       $1.68
                       ==========   ========   ========    ========     =====       =====

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

14. GUARANTOR/NON-GUARANTOR FINANCIAL STATEMENTS

     The following consolidating financial information presents balance sheet, statement of operations and cash flow information related to the Company's business. Each Guarantor, as defined, is a direct or indirect wholly owned subsidiary of the Company and has fully and unconditionally guaranteed the 9.25% senior unsecured notes issued by R. J. Tower Corporation, on a joint and several basis. Tower Automotive, Inc. (the Parent Company) has also fully and unconditionally guaranteed the notes and is reflected as a Guarantor in the consolidating financial information. The Non-Guarantors are the Company's foreign subsidiaries. Separate financial statements and other disclosures concerning the Guarantors have not been presented because management believes that such information is not material to investors.

                             TOWER AUTOMOTIVE, INC.
  CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997
                             (AMOUNTS IN THOUSANDS)

                                     R.J. TOWER    GUARANTOR    NON-GUARANTOR
                                     CORPORATION   COMPANIES      COMPANIES     ELIMINATIONS   CONSOLIDATED
                                     -----------   ----------   -------------   ------------   ------------
Revenues...........................   $ 47,951     $1,126,484      $61,394        $ --          $1,235,829
Cost of sales......................     36,616        966,255       55,849          --           1,058,720
                                      --------     ----------      -------        --------      ----------
  Gross profit.....................     11,335        160,229        5,545          --             177,109
Selling, general and administrative
  expenses.........................      3,946         51,795        2,128          --              57,869
Amortization expense...............      1,662          7,402          473          --               9,537
                                      --------     ----------      -------        --------      ----------
  Operating income.................      5,727        101,032        2,944          --             109,703
Interest expense, net..............     23,702          2,775        2,485          --              28,962
                                      --------     ----------      -------        --------      ----------
  Income before provision for
     income taxes..................    (17,975)        98,257          459          --              80,741
Provision for income taxes.........     (7,190)        39,296          184          --              32,290
                                      --------     ----------      -------        --------      ----------
  Income before equity in earnings
     of joint ventures and minority
     interest......................    (10,785)        58,961          275          --              48,451
Equity in earnings of joint
  ventures and subsidiaries........     59,463         --           --             (59,236)            227
Minority interest -- dividends on
  trust preferred, net.............     --             --           --              --             --
                                      --------     ----------      -------        --------      ----------
  Income before extraordinary
     item..........................     48,678         58,961          275         (59,236)         48,678
Extraordinary loss on early
  extinguishment of debt, net......      2,434         --           --              --               2,434
                                      --------     ----------      -------        --------      ----------
  Net income.......................   $ 46,244     $   58,961      $   275        $(59,236)     $   46,244
                                      ========     ==========      =======        ========      ==========

                             TOWER AUTOMOTIVE, INC.
  CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1997
                             (AMOUNTS IN THOUSANDS)

                                   R.J. TOWER    GUARANTOR   NON-GUARANTOR
                                   CORPORATION   COMPANIES     COMPANIES     ELIMINATIONS   CONSOLIDATED
                                   -----------   ---------   -------------   ------------   ------------
OPERATING ACTIVITIES:
Net income.......................  $   46,244    $  58,961     $    275        $(59,236)    $    46,244
Adjustments required to reconcile
  net income to net cash provided
  by (used in) operating
  activities:
  Depreciation and
     amortization................       4,556       41,748        1,662          --              47,966
  Deferred income tax
     provision...................      24,980       --           --              --              24,980
  Extraordinary loss on
     extinguishment of debt......       2,434       --           --              --               2,434
  Changes in other operating
     items.......................    (419,795)     393,966        5,109          --             (20,720)
                                   ----------    ---------     --------        --------     -----------
     Net cash provided by (used
       in) operating
       activities................    (341,581)     494,675        7,046         (59,236)        100,904
                                   ----------    ---------     --------        --------     -----------
INVESTING ACTIVITIES:
Capital expenditures, net........     (42,754)     (68,479)      (6,146)         --            (117,379)
Acquisitions and other, net......    (289,101)    (617,651)     (44,985)         59,236        (892,501)
Change in restricted cash........       2,931       --           --              --               2,931
                                   ----------    ---------     --------        --------     -----------
     Net cash provided by (used
       in) investing
       activities................    (328,924)    (686,130)     (51,131)         59,236      (1,006,949)
                                   ----------    ---------     --------        --------     -----------
FINANCING ACTIVITIES:
Proceeds from borrowings.........   1,064,348       --           57,696          --           1,122,044
Repayments of debt...............    (722,741)      (4,152)      (6,298)         --            (733,191)
Net proceeds from the issuance of
  common stock...................     285,457       --           --              --             285,457
Net proceeds from the issuance of
  convertible debt, net..........      --          194,892       --              --             194,892
Cash portion of extraordinary
  loss on extinguishment of
  debt...........................      (3,010)      --           --              --              (3,010)
Other, net.......................         235       --               22          --                 257
                                   ----------    ---------     --------        --------     -----------
     Net cash provided by
       financing activities......     624,289      190,740       51,420          --             866,449
                                   ----------    ---------     --------        --------     -----------
NET CHANGE IN CASH AND CASH
  EQUIVALENTS....................     (46,216)        (715)       7,335          --             (39,596)
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD............      38,862          734       --              --              39,596
                                   ----------    ---------     --------        --------     -----------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD.........................  $   (7,354)   $      19     $  7,335        $ --         $   --
                                   ==========    =========     ========        ========     ===========

                             TOWER AUTOMOTIVE, INC.
               CONSOLIDATING BALANCE SHEETS AT DECEMBER 31, 1998
                             (AMOUNTS IN THOUSANDS)

                                      R.J. TOWER    GUARANTOR    NON-GUARANTOR
                                      CORPORATION   COMPANIES      COMPANIES     ELIMINATIONS   CONSOLIDATED
                                      -----------   ----------   -------------   ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.........   $     685    $      (77)    $  2,826       $  --          $    3,434
  Accounts receivable, net..........      12,979       173,493       53,416          --             239,888
  Inventories, net..................       3,813        63,397        9,703          --              76,913
  Prepaid tooling and other.........      22,072        78,424       15,363          --             115,859
                                       ---------    ----------     --------       ---------      ----------
       Total current assets.........      39,549       315,237       81,308          --             436,094
                                       ---------    ----------     --------       ---------      ----------
Property, plant and equipment,
  net...............................      22,627       753,740       45,506          --             821,873
Investments in joint ventures.......     209,625        --           --              --             209,625
Investment in subsidiaries..........     292,641        --           --            (292,641)        --
Goodwill and other assets, net......      29,240       405,794       33,541          --             468,575
                                       ---------    ----------     --------       ---------      ----------
                                       $ 593,682    $1,474,771     $160,355       $(292,641)     $1,936,167
                                       =========    ==========     ========       =========      ==========

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current liabilities:
  Current maturities of long-term
    debt and capital lease
    obligations.....................   $      11    $   16,115     $  2,065       $  --          $   18,191
  Accounts payable..................      19,568       139,367       55,259          --             214,194
  Accrued liabilities...............     (39,672)      127,584        8,861          --              96,773
                                       ---------    ----------     --------       ---------      ----------
       Total current liabilities....     (20,093)      283,066       66,185          --             329,158
                                       ---------    ----------     --------       ---------      ----------
Long-term debt, net of current
  maturities........................     191,665        34,630       90,284          --             316,579
Obligations under capital leases,
  net of current maturities.........      --            25,770       --              --              25,770
Convertible subordinated notes......      --           200,000       --              --             200,000
Due to/(from) affiliates............    (208,821)      226,745      (17,924)         --             --
Deferred income taxes...............      15,298        --            5,078          --              20,376
Other noncurrent liabilities........       9,265       164,807        4,666          --             178,738
                                       ---------    ----------     --------       ---------      ----------
       Total noncurrent
         liabilities................       7,407       651,952       82,104          --             741,463
                                       ---------    ----------     --------       ---------      ----------
Mandatorily redeemable trust
  convertible preferred
  securities........................      --           258,750       --              --             258,750
Stockholders' investment............     606,368       281,003       11,638        (292,641)        606,368
Accumulated other comprehensive
  income (loss) -- cumulative
  translation adjustment............      --            --              428          --                 428
                                       ---------    ----------     --------       ---------      ----------
       Total stockholders'
         investment.................     606,368       281,003       12,066        (292,641)        606,796
                                       ---------    ----------     --------       ---------      ----------
                                       $ 593,682    $1,474,771     $160,355       $(292,641)     $1,936,167
                                       =========    ==========     ========       =========      ==========

                             TOWER AUTOMOTIVE, INC.
  CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998
                             (AMOUNTS IN THOUSANDS)

                                      R.J. TOWER    GUARANTOR    NON-GUARANTOR
                                      CORPORATION   COMPANIES      COMPANIES     ELIMINATIONS   CONSOLIDATED
                                      -----------   ----------   -------------   ------------   ------------
Revenues............................   $ 65,060     $1,554,094     $217,325        $ --          $1,836,479
Cost of sales.......................     45,976      1,313,110      203,081          --           1,562,167
                                       --------     ----------     --------        --------      ----------
  Gross profit......................     19,084        240,984       14,244          --             274,312
Selling, general and administrative
  expenses..........................     14,133         67,112        3,924          --              85,169
Amortization expense................      3,155          9,543          774          --              13,472
                                       --------     ----------     --------        --------      ----------
  Operating income..................      1,796        164,329        9,546          --             175,671
Interest expense, net...............     27,936          8,295        4,087          --              40,318
                                       --------     ----------     --------        --------      ----------
  Income before provision for income
     taxes..........................    (26,140)       156,034        5,459          --             135,353
Provision for income taxes..........    (10,456)        62,415        2,184          --              54,143
                                       --------     ----------     --------        --------      ----------
  Income before equity in earnings
     of joint ventures and minority
     interest.......................    (15,684)        93,619        3,275          --              81,210
Equity in earnings of joint ventures
  and subsidiaries..................    103,724         --           --             (91,016)         12,708
Minority interest -- dividends on
  trust preferred, net..............     --             (5,878)      --              --              (5,878)
                                       --------     ----------     --------        --------      ----------
  Income before extraordinary
     item...........................     88,040         87,741        3,275         (91,016)         88,040
Extraordinary loss on early
  extinguishment of debt, net.......     --             --           --              --             --
                                       --------     ----------     --------        --------      ----------
  Net income........................   $ 88,040     $   87,741     $  3,275        $(91,016)     $   88,040
                                       ========     ==========     ========        ========      ==========

                             TOWER AUTOMOTIVE, INC.
  CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1998
                             (AMOUNTS IN THOUSANDS)

                                  R.J. TOWER    GUARANTOR   NON-GUARANTOR
                                  CORPORATION   COMPANIES     COMPANIES     ELIMINATIONS   CONSOLIDATED
                                  -----------   ---------   -------------   ------------   ------------
OPERATING ACTIVITIES:
Net income......................  $    88,040   $  87,741     $  3,275        $(91,016)    $    88,040
Adjustments required to
  reconcile net income to net
  cash provided by (used in)
  operating activities:
  Depreciation and
     amortization...............        5,400      77,052        4,920          --              87,372
  Deferred income tax
     provision..................       32,769      --            5,078          --              37,847
  Changes in other operating
     items......................      225,933    (203,803)     (14,291)         --               7,839
                                  -----------   ---------     --------        --------     -----------
     Net cash provided by (used
       in) operating
       activities...............      352,142     (39,010)      (1,018)        (91,016)        221,098
                                  -----------   ---------     --------        --------     -----------
INVESTING ACTIVITIES:
Capital expenditures, net.......       29,317    (210,578)      (3,877)         --            (185,138)
Acquisitions and other, net.....     (159,192)    (30,284)     (25,916)         91,016        (124,376)
Net proceeds from the sale of
  Hinge Business................      --           36,888       --              --              36,888
Change in restricted cash.......        5,225      --           --              --               5,225
                                  -----------   ---------     --------        --------     -----------
     Net cash provided by (used
       in) investing
       activities...............     (124,650)   (203,974)     (29,793)         91,016        (267,401)
                                  -----------   ---------     --------        --------     -----------
FINANCING ACTIVITIES:
Proceeds from borrowings........    1,184,500          36       60,629          --           1,245,165
Repayments of debt..............   (1,406,836)     (6,861)     (34,733)         --          (1,448,430)
Net proceeds from the issuance
  of common stock...............        2,883      --           --              --               2,883
Net proceeds from the issuance
  of preferred securities,
  net...........................      --          249,713       --              --             249,713
Other, net......................      --           --              406          --                 406
                                  -----------   ---------     --------        --------     -----------
     Net cash provided by (used
       in) financing
       activities...............     (219,453)    242,888       26,302          --              49,737
                                  -----------   ---------     --------        --------     -----------
NET CHANGE IN CASH AND CASH
  EQUIVALENTS...................        8,039         (96)      (4,509)         --               3,434
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD...........       (7,354)         19        7,335          --             --
                                  -----------   ---------     --------        --------     -----------
CASH AND CASH EQUIVALENTS, END
  OF PERIOD.....................  $       685   $     (77)    $  2,826        $ --         $     3,434
                                  ===========   =========     ========        ========     ===========

                             TOWER AUTOMOTIVE, INC.
               CONSOLIDATING BALANCE SHEETS AT DECEMBER 31, 1999
                             (AMOUNTS IN THOUSANDS)

                                       R.J. TOWER    GUARANTOR    NON-GUARANTOR
                                       CORPORATION   COMPANIES      COMPANIES     ELIMINATIONS   CONSOLIDATED
                                       -----------   ----------   -------------   ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents..........   $   2,312    $      484     $    821       $  --          $    3,617
  Accounts receivable, net...........       8,279       280,543       64,529          --             353,351
  Inventories, net...................       2,580        99,454        8,863          --             110,897
  Prepaid tooling and other..........      21,539        53,877       14,775          --              90,191
                                        ---------    ----------     --------       ---------      ----------
       Total current assets..........      34,710       434,358       88,988          --             558,056
                                        ---------    ----------     --------       ---------      ----------
Property, plant and equipment, net...      24,426     1,001,033       50,402          --           1,075,861
Investments in joint ventures........     260,705        30,000       --              --             290,705
Investment in subsidiaries...........     415,247        --           --            (415,247)        --
Goodwill and other assets, net.......      25,469       551,406       51,053          --             627,928
                                        ---------    ----------     --------       ---------      ----------
                                        $ 760,557    $2,016,797     $190,443       $(415,247)     $2,552,550
                                        =========    ==========     ========       =========      ==========

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current liabilities:
  Current maturities of long-term
    debt and capital lease
    obligations......................   $      11    $   12,098     $  1,767          --          $   13,876
  Accounts payable...................       7,889       198,281       70,503          --             276,673
  Accrued liabilities................     (45,601)      177,782        8,386          --             140,567
                                        ---------    ----------     --------       ---------      ----------
       Total current liabilities.....     (37,701)      388,161       80,656          --             431,116
                                        ---------    ----------     --------       ---------      ----------
Long-term debt, net of current
  maturities.........................     553,513        42,881      103,284          --             699,678
Obligations under capital leases, net
  of current maturities..............          --        21,543       --              --              21,543
Convertible subordinated notes.......          --       200,000       --              --             200,000
Due to/(from) affiliates.............    (531,960)      554,153      (22,193)         --             --
Deferred income taxes................      48,189        --            2,547          --              50,736
Other noncurrent liabilities.........         534       153,528        9,530          --             163,592
                                        ---------    ----------     --------       ---------      ----------
       Total noncurrent
         liabilities.................      70,276       972,105       93,168          --           1,135,549
                                        ---------    ----------     --------       ---------      ----------
Mandatorily redeemable trust
  convertible preferred securities...          --       258,750       --              --             258,750
Stockholders' investment.............     729,717       397,781       17,466        (415,247)        729,717
Accumulated other comprehensive
  income (loss) -- cumulative
  translation adjustment.............      (1,735)       --             (847)         --              (2,582)
                                        ---------    ----------     --------       ---------      ----------
       Total stockholders'
         investment..................     727,982       397,781       16,619        (415,247)        727,135
                                        ---------    ----------     --------       ---------      ----------
                                        $ 760,557    $2,016,797     $190,443       $(415,247)     $2,552,550
                                        =========    ==========     ========       =========      ==========

                             TOWER AUTOMOTIVE, INC.
  CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999
                             (AMOUNTS IN THOUSANDS)

                                      R.J. TOWER    GUARANTOR    NON-GUARANTOR
                                      CORPORATION   COMPANIES      COMPANIES     ELIMINATIONS   CONSOLIDATED
                                      -----------   ----------   -------------   ------------   ------------
Revenues............................   $ 79,265     $1,814,273     $276,465       $  --          $2,170,003
Cost of sales.......................     74,401      1,492,879      255,823                       1,823,103
                                       --------     ----------     --------       ---------      ----------
  Gross profit......................      4,864        321,394       20,642          --             346,900
Selling, general and administrative
  expenses..........................      6,398         93,370        6,182          --             105,950
Amortization expense................      3,075         11,335        1,393          --              15,803
                                       --------     ----------     --------       ---------      ----------
  Operating income (loss)...........     (4,609)       216,689       13,067          --             225,147
Interest expense, net...............     30,115          4,512        3,354          --              37,981
                                       --------     ----------     --------       ---------      ----------
  Income (loss) before provision for
     income taxes...................    (34,724)       212,177        9,713          --             187,166
Provision (benefit) for income
  taxes.............................    (13,890)        84,871        3,885          --              74,866
                                       --------     ----------     --------       ---------      ----------
  Income (loss) before equity in
     earnings of joint ventures and
     minority interest..............    (20,834)       127,306        5,828          --             112,300
Equity in earnings of joint ventures
  and subsidiaries..................    137,922         --           --            (122,654)         15,268
Minority interest -- dividends on
  trust preferred, net..............     --            (10,480)      --              --             (10,480)
                                       --------     ----------     --------       ---------      ----------
  Net income........................   $117,088     $  116,826     $  5,828       $(122,654)     $  117,088
                                       ========     ==========     ========       =========      ==========

                             TOWER AUTOMOTIVE, INC.

  CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1999
                             (AMOUNTS IN THOUSANDS)

                                     R.J. TOWER    GUARANTOR   NON-GUARANTOR
                                     CORPORATION   COMPANIES     COMPANIES     ELIMINATIONS   CONSOLIDATED
                                     -----------   ---------   -------------   ------------   ------------
OPERATING ACTIVITIES:
Net income.........................  $   117,088   $ 116,826     $  5,828       $(122,654)    $   117,088
Adjustments required to reconcile
  net income to net cash provided
  by (used in) operating
  activities:
  Depreciation and amortization....        6,614      97,917        7,080          --             111,611
  Deferred income tax provision....       34,894      13,208       (2,574)         --              45,528
  Changes in other operating
    items..........................     (346,604)    297,991        1,657          --             (46,956)
                                     -----------   ---------     --------       ---------     -----------
    Net cash provided by (used in)
       operating activities........     (188,008)    525,942       11,991        (122,654)        227,271
                                     -----------   ---------     --------       ---------     -----------
INVESTING ACTIVITIES:
Capital expenditures, net..........       (5,338)   (192,835)         858          --            (197,315)
Acquisitions and other, net........     (174,943)   (331,760)     (20,475)        122,654        (404,524)
Change in restricted cash..........        2,677      --           --              --               2,677
                                     -----------   ---------     --------       ---------     -----------
    Net cash used in investing
       activities..................     (177,604)   (524,595)     (19,617)        122,654        (599,162)
                                     -----------   ---------     --------       ---------     -----------
FINANCING ACTIVITIES:
Proceeds from borrowings...........    2,168,000       6,632       34,035          --           2,208,667
Repayments of debt.................   (1,805,397)     (7,418)     (28,414)         --          (1,841,229)
Net proceeds from the issuance of
  common stock.....................        4,636      --           --              --               4,636
                                     -----------   ---------     --------       ---------     -----------
    Net cash provided by (used for)
       financing activities........      367,239        (786)       5,621              --         372,074
                                     -----------   ---------     --------       ---------     -----------
NET CHANGE IN CASH AND CASH
  EQUIVALENTS......................        1,627         561       (2,005)             --             183
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD..............          685         (77)       2,826              --           3,434
                                     -----------   ---------     --------       ---------     -----------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD...........................  $     2,312   $     484     $    821       $  --         $     3,617
                                     ===========   =========     ========       =========     ===========

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                                SEPTEMBER 30,    DECEMBER 31,
                                                                    2000             1999
                                                                -------------    ------------
                                                                 (UNAUDITED)
ASSETS

Current assets:
  Cash and cash equivalents.................................     $    1,404       $    3,617
  Accounts receivable, net..................................        347,272          353,351
  Inventories, net..........................................        116,506          110,897
  Prepaid tooling and other.................................        107,353           90,191
                                                                 ----------       ----------
          Total current assets..............................        572,535          558,056
                                                                 ----------       ----------
Property, plant and equipment, net..........................      1,213,065        1,075,861
Investments in joint ventures...............................        309,081          290,705
Goodwill and other assets, net..............................        814,945          627,928
                                                                 ----------       ----------
                                                                 $2,909,626       $2,552,550
                                                                 ==========       ==========

LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current liabilities:
  Current maturities of long-term debt and capital lease
     obligations............................................     $   20,660       $   13,876
  Accounts payable..........................................        235,110          276,673
  Accrued liabilities.......................................        129,396          140,567
                                                                 ----------       ----------
          Total current liabilities.........................        385,166          431,116
                                                                 ----------       ----------
Long-term debt, net of current maturities...................        975,405          699,678
Obligations under capital leases, net of current
  maturities................................................         17,437           21,543
Convertible subordinated notes..............................        200,000          200,000
Deferred income taxes.......................................         67,525           50,736
Other noncurrent liabilities................................        180,325          163,592
                                                                 ----------       ----------
          Total noncurrent liabilities......................      1,440,692        1,135,549
                                                                 ----------       ----------
Mandatorily redeemable trust convertible preferred
  securities................................................        258,750          258,750
                                                                 ----------       ----------
Stockholders' investment:
  Preferred stock...........................................             --               --
  Common stock..............................................            475              469
  Additional paid-in capital................................        452,403          437,210
  Retained earnings.........................................        377,903          294,522
  Warrants to acquire common stock..........................             --            2,000
  Deferred income stock plan................................         (8,942)          (4,484)
  Accumulated other comprehensive income
     (loss) -- cumulative translation adjustment............          3,179           (2,582)
                                                                 ----------       ----------
          Total stockholders' investment....................        825,018          727,135
                                                                 ----------       ----------
                                                                 $2,909,626       $2,552,550
                                                                 ==========       ==========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- UNAUDITED)

                                                                    THREE MONTHS ENDED
                                                                      SEPTEMBER 30,
                                                                  ----------------------
                                                                    2000          1999
                                                                  --------      --------
Revenues....................................................      $536,210      $536,152
Cost of sales...............................................       471,482       453,851
                                                                  --------      --------
  Gross profit..............................................        64,728        82,301
Selling, general and administrative expenses................        31,535        29,382
Amortization expense........................................         5,576         4,451
                                                                  --------      --------
  Operating income..........................................        27,617        48,468
Interest expense, net.......................................        16,405        10,642
                                                                  --------      --------
  Income before provision for income taxes..................        11,212        37,826
Provision for income taxes..................................         4,484        15,130
                                                                  --------      --------
  Income before equity in earnings of joint ventures and
     minority interest......................................         6,728        22,696
Equity in earnings of joint ventures........................         5,844         3,664
Minority interest -- dividends on trust preferred, net......        (2,619)       (2,619)
                                                                  --------      --------
  Income before extraordinary item..........................         9,953        23,741
Extraordinary loss on early extinguishments of debt, net....         2,988            --
                                                                  --------      --------
  Net income................................................      $  6,965      $ 23,741
                                                                  ========      ========
Basic earnings per share (Note 3):
  Income before extraordinary loss..........................      $   0.21      $   0.50
  Extraordinary loss........................................         (0.06)           --
                                                                  --------      --------
     Net income.............................................      $   0.15      $   0.50
                                                                  ========      ========
Diluted earnings per share (Note 3):
  Income before extraordinary loss..........................      $   0.21      $   0.44
  Extraordinary loss........................................         (0.06)           --
                                                                  --------      --------
     Net income.............................................      $   0.15      $   0.44
                                                                  ========      ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS -- UNAUDITED)

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                                ------------------------
                                                                   2000          1999
                                                                ----------    ----------
Revenues....................................................    $1,902,594    $1,565,404
Cost of sales...............................................     1,611,773     1,316,627
                                                                ----------    ----------
  Gross profit..............................................       290,821       248,777
Selling, general and administrative expenses................        99,622        76,386
Amortization expense........................................        15,793        11,642
                                                                ----------    ----------
  Operating income..........................................       175,406       160,749
Interest expense, net.......................................        43,136        25,171
                                                                ----------    ----------
  Income before provision for income taxes..................       132,270       135,578
Provision for income taxes..................................        52,908        54,231
                                                                ----------    ----------
  Income before equity in earnings of joint ventures and
     minority interest......................................        79,362        81,347
Equity in earnings of joint ventures........................        14,864        10,959
Minority interest -- dividends on trust preferred, net......        (7,857)       (7,861)
                                                                ----------    ----------
  Income before extraordinary item..........................        86,369        84,445
Extraordinary loss on early extinguishments of debt, net....         2,988            --
                                                                ----------    ----------
  Net income................................................    $   83,381    $   84,445
                                                                ==========    ==========
Basic earnings per share (Note 3):
  Income before extraordinary item..........................    $     1.81    $     1.80
  Extraordinary loss........................................         (0.06)           --
                                                                ----------    ----------
     Net income.............................................    $     1.75    $     1.80
                                                                ==========    ==========
Diluted earnings per share (Note 3):
  Income before extraordinary item..........................    $     1.54    $     1.52
  Extraordinary loss........................................         (0.05)           --
                                                                ----------    ----------
     Net income.............................................    $     1.49    $     1.52
                                                                ==========    ==========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (AMOUNTS IN THOUSANDS -- UNAUDITED)

                                                                    NINE MONTHS ENDED
                                                                      SEPTEMBER 30,
                                                                --------------------------
                                                                   2000           1999
                                                                -----------    -----------
OPERATING ACTIVITIES:
  Net income................................................    $    83,381    $    84,445
  Adjustments to reconcile net income to net cash provided
     by operating activities --
       Depreciation and amortization........................        112,790         80,665
       Deferred income tax provision........................         14,516             --
       Extraordinary loss on extinguishments of debt........          2,988             --
       Changes in other operating items.....................        (76,457)       (65,395)
                                                                -----------    -----------
       Net cash provided by operating activities............        137,218         99,715
                                                                -----------    -----------
INVESTING ACTIVITIES:
  Acquisitions and investment in joint venture..............       (232,651)      (331,767)
  Capital expenditures, net.................................       (157,547)      (160,299)
  Change in restricted cash.................................             --          2,677
                                                                -----------    -----------
       Net cash used in investing activities................       (390,198)      (489,389)
                                                                -----------    -----------
FINANCING ACTIVITIES:
  Proceeds from borrowings..................................      2,729,055      1,647,118
  Repayment of debt.........................................     (2,484,282)    (1,269,190)
  Proceeds from issuance of stock...........................          5,994          9,379
                                                                -----------    -----------
       Net cash provided by financing activities............        250,767        387,307
                                                                -----------    -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................         (2,213)        (2,367)
CASH AND CASH EQUIVALENTS:
  Beginning of period.......................................          3,617          3,434
                                                                -----------    -----------
  End of period.............................................    $     1,404    $     1,067
                                                                ===========    ===========
NON-CASH FINANCING ACTIVITIES:
  Deferred Income Stock Plan................................    $     4,458    $     4,484
                                                                ===========    ===========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     1. The accompanying condensed consolidated financial statements have been prepared by Tower Automotive, Inc. (the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished in the condensed consolidated financial statements includes normal recurring adjustments and reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Although the Company believes that the disclosures are adequate to make the information presented not misleading, it is suggested that these condensed consolidated financial statements be read in conjunction with the audited financial statements and the notes thereto included in the Company's 1999 Annual Report Form and 10-K for the year ended December 31, 1999.

     Revenues and operating results for the three and nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the full year.

     2. Inventories consisted of the following (in thousands):

                                                             SEPTEMBER 30,    DECEMBER 31,
                                                                 2000             1999
                                                             -------------    ------------
Raw materials............................................      $ 42,621         $ 47,231
Work in process..........................................        42,042           34,143
Finished goods...........................................        31,843           29,523
                                                               --------         --------
                                                               $116,506         $110,897
                                                               ========         ========

     3. Basic earnings per share were computed by dividing net income by the weighted average number of common shares outstanding during the respective quarters. Diluted earnings per share would be determined on the assumptions: (i) the Edgewood notes were converted at the beginning of the respective periods,
(ii) the Convertible Subordinated Notes were converted at the beginning of the respective periods, and (iii) the Preferred Securities were converted at the beginning of the respective periods (in thousands, except per share data); however, the convertible subordinated notes and preferred securities were not included in the computation of diluted earnings per share for the three months ended September 30, 2000, as their inclusion would have had an anti-dilutive effect on earnings per share.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

                                                       THREE MONTHS ENDED        NINE MONTHS ENDED
                                                         SEPTEMBER 30,             SEPTEMBER 30,
                                                      --------------------      --------------------
                                                       2000         1999         2000         1999
                                                      -------      -------      -------      -------
Net income......................................      $ 6,965      $23,741      $83,381      $84,445
Interest expense on Edgewood notes, net of
  tax...........................................            7            9           23           28
Interest expense on Convertible Subordinated
  Notes, net of tax.............................           --        1,627        4,879        4,881
Dividends on Preferred Securities, net of tax...           --        2,619        7,857        7,861
                                                      -------      -------      -------      -------
Net income applicable to common stockholders --
  diluted.......................................      $ 6,972      $27,996      $96,140      $97,215
                                                      =======      =======      =======      =======
Weighted average number of common shares
  outstanding...................................       47,986       47,081       47,649       46,871
Dilutive effect of outstanding stock options and
  warrants after application of the treasury
  stock
  method........................................          136          569          193          647
Dilutive effect of Edgewood notes, assuming
  conversion....................................          289          296          289          339
Dilutive effect of Convertible Subordinated
  Notes,
  assuming conversion...........................           --        7,728        7,728        7,728
Dilutive effect of Preferred Securities,
  assuming
  conversion....................................           --        8,425        8,425        8,425
                                                      -------      -------      -------      -------
Diluted shares outstanding......................       48,411       64,099       64,284       64,010
                                                      =======      =======      =======      =======
Basic earnings per share........................      $  0.15      $  0.50      $  1.75      $  1.80
                                                      =======      =======      =======      =======
Diluted earnings per share......................      $  0.15      $  0.44      $  1.49      $  1.52
                                                      =======      =======      =======      =======

     4. Long-term debt consisted of the following (in thousands):

                                                                SEPTEMBER 30,    DECEMBER 31,
                                                                    2000             1999
                                                                -------------    ------------
Revolving credit facility...................................      $427,938         $321,679
Term credit facility........................................       325,000          324,210
Euro bonds..................................................       132,555               --
Industrial development revenue bonds........................        43,765           43,765
Edgewood notes..............................................           878              878
Other.......................................................        60,993           11,644
                                                                  --------         --------
                                                                   991,129          702,176
Less-current maturities.....................................       (15,724)          (2,498)
                                                                  --------         --------
     Total long-term debt...................................      $975,405         $699,678
                                                                  ========         ========

     On July 25, 2000, the Company replaced its existing $675 million revolving credit agreement and its $325 million term loan with a new six-year $1.15 billion senior unsecured credit agreement. The new credit agreement includes a non-amortizing revolving facility of $825 million along with an amortizing term loan of $325 million. The new facility also includes a multi-currency borrowing feature that allows the Company to borrow up to $500 million in certain freely tradeable offshore currencies, and letter of credit sublimits of $100 million. As of September 30, 2000, approximately $8.7 million of the outstanding borrowings are denominated in Japanese yen and $52.1 million of the outstanding borrowings are denominated in Euro. Interest on the new

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
credit facility is at the financial institution's reference rate, LIBOR, or the Eurodollar rate plus a margin ranging from 0 to 200 basis points depending on the ratio of the consolidated funded debt for restricted subsidiaries of the Company to its total EBITDA. The weighted average interest rate for such borrowings was 6.95% for the nine months ended September 30, 2000. The new credit agreement has a final maturity of 2006. As a result of the debt replacement, the Company recorded an extraordinary loss, net of tax, of $3.0 million during the third quarter of 2000.

     The Credit Agreement requires the Company to meet certain financial tests, including but not limited to a minimum interest coverage and maximum leverage ratio. As of September 30, 2000, the Company was in compliance with all debt covenants.

     On July 25, 2000, the Company issued Euro-denominated senior unsecured notes in the amount of 9.25%, payable semi-annually. The notes rank equally with all of the Company's other unsecured and unsubordinated debt. The net proceeds after issuance costs were used to repay a portion of the Company's existing Euro-denominated indebtedness under its existing credit facility. The notes mature on August 1, 2010.

     For the periods presented through July 24, 2000, the Company's Credit Agreement included a revolving credit facility that provided for borrowings of up to $750 million on an unsecured basis with a letter of credit sublimit of $75 million. In addition, under the terms of the revolving credit facility, the equivalent of up to $85 million in borrowings could be denominated in Italian lira. The amount available under the revolving credit facility reduced to $675 million in April 2000, $600 million in April 2001 and $500 million in April 2002. The Credit Agreement had a final maturity of April 2003. Interest on the credit facility was at the prime rate or LIBOR plus a margin ranging from 17 to 50 basis points depending upon the ratio of the consolidated indebtedness of the Company to its total capitalization.

     On August 23, 1999, the Company amended and restated its Credit Agreement to include a term loan add on facility of $325 million. The term loan facility would have matured in eight equal repayments beginning September 2002 with final maturity in June 2004. Interest on the term loan facility was at the prime rate or LIBOR plus a margin ranging from 25 to 175 basis points depending on the Company's ratio of consolidated indebtedness to its total capitalization. The proceeds from the term facility were used to repay outstanding indebtedness under the revolving facility incurred in connection with the acquisition of Active in July 1999.

     During September 2000, the Company entered into an interest rate swap contract to hedge against interest rate exposure on approximately $160 million of its floating rate indebtedness. The contracts have the effect of converting the floating rate interest to a fixed rate of approximately 6.9%, plus any applicable margin required under the revolving credit facility. The interest rate swap contract was executed to balance the Company's fixed-rate and floating-rate debt portfolios.

     5. On July 29, 1999, the Company acquired all of the outstanding stock of Active Tool and Manufacturing Company, Inc. and its affiliate Active Products Corporation (collectively, "Active") for total consideration of approximately $315 million. Active, which has five facilities, is a leading designer and producer of large structural stampings and assemblies including Class A exposed metal surfaces to the North American automotive industry. Active's principle customers include DaimlerChrysler, Ford, General Motors, and Saturn. Products offered by Active include body sides, pickup box sides, fenders, floor pan assemblies, door panels, pillars, and heat shields. The acquisition of Active enhances the Company's ability to manufacture large and complex

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
structures, as well as exposed surface panels. The acquisition was financed with proceeds from the Company's revolving credit facility.

     Effective January 1, 2000, the Company acquired all of the outstanding shares of Dr. Meleghy GmbH & Co. KG Werkzeugbau und Presswerk, Bergisch Gladbach ("Dr. Meleghy") for approximately $86.4 million. Dr. Meleghy designs and produces structural stampings, assemblies, exposed surface panels and modules to the European automotive industry. Dr. Meleghy also designs and manufactures tools and dies for use in their production and for the external market. Dr. Meleghy operates three facilities in Germany and one facility in both Hungary and Poland. Dr. Meleghy's main customers include DaimlerChrysler, Audi, Volkswagen, Ford, Opel and BMW. Products offered by Dr. Meleghy include body side panels, floor pan assemblies and miscellaneous structural stampings. The Company may pay an additional $38 million if certain operating targets are met. The acquisition was financed with proceeds from the Company's revolving credit facility.

     On May 3, 2000, the Company acquired all of the outstanding common stock of Algoods, Inc. ("Algoods") for total consideration of approximately $33 million. Algoods manufactures aluminum heat shields and impact discs for the North American automotive industry from aluminum mini-mill and manufacturing operations located in Toronto, Canada. Its primary customer is DaimlerChrysler. The acquisition of Algoods represents a significant investment in processing technology for lightweight materials which complements the Company's existing heat shield capabilities and provides opportunities for application in other lightweight vehicle structural products. The acquisition was funded with proceeds from the Company's revolving credit facility.

     On July 6, 2000, the Company acquired the remaining 60% equity interest in Metalurgica Caterina S.A. ("Caterina") for approximately $42 million. Caterina is a supplier of structural stampings and assemblies to the Brazilian automotive market, including Volkswagen and Mercedes-Benz. The acquisition was funded with proceeds from the Company's revolving credit facility.

     These acquisitions discussed above have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at the fair value as of the date of the acquisitions. The assets and liabilities of Dr. Meleghy, Algoods, and Caterina have been recorded based on preliminary estimates of fair value as of the date of the acquisition. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. The Company is further evaluating the fair value of certain assets acquired and liabilities assumed in connection with the Dr. Meleghy, Algoods, and Caterina acquisitions and as a result, will likely result in adjustments to the preliminary allocation of the purchase price.

     In conjunction with acquisitions made, reserves have been established for certain costs associated with facility shutdown and consolidation activities and for general and payroll related costs primarily for planned employee termination activities. As of December 31, 1999, approximately $13.8 million and $6.4 million were recorded for facility shutdown and payroll related costs, respectively. Cost incurred and charged to such reserves amounted to $4.9 for facility shutdown costs and $3.1 million for payroll related termination costs for the nine months ended September 30, 2000. Additional acquisition reserves of $1.0 million related to facility costs were recorded for the nine months ended September 30, 2000. At September 30, 2000, liabilities for approximately $9.9 million for costs associated with facility shutdown and consolidation activities and $3.3 million of general and payroll related and costs primarily for planned employee termination activities remained. The timing of facility shutdown and consolidation activities has been adjusted to reflect customer concerns with supply interruption. These reserves have been

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
utilized as originally intended and management believes the liabilities recorded for shutdown and consolidation activities are adequate but not excessive as of September 30, 2000.

     6. On October 14, 1999, the Company loaned $30.0 million to J.L. French Automotive Castings, Inc. ("J.L. French") in exchange for a convertible subordinated promissory note due October 14, 2009. The note bears interest at 7.5% annually with interest payable on the last day of each calendar quarter beginning December 31, 1999. The Company can convert, at its option, any portion of the outstanding principal of the note into Class A Common Stock of J.L. French at a preset agreed upon conversion price. On May 24, 2000, the Company made an additional investment of $11.0 million in exchange for a 3.4% equity interest in J.L. French.

     7. On October 29, 1999, the Company invested $21 million for new shares representing a 49% equity interest in Seojin Industrial Company Limited ("Seojin"). Seojin is a supplier of frames, modules and structural components to the Korean automotive industry. The equity interest was financed with proceeds from the Company's revolving credit facility. In addition, the Company advanced $19 million to Seojin in exchange for variable rate convertible bonds denominated in Korean Won (the "Bonds") due October 30, 2009. The Bonds are unsecured and rank equally with all other present and future obligations of Seojin. The Bonds currently bear interest at 6% per annum. Interest on the Bonds is payable annually beginning October 30, 2000 and each October 30 thereafter until maturity. The Company has the right to convert the Bonds into common stock of Seojin any time on or after October 30, 2000. The conversion rate is based upon a predetermined formula that would increase the Company's equity interest to approximately 66%. On October 31, 2000, the Company exercised its right to convert the Bonds into 17% of the common stock of Seojin. Based upon the formula for conversion of the Seojin variable rate bonds, the Company paid $1.2 million for the additional equity interest.

     8. On September 20, 2000, the Company loaned $20.0 million to Seojin. The loan bears interest at the three month LIBOR rate plus a margin of 400 basis points and is payable on the last day of the quarter beginning December 31, 2000. At September 30, 2000, the interest rate on the loan was 10.7%. The principal is due to be repaid on September 21, 2001. The loan is guaranteed by the personal assets of the Company's partner in the Seojin joint venture.

     9. On September 21, 2000, the Company acquired a 17 percent equity interest in Yorozu Corporation ("Yorozu"), a supplier of suspension modules and structural parts to the Asian and North American automotive markets, from Nissan Motor Co. Ltd. ("Nissan"). Yorozu is based in Japan and is publicly traded on the first tier of the Tokyo Stock Exchange. Its principal customers include Nissan, Auto Alliance, General Motors, Ford, and Honda. The Company will pay Nissan approximately $38 million over the next two and a half years to acquire the 17 percent interest. In addition, the Company will have the opportunity to increase its holdings in Yorozu through the purchase of additional Yorozu shares.

     10. The Company is a 40% partner in Metalsa S. de R.L. ("Metalsa") with Promotora de Empresas Zano, S.A. de C.V. ("Proeza"). The partnership agreement provides additional amounts of up to $45 million payable based upon net earnings of Metalsa during 1998, 1999, and 2000. Based upon Metalsa's 1998 net earnings, the Company paid Proeza approximately $9.0 million in additional consideration during the second quarter of 1999. Based upon Metalsa's 1999 net earnings, the Company paid Proeza approximately $7.9 million in additional consideration during the first quarter of 2000.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

     11. Supplemental cash flow information (in thousands):

                                                 THREE MONTHS ENDED    NINE MONTHS ENDED
                                                   SEPTEMBER 30,         SEPTEMBER 30,
                                                 ------------------    ------------------
                                                  2000       1999       2000       1999
                                                 -------    -------    -------    -------
Cash paid for -- Interest....................    $19,232    $11,447    $51,505    $25,438
Income taxes.................................    $ 1,128    $ 2,100    $17,345    $12,356

     12. The following presents comprehensive income, defined as changes in the stockholders' investment of the Company, for the three and nine month periods ended September 30, 2000 and 1999 (in thousands):

                                                 THREE MONTHS ENDED    NINE MONTHS ENDED
                                                     SEPT. 30,             SEPT. 30,
                                                 ------------------    ------------------
                                                  2000       1999       2000       1999
                                                 -------    -------    -------    -------
Net income...................................    $ 6,965    $23,741    $83,381    $84,445
Change in cumulative translation
  adjustment.................................      6,511        333      5,761       (686)
                                                 -------    -------    -------    -------
Comprehensive income.........................    $13,476    $24,074    $89,142    $83,759
                                                 =======    =======    =======    =======

     13. In connection with the Company's acquisition of MascoTech Stamping Technologies, Inc. in June 1996, the Company issued warrants to acquire 400,000 shares of the Company's Common Stock at an exercise price of $9 per share to MascoTech, Inc. ("MascoTech"). On May 5, 2000, MascoTech exercised all of the warrants outstanding under this agreement.

     14. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 137, becomes effective for the years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allow a derivative's gains or losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company is currently analyzing and quantifying the impact of adopting SFAS No. 133 and 137, and believes the impact will not be material to the financial statements.

     15. On October 2, 2000, the Company signed a definitive agreement to sell its Roanoke, Virginia heavy truck rail manufacturing business to its joint venture partner, Metalsa S. de R.L. for $55 million plus an earnout of up to $30 million based on achieving certain profit levels over the next three years. The transaction is expected to close by the end of December 2000.

     Additionally, on October 2, 2000, the Company's board of directors approved a comprehensive operational realignment plan, which is intended to improve the Company's long-term competitive position and lower its cost structure. The plan includes phasing out the heavy truck rail manufacturing in Milwaukee, Wisconsin; reducing stamping capacity by closing the Kalamazoo, Michigan facility; and consolidating related support activities across the enterprise. The Company plans to record a charge to operations of approximately $140 million in the fourth quarter of 2000, which reflects the estimated qualifying "exit costs" to be incurred over the next 12 months under the plan. Certain of the estimates used for the severance and outplacement costs are subject to collective bargaining discussions and thus these costs will qualify as "exit costs" upon completion of these negotiations.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

     The charge will include costs associated with asset impairments, severance and outplacement costs related to employee terminations, and loss contract provisions. These activities are anticipated to result in a reduction of more than 800 employees. The charges do not cover certain aspects of the plan, including movement of equipment and employee relocation and training. These costs will be recognized in future periods as incurred.

     The asset impairments consist of long-lived assets, including fixed assets, manufacturing equipment, and land, from facilities the Company intends to dispose of or discontinue. For assets that will be disposed of currently, the Company measured impairment based on estimated proceeds on the sale of the facilities and equipment. For assets that will be held and used in the future, the Company prepared a forecast of expected undiscounted cash flows to determine whether asset impairment existed, and we used fair values to measure the required writedowns.

     16. On May 26, 2000, the Company announced that its board of directors approved the purchase of up to $100 million of its common stock, if authorized by the executive committee of the board. The shares may be purchased in the open market at prevailing prices and at times and amounts to be determined by the board's executive committee as market conditions and the Company's capital position warrant. During October 2000 and through November 10, 2000, approximately 2.6 million shares, at a total cost of approximately $25.1 million have been purchased. These shares will be placed in treasury and may subsequently be reissued for general corporate purposes.

     17. The following consolidating financial information presents balance sheet, statement of operations and cash flow information related to the Company's business. Each Guarantor, as defined, is a direct or indirect wholly-owned subsidiary of the Company and has fully and unconditionally guaranteed the 9.25% senior unsecured notes issued by R.J. Tower Corporation, on a joint and several basis. Tower Automotive, Inc. (the parent company) has also fully and unconditionally guaranteed the notes and is reflected as a Guarantor in the consolidating financial information. The Non-Guarantors are the Company's foreign subsidiaries. Separate financial statements and other disclosures concerning the Guarantors have not been presented because management believes that such information is not material to investors.

                             TOWER AUTOMOTIVE, INC.
               CONSOLIDATING BALANCE SHEETS AT SEPTEMBER 30, 2000
                      (AMOUNTS IN THOUSANDS -- UNAUDITED)

                                     R.J. TOWER    GUARANTOR    NON-GUARANTOR
                                     CORPORATION   COMPANIES      COMPANIES     ELIMINATIONS    CONSOLIDATED
                                     -----------   ----------   -------------   ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents........   $  (9,423)   $    2,301     $  8,526       $      --       $    1,404
  Accounts receivable, net.........      17,138       235,715       94,419              --          347,272
  Inventories, net.................       2,130        83,254       31,122              --          116,506
  Prepaid tooling and other........      18,105        74,964       14,284              --          107,353
                                      ---------    ----------     --------       ---------       ----------
       Total current assets........      27,950       396,234      148,351              --          572,535
                                      ---------    ----------     --------       ---------       ----------
Property, plant and equipment,
  net..............................      24,845     1,071,824      116,396              --        1,213,065
Investments in joint ventures......     277,195        31,886           --              --          309,081
Investment in subsidiaries.........     519,160            --           --        (519,160)              --
Goodwill and other assets, net.....      36,382       558,726      219,837              --          814,945
                                      ---------    ----------     --------       ---------       ----------
                                      $ 885,532    $2,058,670     $484,584       $(519,160)      $2,909,626
                                      =========    ==========     ========       =========       ==========
LIABILITIES AND STOCKHOLDERS' INVESTMENT
  Current liabilities
  Current maturities of long-term
     debt and capital lease
     obligations...................   $   2,411    $    4,936     $ 13,313       $      --       $   20,660
  Accounts payable.................      (4,748)      168,476       71,382              --          235,110
  Accrued liabilities..............     (19,205)      118,385       30,216              --          129,396
                                      ---------    ----------     --------       ---------       ----------
       Total current liabilities...     (21,542)      291,797      114,911              --          385,166
                                      ---------    ----------     --------       ---------       ----------
Long-term debt, net of current
  maturities.......................     886,380        44,787       44,238              --          975,405
Obligations under capital leases,
  net of current maturities........          --        17,437           --              --           17,347
Convertible subordinated notes.....          --       200,000           --              --          200,000
Due to/(from) affiliates...........    (890,293)      632,885      257,408              --               --
Deferred income taxes..............      62,856            --        4,669              --           67,525
Other noncurrent liabilities.......      26,149       137,124       17,052              --          180,325
                                      ---------    ----------     --------       ---------       ----------
       Total noncurrent
          liabilities..............      85,092     1,032,233      323,367              --        1,440,692
                                      ---------    ----------     --------       ---------       ----------
Manditorily redeemable trust
  convertible preferred
  securities.......................          --       258,750           --              --          258,750
Stockholders' investment...........     821,839       475,890       43,270        (519,160)         821,839
Accumulated other comprehensive
  income (loss) -- cumulative
  translation adjustment...........         143            --        3,036              --            3,179
                                      ---------    ----------     --------       ---------       ----------
       Total stockholders'
          investment...............     821,982       475,890       46,306        (519,160)         825,018
                                      ---------    ----------     --------       ---------       ----------
                                      $ 885,532    $2,058,670     $484,584       $(519,160)      $2,909,626
                                      =========    ==========     ========       =========       ==========

                             TOWER AUTOMOTIVE, INC.
                   CONSOLIDATING STATEMENTS OF OPERATIONS FOR
                   THE THREE MONTHS ENDED SEPTEMBER 30, 2000
                      (AMOUNTS IN THOUSANDS -- UNAUDITED)

                                      R.J. TOWER    GUARANTOR   NON-GUARANTOR
                                      CORPORATION   COMPANIES     COMPANIES     ELIMINATIONS   CONSOLIDATED
                                      -----------   ---------   -------------   ------------   ------------
Revenues............................   $  17,538    $414,218      $104,454        $     --      $ 536,210
Cost of sales.......................       6,159     371,108        94,215              --        471,482
                                       ---------    --------      --------        --------      ---------
  Gross profit......................      11,379      43,110        10,239              --         64,728
Selling, general and administrative
  expenses..........................         336      26,406         4,793              --         31,535
Amortization expense................         794       3,544         1,238              --          5,576
                                       ---------    --------      --------        --------      ---------
  Operating income..................      10,249      13,160         4,208              --         27,617
Interest expense, net...............      17,482      (2,313)        1,236              --         16,405
                                       ---------    --------      --------        --------      ---------
  Income before provision for income
     taxes..........................      (7,233)     15,473         2,972              --         11,212
Provision for income taxes..........      (2,893)      6,189         1,188              --          4,484
                                       ---------    --------      --------        --------      ---------
  Income before equity in earnings
     of joint ventures and minority
     interest.......................      (4,340)      9,284         1,784              --          6,728
Equity in earnings of joint ventures
  and subsidiaries..................      14,293          --            --          (8,449)         5,844
Minority interest -- dividends on
  trust preferred, net..............          --      (2,619)           --              --         (2,619)
                                       ---------    --------      --------        --------      ---------
     Income before extraordinary
       item.........................       9,953       6,665         1,784          (8,449)         9,953
Extraordinary loss on early
  extinguishments of debt, net......       2,988          --            --              --          2,988
                                       ---------    --------      --------        --------      ---------
     Net income.....................   $   6,965    $  6,665      $  1,784        $ (8,449)     $   6,965
                                       =========    ========      ========        ========      =========

                             TOWER AUTOMOTIVE, INC.
                   CONSOLIDATING STATEMENTS OF OPERATIONS FOR
                    THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                      (AMOUNTS IN THOUSANDS -- UNAUDITED)

                                     R.J. TOWER    GUARANTOR    NON-GUARANTOR
                                     CORPORATION   COMPANIES      COMPANIES     ELIMINATIONS   CONSOLIDATED
                                     -----------   ----------   -------------   ------------   ------------
Revenues...........................   $ 59,884     $1,501,294     $341,416        $     --      $1,902,594
Cost of sales......................     38,216      1,268,815      304,742              --       1,611,773
                                      --------     ----------     --------        --------      ----------
  Gross profit.....................     21,668        232,479       36,674              --         290,821
Selling, general and administrative
  expenses.........................      5,676         80,491       13,455              --          99,622
Amortization expense...............      2,392         10,630        2,771              --          15,793
                                      --------     ----------     --------        --------      ----------
  Operating income.................     13,600        141,358       20,448              --         175,406
Interest expense, net..............     40,221         (1,919)       4,834              --          43,136
                                      --------     ----------     --------        --------      ----------
  Income before provision for
     income taxes..................    (26,621)       143,277       15,614              --         132,270
Provision for income taxes.........    (10,648)        57,311        6,245              --          52,908
                                      --------     ----------     --------        --------      ----------
Income before equity in earnings of
  joint ventures and minority
  interest.........................    (15,973)        85,966        9,369              --          79,362
Equity in earnings of joint
  ventures and subsidiaries........    102,342             --           --         (87,478)         14,864
Minority interest -- dividends on
  trust preferred, net.............         --         (7,857)          --              --          (7,857)
                                      --------     ----------     --------        --------      ----------
  Income before extraordinary
     item..........................     86,369         78,109        9,369         (87,478)         86,369
Extraordinary loss on early
  extinguishments of debt, net.....      2,988             --           --              --           2,988
                                      --------     ----------     --------        --------      ----------
Net income.........................   $ 83,381     $   78,109     $  9,369        $(87,478)     $   83,381
                                      ========     ==========     ========        ========      ==========

                             TOWER AUTOMOTIVE, INC.
                   CONSOLIDATING STATEMENTS OF CASH FLOWS FOR
                    THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                      (AMOUNTS IN THOUSANDS -- UNAUDITED)

                                   R.J. TOWER    GUARANTOR   NON-GUARANTOR
                                   CORPORATION   COMPANIES     COMPANIES     ELIMINATIONS   CONSOLIDATED
                                   -----------   ---------   -------------   ------------   ------------
OPERATING ACTIVITIES:
Net income.......................  $    83,381   $ 78,109      $   9,369       $(87,478)    $    83,381
Adjustments required to reconcile
  net income to net cash provided
  by (used in) operating
  activities:
  Depreciation and
     amortization................        5,252     94,187         13,351             --         112,790
  Deferred income tax
     provision...................       14,667         --           (151)            --          14,516
  Extraordinary loss on
     extinguishments of debt.....        2,988         --             --             --           2,988
  Changes in other operating
     items.......................     (313,651)    13,231        223,963             --         (76,457)
                                   -----------   --------      ---------       --------     -----------
     Net cash provided by (used
       in) operating
       activities................     (207,363)   185,527        246,532        (87,478)        137,218
                                   -----------   --------      ---------       --------     -----------
INVESTING ACTIVITIES:
Capital expenditures, net........       (3,279)  (154,348)            80             --        (157,547)
Acquisitions and other, net......     (142,354)   (20,000)      (157,775)        87,478        (232,651)
                                   -----------   --------      ---------       --------     -----------
     Net cash used in investing
       activities................     (145,633)  (174,348)      (157,695)        87,478        (390,198)
                                   ===========   ========      =========       ========     ===========
FINANCING ACTIVITIES:
Proceeds from borrowings.........    2,684,777         21         44,257             --       2,729,055
Repayments of debt...............   (2,349,510)    (9,383)      (125,389)            --      (2,484,282)
Net proceeds from the issuance of
  common stock...................        5,994         --             --             --           5,994
                                   -----------   --------      ---------       --------     -----------
     Net cash provided by (used
       for) financing
       activities................      341,261     (9,362)       (81,132)            --         250,767
                                   ===========   ========      =========       ========     ===========
NET CHANGE IN CASH AND CASH
  EQUIVALENTS....................      (11,735)     1,817          7,705             --          (2,213)
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD............        2,312        484            821             --           3,617
                                   -----------   --------      ---------       --------     -----------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD.........................  $    (9,423)  $  2,301      $   8,526       $     --     $     1,404
                                   ===========   ========      =========       ========     ===========

                             TOWER AUTOMOTIVE, INC.
               CONSOLIDATING BALANCE SHEETS AT DECEMBER 31, 1999
                             (AMOUNTS IN THOUSANDS)

                                       R.J. TOWER    GUARANTOR    NON-GUARANTOR
                                       CORPORATION   COMPANIES      COMPANIES     ELIMINATIONS   CONSOLIDATED
                                       -----------   ----------   -------------   ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents..........   $   2,312    $      484     $    821       $      --      $    3,617
  Accounts receivable, net...........       8,279       280,543       64,529              --         353,351
  Inventories, net...................       2,580        99,454        8,863              --         110,897
  Prepaid tooling and other..........      21,539        53,877       14,775              --          90,191
                                        ---------    ----------     --------       ---------      ----------
       Total current assets..........      34,710       434,358       88,988              --         558,056
                                        ---------    ----------     --------       ---------      ----------
Property, plant and equipment, net...      24,426     1,001,033       50,402              --       1,075,861
Investments in joint ventures........     260,705        30,000           --              --         290,705
Investment in subsidiaries...........     415,247            --           --        (415,247)             --
Goodwill and other assets, net.......      25,469       551,406       51,053              --         627,928
                                        ---------    ----------     --------       ---------      ----------
                                        $ 760,557    $2,016,797     $190,443       $(415,247)     $2,552,550
                                        =========    ==========     ========       =========      ==========

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current liabilities:
  Current maturities of long-term
    debt and capital lease
    obligations......................   $      11    $   12,098     $  1,767       $      --      $   13,876
  Accounts payable...................       7,889       198,281       70,503              --         276,673
  Accrued liabilities................     (45,601)      177,782        8,386              --         140,567
                                        ---------    ----------     --------       ---------      ----------
       Total current liabilities.....     (37,701)      388,161       80,656              --         431,116
                                        ---------    ----------     --------       ---------      ----------
Long-term debt, net of current
  maturities.........................     553,513        42,881      103,284              --         699,678
Obligations under capital leases, net
  of current maturities..............          --        21,543           --              --          21,543
Convertible subordinated notes.......          --       200,000           --              --         200,000
Due to/(from) affiliates.............    (531,960)      554,153      (22,193)             --              --
Deferred income taxes................      48,189            --        2,547              --          50,736
Other noncurrent liabilities.........         534       153,528        9,530              --         163,592
                                        ---------    ----------     --------       ---------      ----------
       Total noncurrent
         liabilities.................      70,276       972,105       93,168              --       1,135,549
                                        ---------    ----------     --------       ---------      ----------
Manditorily redeemable trust
  convertible preferred securities...          --       258,750           --              --         258,750
Stockholders' investment.............     729,717       397,781       17,466        (415,247)        729,717
Accumulated other comprehensive
  income (loss) -- cumulative
  translation adjustment.............      (1,735)           --         (847)             --          (2,582)
                                        ---------    ----------     --------       ---------      ----------
       Total stockholders'
         investment..................     727,982       397,781       16,619        (415,247)        727,135
                                        ---------    ----------     --------       ---------      ----------
                                        $ 760,557    $2,016,797     $190,443       $(415,247)     $2,552,550
                                        =========    ==========     ========       =========      ==========

                             TOWER AUTOMOTIVE, INC.
                 CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE
                     THREE MONTHS ENDED SEPTEMBER 30, 1999
                      (AMOUNTS IN THOUSANDS -- UNAUDITED)

                                     R.J. TOWER    GUARANTOR    NON-GUARANTOR
                                     CORPORATION   COMPANIES      COMPANIES     ELIMINATIONS   CONSOLIDATED
                                     -----------   ----------   -------------   ------------   ------------
Revenues...........................   $ 18,592     $  461,377     $ 56,183        $     --      $  536,152
Cost of sales......................     18,278        382,189       53,384              --         453,851
                                      --------     ----------     --------        --------      ----------
  Gross profit.....................        314         79,188        2,799              --          82,301
Selling, general and administrative
  expenses.........................      2,162         25,920        1,300              --          29,382
Amortization expense...............      1,161          2,924          366              --           4,451
                                      --------     ----------     --------        --------      ----------
  Operating income.................     (3,009)        50,344        1,133              --          48,468
Interest expense, net..............      8,572          1,262          808              --          10,642
                                      --------     ----------     --------        --------      ----------
  Income before provision for
     income taxes..................    (11,581)        49,082          325              --          37,826
Provision for income taxes.........     (4,633)        19,633          130              --          15,130
                                      --------     ----------     --------        --------      ----------
  Income before equity in earnings
     of joint ventures and minority
     interest......................     (6,948)        29,449          195              --          22,696
Equity in earnings of joint
  ventures and subsidiaries........     30,689             --           --         (27,025)          3,664
Minority interest -- dividends on
  trust preferred, net.............         --         (2,619)          --              --          (2,619)
                                      --------     ----------     --------        --------      ----------
  Income before extraordinary
     item..........................     23,741         26,830          195         (27,025)         23,741
Extraordinary loss on early
  extinguishments of debt, net.....         --             --           --              --              --
                                      --------     ----------     --------        --------      ----------
  Net income.......................   $ 23,741     $   26,830     $    195        $(27,025)     $   23,741
                                      ========     ==========     ========        ========      ==========

                             TOWER AUTOMOTIVE, INC.
                   CONSOLIDATING STATEMENTS OF OPERATIONS FOR
                    THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                      (AMOUNTS IN THOUSANDS -- UNAUDITED)

                                     R.J. TOWER    GUARANTOR    NON-GUARANTOR
                                     CORPORATION   COMPANIES      COMPANIES     ELIMINATIONS   CONSOLIDATED
                                     -----------   ----------   -------------   ------------   ------------
Revenues...........................   $ 62,099     $1,305,431     $197,874        $ --          $1,565,404
Cost of sales......................     56,494      1,077,530      182,603          --           1,316,627
                                      --------     ----------     --------        --------      ----------
  Gross profit.....................      5,605        227,901       15,271          --             248,777
Selling, general and administrative
  expenses.........................      2,254         69,968        4,164          --              76,386
Amortization expense...............      2,644          7,980        1,018          --              11,642
                                      --------     ----------     --------        --------      ----------
  Operating income.................        707        149,953       10,089          --             160,749
Interest expense, net..............     18,980          3,831        2,360          --              25,171
                                      --------     ----------     --------        --------      ----------
  Income before provision for
     income taxes..................    (18,273)       146,122        7,729          --             135,578
Provision for income taxes.........     (7,310)        58,450        3,091          --              54,231
                                      --------     ----------     --------        --------      ----------
  Income before equity in earnings
     of joint ventures and minority
     interest......................    (10,963)        87,672        4,638          --              81,347
Equity in earnings of joint
  ventures and subsidiaries........     95,408         --           --             (84,449)         10,959
Minority interest -- dividends on
  trust preferred, net.............     --             (7,861)      --              --              (7,861)
                                      --------     ----------     --------        --------      ----------
  Income before extraordinary
     item..........................     84,445         79,811        4,638         (84,449)         84,445
Extraordinary loss on early
  extinguishments of debt, net.....     --             --           --              --             --
                                      --------     ----------     --------        --------      ----------
  Net income.......................   $ 84,445     $   79,811     $  4,638        $(84,449)     $   84,445
                                      ========     ==========     ========        ========      ==========

                             TOWER AUTOMOTIVE, INC.
                 CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                      (AMOUNTS IN THOUSANDS -- UNAUDITED)

                                    R.J. TOWER    GUARANTOR   NON-GUARANTOR
                                    CORPORATION   COMPANIES     COMPANIES     ELIMINATIONS   CONSOLIDATED
                                    -----------   ---------   -------------   ------------   ------------
OPERATING ACTIVITIES:
Net income........................  $    84,445   $  79,811     $  4,638        $(84,449)    $    84,445
Adjustments required to reconcile
  net income to net cash provided
  by (used in) operating
  activities:
  Depreciation and amortization...        5,158      70,557        4,950          --              80,665
  Deferred income tax provision...           50       2,061       (2,111)         --             --
  Changes in other operating
     items........................     (355,210)    298,511       (8,696)         --             (65,395)
                                    -----------   ---------     --------        --------     -----------
     Net cash provided by (used
       in) operating activities...     (265,557)    450,940       (1,219)        (84,449)         99,715
                                    -----------   ---------     --------        --------     -----------
INVESTING ACTIVITIES:
Capital expenditures, net.........       (3,708)   (146,926)      (9,665)         --            (160,299)
Acquisitions and other, net.......      (95,318)   (319,373)      (1,525)         84,449        (331,767)
Change in restricted cash.........        2,677      --           --              --               2,677
                                    -----------   ---------     --------        --------     -----------
     Net cash used in investing
       activities.................      (96,349)   (466,299)     (11,190)         84,449        (489,389)
                                    ===========   =========     ========        ========     ===========
FINANCING ACTIVITIES:
Proceeds from borrowings..........    1,600,100      --           47,018          --           1,647,118
Repayments of debt................   (1,236,866)     (4,160)     (28,164)         --          (1,269,190)
Net proceeds from the issuance of
  common stock....................        9,379      --           --              --               9,379
                                    -----------   ---------     --------        --------     -----------
     Net cash provided by (used
       for) financing
       activities.................      372,613      (4,160)      18,854          --             387,307
                                    ===========   =========     ========        ========     ===========
NET CHANGE IN CASH AND CASH
  EQUIVALENTS.....................       10,707     (19,519)       6,445              --          (2,367)
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD.............          685         (77)       2,826          --               3,434
                                    -----------   ---------     --------        --------     -----------
CASH AND CASH EQUIVALENTS,
  END OF PERIOD...................  $    11,392   $ (19,596)    $  9,271        $ --         $     1,067
                                    ===========   =========     ========        ========     ===========

                                     ISSUER

                             R.J. TOWER CORPORATION
                          5211 CASCADE ROAD, SUITE 300
                          GRAND RAPIDS, MICHIGAN 49546

                          LEGAL ADVISOR TO THE ISSUER

                                KIRKLAND & ELLIS
                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601

                             AUDITORS TO THE ISSUER

                              ARTHUR ANDERSEN LLP
                            45 SOUTH SEVENTH STREET
                          MINNEAPOLIS, MINNESOTA 55402

                               INITIAL PURCHASERS

                     CHASE MANHATTAN INTERNATIONAL LIMITED
                     BANK OF AMERICA INTERNATIONAL LIMITED
                             ABN AMRO INCORPORATED
                   DONALDSON, LUFKIN & JENRETTE INTERNATIONAL
                             FIRST CHICAGO LIMITED
                           SCOTIA CAPITAL (USA) INC.

                  U.S. LEGAL ADVISOR TO THE INITIAL PURCHASERS

                           GARDNER, CARTON & DOUGLAS
                            QUAKER TOWER-SUITE 3400
                             321 NORTH CLARK STREET
                            CHICAGO, ILLINOIS 60610

                         TRUSTEE AND U.S. PAYING AGENT

                    UNITED STATES TRUST COMPANY OF NEW YORK
                              114 WEST 47TH STREET
                         NEW YORK, NEW YORK 10036-1532


              FISCAL AND PRINCIPAL PAYING AGENT AND EXCHANGE AGENT



                            DEUTSCHE BANK AG LONDON

                  WINCHESTER HOUSE, 1 GREAT WINCHESTER STREET
                                LONDON EC2N 2DB
                                    ENGLAND

               LUXEMBOURG PAYING AGENT, LISTING AGENT, REGISTRAR,
                    EXCHANGE AGENT AND BOOK-ENTRY DEPOSITARY

                         DEUTSCHE BANK LUXEMBOURG S.A.
                          2 BOULEVARD KONRAD ADENAUER

                               L-1115 LUXEMBOURG

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  E150,000,000

                            [TOWER AUTOMATIVE LOGO]

                             R.J. TOWER CORPORATION

                                 EXCHANGE OFFER

                    E150,000,000 9.25% SENIOR NOTES DUE 2010
                          FOR ANY AND ALL OUTSTANDING
                          9.25% SENIOR NOTES DUE 2010

                            ------------------------

                                   PROSPECTUS
                            ------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------